Exhibit 10.17

Execution Version

CREDIT AND GUARANTY AGREEMENT

dated as of January 29, 2021

among

GRAB HOLDINGS INC.,

as the Parent Borrower,

GRAB TECHNOLOGY LLC,

as the US Borrower,

the Guarantors party hereto,

the Lenders party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

WILMINGTON TRUST (LONDON) LIMITED,

as Collateral Agent

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC.,

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.

and

STANDARD CHARTERED BANK

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

-iv-

SCHEDULES

Schedule 1.1(a)	— Certain Excluded Subsidiaries
Schedule 2.1	— Term Commitments
Schedule 3.6	— Disclosed Matters
Schedule 3.10(a)	— U.S. Plans
Schedule 3.12	— Restricted Subsidiaries
Schedule 3.14	— Anti-Corruption Laws and Sanctions
Schedule 5.11	— Unrestricted Subsidiaries
Schedule 5.13	— Post-Closing Obligations
Schedule 6.1	— Existing Indebtedness
Schedule 6.2(b)	— Existing Liens
Schedule 6.5	— Existing Restrictions
Schedule 6.6	— Existing Transactions with Affiliates
Schedule 6.7	— Existing Investments
Schedule 10.3	— Travel Policies

EXHIBITS

Exhibit A-1	— Form of Assignment and Assumption
Exhibit A-2	— Form of Affiliated Lender Assignment and Assumption
Exhibit B	— Form of Borrowing Request
Exhibit C	— Form of Interest Election Request
Exhibit D	— Form of Term Loan Note
Exhibit E	— Form of Compliance Certificate
Exhibit F	— Form of Maturity Date Extension Request
Exhibit G	— Form of Counterpart Agreement
Exhibit H	— Form of Solvency Certificate
Exhibits I-1 – I-4	— Forms of Portfolio Interest Certificate
Exhibit J	— Form of Beneficial Ownership Certificate
Exhibit K	— Form of Prepayment Notice
Exhibit L	— Form of Perfection Certificate

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CREDIT AND GUARANTY AGREEMENT, dated as of January 29, 2021, among GRAB HOLDINGS INC., as the Parent Borrower, GRAB TECHNOLOGY LLC, as the US Borrower, the GUARANTORS party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and WILMINGTON TRUST (LONDON) LIMITED, as Collateral Agent.

The Borrowers (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) requested that the Term Lenders make the Initial Term Loans to the Borrowers on the Effective Date.

The proceeds of borrowings hereunder are to be used for the purposes described in Section 5.8. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Notice” has the meaning set forth in Section 2.8(e).

“Accepting Lender” has the meaning set forth in Section 2.8(e).

“Acquisition” means any transaction or series of related transactions resulting in the acquisition by Parent or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Equity Interests of, or a business line or unit or a division of, any Person.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable law.

“Additional Agreement” has the meaning set forth in Section 9.1.

“Additional Lender” means, at any time, any bank, institutional lender or other financial institution that is not an existing Lender and agrees to provide (a) all or a portion of any Incremental Term Loan in accordance with Section 2.17 or (b) all or a portion of any Refinancing Facility in accordance with Section 2.18; provided that the Administrative Agent and/or the Parent Borrower shall have consented to such Additional Lender in accordance with Section 10.4 if such consent would be required under Section 10.4 for an assignment of Term Loans to such Additional Lender.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means Parent or any of its Subsidiaries or Debt Fund Affiliates to the extent that such Person is (or is to become) a Lender pursuant to Section 10.4(f).

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A-2 or any other form approved by the Administrative Agent.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent-Related Person” has the meaning set forth in Section 10.3(d).

“Agent Parties” has the meaning set forth in Section 10.1.

“Agreement” means this Credit and Guaranty Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“All-In Yield” means as to any Indebtedness, the yield thereof, whether in the form of interest rate margins, original issue discount or upfront fees payable during the primary syndication of the subject Indebtedness, or interest rate floors; provided that, to the extent any Incremental Term Loans have an interest rate floor in excess of that of any existing Term Loans, such excess shall be equated to interest rate for purposes of determining any increase to the Applicable Rate required by Section 2.17, but only to the extent an increase in the interest rate floor in the existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Loans shall be increased to the extent of such differential between interest rate floors, but only to the extent required by Section 2.17; provided, further, that (a) original issue discount and upfront fees (which shall be deemed to constitute like amounts of original issue discount) shall be equated to interest rate assuming the shorter of the actual life to maturity of such Indebtedness and a 4-year life to maturity, (b) the All-In Yield shall not include underwriting, structuring, arrangement, commitment and similar fees payable in connection therewith that are not shared with all lenders of such Indebtedness and (c) for the purpose of determining the “All-In Yield”, any Indebtedness that is fixed rate debt shall be swapped to a floating rate on a customary matched maturity basis.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (but only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If the Alternate Base Rate as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for the purposes of calculating such rate with respect to the Term Loans.

“Ancillary Document” has the meaning set forth in Section 10.15.

“Anti-Corruption Laws” means all applicable laws, rules and regulations concerning or relating to bribery, corruption or money laundering.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Term Commitments or Term Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Term Commitments or Term Loans of all Classes hereunder; provided that if any Defaulting Lender exists at such time, the Applicable Percentage shall be calculated disregarding such Defaulting Lender’s Term Commitment.

“Applicable Rate” means, for any day, with respect to any (i) ABR Term Loan, 3.50% or (ii) Eurodollar Term Loan, 4.50%.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means JPMCB, Barclays Bank PLC, Deutsche Bank Securities Inc., The HongKong and Shanghai Banking Corporation Limited, Mizuho Bank, Ltd., MUFG Bank, Ltd. and Standard Chartered Bank in their capacity as joint lead arrangers, and any successor thereto.

“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback, exchange, transfer or other Disposition (including through an exclusive license that is treated as a sale of assets for Tax purposes) to, any Person, in one transaction or a series of transactions, of any part of Parent’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any of Parent’s Subsidiaries, other than:

(a)    inventory (or other assets, including intangible assets) sold, leased or licensed out in the ordinary course of business;

(b)    Dispositions of damaged, obsolete, unusable, surplus or worn-out property;

(c)    sales or other Dispositions of Cash Equivalents and Marketable Securities for the fair market value thereof;

(d)    Dispositions of property (including the sale of any Equity Interest owned by such Person) from (i) any Restricted Subsidiary that is not a Guarantor (other than a Vietnam Note Party) to any other Restricted Subsidiary, (ii) any Vietnam Note Party to any other Vietnam Note Party or any Loan Party, (iii) any Restricted Subsidiary to any Loan Party, (iv) any Loan Party to any other Loan Party or (v) any Loan Party to any Restricted Subsidiary constituting an Investment permitted by Section 6.7(b);

(e)    Dispositions of property in connection with casualty or condemnation events;

(f)    Dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business;

(g)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(h)    Dispositions permitted by clause (a) of Section 6.3;

(i)    Dispositions of non-core assets acquired in connection with (or owned by a Person that is acquired in connection with) an Acquisition for the fair market value thereof (as determined in good faith by Parent) to the extent such Disposition is consummated within 180 days of such Acquisition;

(j)    non-exclusive licenses (including in respect of intellectual property rights) and leases entered into in the ordinary course of business or customarily entered into by companies in the same or similar line of business conducted by the Parent and its Restricted Subsidiaries on the Effective Date;

(k)    Dispositions of any automobiles, trucks or other vehicles or any fleet thereof in the ordinary course of business; and

(l)    Dispositions of accounts receivable to any Restricted Subsidiary in an aggregate amount not to exceed $50,000,000 at any time outstanding pursuant to any Permitted Receivables Facility.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A-1 or any other form approved by the Administrative Agent.

“Authorized Agent” has the meaning set forth in Section 10.9(f).

“Available Add-On Amount” means, at any time, an aggregate principal amount equal to (a) $500,000,000 minus (b) the aggregate principal amount of outstanding commitments and loans incurred under Section 6.1(m) minus (c) the aggregate outstanding principal amount of Term Loan Add-On Debt.

“Available Incremental Amount” means, at any time, an aggregate principal amount equal to the sum of (a) $50,000,000 plus (b) an unlimited amount, so long as, after giving pro forma effect to any Incremental Facility or Incremental Equivalent Debt and the application of proceeds thereof, the Total Net Leverage Ratio does not exceed 5.00 to 1.00 on a Pro Forma Basis (in each case as of the effective date of such Incremental Facility or Incremental Equivalent Debt and giving effect to the transactions to be funded with such Incremental Facility or Incremental Equivalent Debt and assuming full utilization of such Incremental Facility or Incremental Equivalent Debt whether or not fully drawn); provided that for the purposes of calculating the Total Net Leverage Ratio in this clause (b), the cash proceeds of such Incremental Facility or Incremental Equivalent Debt shall not constitute Unrestricted Cash and to the extent the proceeds of such Incremental Facility or Incremental Equivalent Debt will be used to finance a Limited Condition Transaction, such calculation shall be subject to Section 1.7; provided, further, that any Incremental Facility or Incremental Equivalent Debt that is established shall count towards the amount under clause (a) above prior to clause (b) above.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b)

with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Bankruptcy Event” means any insolvency, bankruptcy, dissolution, liquidation, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), judicial management or similar proceeding or arrangement.

“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b) or (c).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)    the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)    the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (x) Term SOFR and (y) the related Benchmark Replacement Adjustment, as set forth in clause (a) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor for Term Loans, the Benchmark Replacement will be deemed to be the Floor for Term Loans for the purposes of calculating such rate with respect to the Term Loans.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)    for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; or

(ii)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)    for purposes of clause (c) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein;

(c)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Parent Borrower pursuant to Section 2.11(c); or

(d)    in the case of an Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, substantially in the form of Exhibit J.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent and Lender.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bloomberg Currency Website” means the website on the Internet at www.bloomberg.com/markets/currencies/fxc.html (or any successor website reasonably identified by the Administrative Agent).

“Board of Directors” means the board of directors or comparable governing body of a Borrower, Parent or a Guarantor, as the case may be, or any committee thereof duly authorized to act on its behalf.

“Borrowers” means (a) the Parent Borrower and (b) the US Borrower.

“Borrowing” means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Parent Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Business Liability” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any agreement or contract.

“Cambodia Asset Pledge Agreement” means that certain Asset Pledge Agreement, dated as of the Effective Date, executed by Grab (Cambodia) Co., Ltd. in favor of the Collateral Agent.

“Cambodia Charge over Accounts Agreement” means that certain Charge over Accounts Agreement, dated as of the Effective Date, executed by Grab (Cambodia) Co., Ltd. in favor of the Collateral Agent.

“Cambodia Security Agreements” means (a) the Cambodia Share Pledge Agreement, (b) the Cambodia Charge over Accounts Agreement and (c) the Cambodia Asset Pledge Agreement.

“Cambodia Share Pledge Agreement” means that certain Share Pledge Agreement, dated as of the Effective Date, executed by Grab Inc. and Grab (Cambodia) Co., Ltd. in favor of the Collateral Agent.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by Parent or any of its Restricted Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) or in respect of software development costs during such period computed in accordance with IFRS.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS; provided that, (i) all obligations that are or would have been treated as operating leases for purposes of IFRS prior to December 31, 2018 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with IFRS (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents and (ii) any lease (whether such lease is in existence as of December 30, 2018 or entered into thereafter) that would constitute a capital lease in conformity with IFRS as in effect on December 30, 2018 (assuming for purposes hereof that any such future leases were in existence on December 30, 2018) shall be considered capital leases (without giving effect to the adoption or effectiveness of any changes in, or changes in the application of, IFRS after December 30, 2018 with respect thereto), and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith and the effects of FASB ASC 840 and FASB ASC 842 shall be disregarded.

“Cash Equivalents” means:

(a)    Dollars, or money in other currencies received in the ordinary course of business, including all money held in current and savings accounts or held as demand deposits;

(b)    U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations maturing within 12 months from the date of acquisition;

(c)    (i) time deposits, fixed deposits, money market deposits and certificates of deposit, (ii) bankers’ acceptances, and (iii) overnight bank deposits, in each case, with any bank or trust company organized or licensed under the laws of the United States of America or any State thereof or any foreign commercial bank having a combined capital and surplus of not less than (1) $500,000,000, in the case of any bank or trust company organized or licensed under the laws of the United States of America, and (2) $100,000,000 (or the Dollar Equivalent as of the date of determination), in the case of any foreign commercial bank; provided that the maximum maturity of any such individual investment shall not exceed 12 months from the date of acquisition;

(d)    repurchase obligations with a term of not more than thirty days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)    fully collateralized repurchase agreements with a term of not more than thirty days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)    commercial paper rated at least “P-2” by Moody’s or “A-2” by S&P and maturing within 24 months after the date of acquisition;

(g)    securities with maturities of 12 months or less from the date of acquisition which (or the issuer of which) are rated at least “A” or “A-1” by S&P or “A2” or “P-1” by Moody’s;

(h)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision thereof having a rating of at least “A-3” by Moody’s or “A-” by S&P;

(i)    readily marketable direct obligations issued by any foreign government or any political subdivision thereof having a rating of at least “A-3” by Moody’s or “A-” by S&P;

(j)    money market funds at least 90% of the assets of which consist of investments of the type described in clauses (a) through (i) above;

(k)    auction rate securities issued by any domestic corporation or any domestic government instrumentality, in each case rated at least “A-1” by S&P or at least “P-1” by Moody’s and maturing within six months of the date of acquisition (or with interest rates or dividend yields that are reset at least every thirty five days); and

(l)    in the case of Parent or any Restricted Subsidiary of Parent that is not incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of Parent or such Subsidiary for cash management purposes.

“Cash Interest Expense” means, with respect to Parent and its Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind interest expense or other non-cash interest expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions, financing fees and other fees paid by, or on behalf of, Parent or any Restricted Subsidiary in connection with the incurrence of Indebtedness, and (c) the amortization of debt discounts included in Interest Expense.

“Cayman All-Asset Security Agreement (A2G)” means that certain Cayman Islands law governed all-asset security agreement, dated as of the Effective Date, executed by A2G Holdings Inc. and the Collateral Agent.

“Cayman All-Asset Security Agreement (C Holdings)” means that certain Cayman Islands law governed all-asset security agreement, dated as of the Effective Date, executed by C Holdings Inc. and the Collateral Agent.

“Cayman All-Asset Security Agreement (C1 Holdings)” means that certain Cayman Islands law governed all-asset security agreement, dated as of the Effective Date, executed by C1 Holdings Inc. and the Collateral Agent.

“Cayman All-Asset Security Agreement (D Holdings)” means that certain Cayman Islands law governed all-asset security agreement, dated as of the Effective Date, executed by D Holdings Inc. and the Collateral Agent.

“Cayman All-Asset Security Agreement (Grab)” means that certain Cayman Islands law governed all-asset security agreement, dated as of the Effective Date, executed by Grab Inc. and the Collateral Agent.

“Cayman All-Asset Security Agreement (Parent Borrower)” means that certain Cayman Islands law governed all-asset security agreement, dated as of the Effective Date, executed by the Parent Borrower and the Collateral Agent.

“Cayman All-Asset Security Agreements” means (a) the Cayman All-Asset Security Agreement (A2G), (b) the Cayman All-Asset Security Agreement (C Holdings), (c) the Cayman All-Asset Security Agreement (C1 Holdings), (d) the Cayman All-Asset Security Agreement (D Holdings), (e) the Cayman All-Asset Security Agreement (Grab) and (f) the Cayman All-Asset Security Agreement (Parent Borrower).

“Cayman AML Regulations” means the Anti-Money Laundering Regulations (2020 Revision) and The Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands (or equivalent legislation and guidance, as applicable), each as amended and revised from time to time.

“Cayman FATCA Legislation” means The Cayman Islands Tax Information Authority Act (2017 Revision) (as amended) together with regulations and guidance notes made pursuant to such law.

“Cayman Security Agreements” means (a) the Cayman Share Mortgages and (b) the Cayman All-Asset Security Agreements

“Cayman Share Mortgage (A2G)” means that certain Cayman Islands law governed equitable share mortgage in respect of shares of A2G Holdings Inc., dated as of the Effective Date, executed by the Parent Borrower and the Collateral Agent.

“Cayman Share Mortgage (C Holdings)” means that certain Cayman Islands law governed equitable share mortgage in respect of shares of C Holdings Inc., dated as of the Effective Date, executed by A2G Holdings Inc. and the Collateral Agent.

“Cayman Share Mortgage (C1 Holdings)” means that certain Cayman Islands law governed equitable share mortgage in respect of shares of C1 Holdings Inc., dated as of the Effective Date, executed by C Holdings Inc. and the Collateral Agent.

“Cayman Share Mortgage (D Holdings)” means that certain Cayman Islands law governed equitable share mortgage in respect of shares of D Holdings Inc., dated as of the Effective Date, executed by A2G Holdings Inc. and the Collateral Agent.

“Cayman Share Mortgage (Grab)” means that certain Cayman Islands law governed equitable share mortgage in respect of shares of Grab Inc., dated as of the Effective Date, executed by A2G Holdings Inc. and the Collateral Agent.

“Cayman Share Mortgages” means (a) the Cayman Share Mortgage (A2G), (b) the Cayman Share Mortgage (C Holdings), (c) the Cayman Share Mortgage (C1 Holdings) (d) the Cayman Share Mortgage (D Holdings) and (e) the Cayman Share Mortgage (Grab).

“Change in Control” means (a) prior to the occurrence of an IPO, the Permitted Holders failing to own, directly or indirectly, beneficially or of record, individually or in the aggregate, Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent (excluding, for the avoidance of doubt, any options or warrants which are not vested and exercisable), (b) after the occurrence of an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder), other than the Permitted Holders, individually or in the aggregate, of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent, (c) after the occurrence of an IPO, persons who were (i) directors of Parent on the date of consummation of such IPO, (ii) nominated by the Board of Directors of Parent or whose nomination for election by the stockholders of Parent was approved by the Board of Directors of Parent at any time before such persons actually commenced their service as directors or (iii) appointed by directors that were directors of Parent or directors nominated as provided in the preceding clause (ii), ceasing to occupy a majority of the seats (excluding vacant seats) on the Board of Directors of Parent, (d) the Parent Borrower shall cease to beneficially own, directly or indirectly, 100% of the Equity Interests issued by the US Borrower or (e) on and following the consummation of a Holdco Transaction, Holdings shall cease to beneficially own, directly or indirectly, 100% of the Equity Interests issued by the Parent Borrower and the US Borrower; provided that (x) except as provided in clause (y) of this proviso, neither the consummation of an IPO nor a Holdco Transaction shall constitute a Change in Control and (y) any Indonesian Combination Transaction shall constitute a Change in Control.

“Change in Control Payment Date” has the meaning set forth in Section 2.8(e).

“Change in Control Prepayment Offer” has the meaning set forth in Section 2.8(e).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 10.13.

“Class”, when used in reference to (a) any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans and (b) any Term Commitment, refers to whether such Term Commitment is an Initial Term Commitment, an Incremental Term Loan Commitment or any commitment to provide Refinancing Term Loans or Extended Term Loans pursuant to any Refinancing Amendment or Extension Amendment, respectively.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means, collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations and all other assets, now existing or hereafter acquired and wherever located, that may at any time be or become subject to a Lien as security for the Obligations; provided that Collateral shall not include any Excluded Property.

“Collateral and Guarantee Requirement” means, at any time, subject to the applicable limitations set forth in this Agreement and/or any other Loan Document and the time periods (and extensions thereof) set forth in Section 5.9, Section 5.10 or Section 5.13, as applicable, the requirement that:

(a)    the Administrative Agent shall have received, (i) each Security Agreement required to be delivered on the Effective Date and (ii) each document required to be delivered pursuant to any Collateral Document, Section 5.9, Section 5.10 or Section 5.13, as applicable, at the time required to be delivered, in each case, duly executed by each Loan Party that is party thereto;

(b)    the Obligations shall be unconditionally guaranteed by Parent and each direct and indirect Material Subsidiary (other than any Excluded Subsidiary or any Vietnam Note Party);

(c)    with respect to any Material Real Estate Asset, the Administrative Agent shall have received, in addition to any mortgage, deed or similar document required to be delivered pursuant to Section 5.10(b), such other customary documents as the Administrative Agent may reasonably request in connection with such mortgage, deed or similar document (including title insurance policies and flood insurance, to the extent applicable); and

(d)    the Obligations shall be secured by a valid and perfected Lien on the Collateral, subject to no prior or equal Lien except those Liens permitted to be prior or equal by Section 6.2.

The Administrative Agent may grant extensions of time, in its reasonable discretion, for the perfection of a security interest in particular assets and the delivery of opinions with respect to the granting and perfection of any such security interest.

“Collateral Agent” means Wilmington Trust (London) Limited, in its capacity as collateral agent for the Secured Parties hereunder, or any successor collateral agent.

“Collateral Documents” means the Security Agreements and all other instruments, documents and agreements delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Lenders, a Lien on any Collateral of that Loan Party as security for the Obligations.

“Communications” has the meaning set forth in Section 10.1.

“Company Financial Statements” means (a) audited consolidated financial statements of the Parent Borrower and its consolidated Subsidiaries for each of the fiscal years ended December 31, 2018 and December 31, 2019, (b) unaudited interim consolidated financial statements of the Parent Borrower and its consolidated Subsidiaries for each quarterly period ended subsequent to December 31, 2019 as to which such financial statements are available, setting forth in each case in comparative form the figures for the previous corresponding quarterly period or periods, and (c) a reasonably detailed reconciliation of the financial statements delivered pursuant to clauses (a) and (b) indicating the extent to which any figures set forth therein are not attributable to the Loan Parties.

“Competitors” has the meaning set forth in the definition of “Disqualified Lender”.

“Compliance Certificate” has the meaning set forth in Section 5.1(c)(i).

“Confidential Information Memorandum” means that certain Grab Confidential Information Memorandum, dated January 2021.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and (except with respect to clause (n) below) to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a)    depreciation and amortization expense (including amortization of software or other similar development costs);

(b)    amortization of intangibles (including goodwill) and organization costs;

(c)    interest expense;

(d)    provisions for Taxes based on income or revenue net of income Tax refunds and credits;

(e)    transition and integration costs arising from or related to mergers, acquisitions, divestitures, Dispositions, spin-offs, opening, relocation, shutdown or integration of operations, businesses or offices or significant actual or potential transactions (including a corporate merger, consolidation, acquisition of property or stock, or Joint Venture), in each case regardless whether such transactions have been consummated, such as severance payments, retention and recruiting bonuses, transition expenses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs directly associated with integration projects;

(f)    all extraordinary, unusual and/or non-recurring charges, costs, credits or items or loss, determined on a consolidated basis in accordance with IFRS;

(g)    the cumulative effect for the applicable reporting period of a change in accounting principles;

(h)    non-cash asset write-downs, including impairment of goodwill, long lived assets and intangible assets, and amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Term Loans) or as a result of a change in law or regulation;

(i)    any unrealized losses for the applicable reporting period attributable to the application of “mark-to-market” accounting in respect of Swap Agreements or in respect of foreign currency translation adjustments;

(j)    any expenses or charges related to any equity offering (including the IPO, but excluding ongoing ordinary course public company costs following the IPO), investment, acquisition, disposition, indebtedness or restricted payment, or any modification to any instrument of indebtedness, in each case regardless whether such transaction has been consummated and including the Transaction Costs;

(k)    all expenses or charges (including deferred financing costs written off and premiums paid) in connection with any early extinguishment of debt, including hedging obligations or other derivative instruments;

(l)    non-cash stock based compensation and payroll tax expense related to stock option and other equity-based compensation expenses;

(m)    restructuring costs, reorganization costs, integration costs and other related nonrecurring charges (whether or not characterized as a restructuring charge in accordance with IFRS), including (i) any reasonably documented transition or moving costs or restructuring charges and (ii) lease payments, utility payments, property taxes or other costs incurred in connection with vacant facilities until disposal of such facilities; provided that, for any trailing twelve-month period, the aggregate amount added pursuant to this clause (m) and clause (n) shall not exceed the greater of (A) $300,000,000 and (B) 30.0% of Consolidated Adjusted EBITDA for the applicable Reference Period (calculated before giving effect to such addbacks);

(n)    pro forma cost savings and synergies that are reasonably identifiable and factually supportable and realizable within eighteen months of the closing of the applicable Acquisition to which such add backs relate; provided that, for any trailing twelve-month period, the aggregate amount added pursuant to this clause (n) and clause (m) shall not exceed the greater of (A) $300,000,000 and (B) 30.0% of Consolidated Adjusted EBITDA for the applicable Reference Period (calculated before giving effect to such addbacks);

(o)    cash proceeds of business interruption insurance, in an amount not to exceed the earnings for the applicable reporting period that such proceeds are intended to replace;

(p)    cash expenses/charges to the extent fully indemnified by a third party or covered by insurance, but only to the extent (i) the applicable indemnification obligation or insurance policy remains in full force and effect, and (ii) the counterparty to such indemnification obligation or applicable insurance provider has not refused or challenged a claim in writing for such indemnification or insurance payment;

(q)    costs, expenses, settlements and charges related to, arising out of or made in connection with legal proceedings and regulatory matters; provided that, for any trailing twelve-month period, the aggregate amount added pursuant to this clause (q) shall not exceed the greater of (A) $30,000,000 and (B) 3.0% of Consolidated Adjusted EBITDA for the applicable Reference Period (calculated before giving effect to such addback);

(r)    costs, fees, charges and losses in respect of discontinued operations;

(s)    (i) adjustments relating to purchase price allocation accounting and (ii) any non-cash adjustments resulting from purchase accounting in accordance with IFRS for any acquisition (including any such non-cash adjustments and related effects in connection with any payment obligations in respect of earn-out provisions or similar obligations in any acquisition or purchase agreement);

(t)    non-cash losses on any Asset Sale; and

(u)    the amount of all other non-cash charges, losses or expenses for such period;

minus, without duplication and (in the cases of clauses (i) through (viii) below) to the extent included in calculating such Consolidated Net Income for such period:

(i)    interest income;

(ii)    any extraordinary gains for such period, determined on a consolidated basis in accordance with IFRS;

(iii)    any non-cash gains for the applicable reporting period, including with respect to write-ups of assets or goodwill, determined on a consolidated basis in accordance with IFRS;

(iv)    any gains attributable to the early extinguishment of indebtedness or obligations under any Swap Agreement, determined on a consolidated basis in accordance with IFRS;

(v)    any unrealized gains for such period attributable to the application of “mark-to-market” accounting in respect of Swap Agreements or in respect of foreign currency translation adjustments;

(vi)    any gains in respect of discontinued operations;

(vii)    non-cash gains on any Asset Sale; and

(viii)    to the extent included in the statement of such Consolidated Net Income for such period, the sum of (x) any other extraordinary income and (y) any other non-cash income other than ordinary course items that are expected to become cash (in each case other than any non-cash income attributable to revenue amortization in respect of applicable affiliates).

“Consolidated Current Assets” means, at any date of determination, the total current assets of Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with IFRS, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, with respect to Parent and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with IFRS, be classified on a consolidated balance sheet of Parent and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) current liabilities in respect of Indebtedness, (b) accruals of interest expense (other than interest expense that is due and unpaid), (c) deferred tax liabilities, (d) liabilities in respect of unpaid earnouts, (e) accruals relating to restructuring reserves, (f) liabilities in respect of funds of third parties on deposit with Parent or any of its Restricted Subsidiaries, (g) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Effective Date or (ii) bonuses, pension and other post-retirement benefit obligations, (h) accruals, if any, of Transaction Costs, (i) accruals for add-backs to Consolidated Adjusted EBITDA included in clauses (j) and (u) of the definition thereof and (j) non-cash compensation liabilities.

“Consolidated Net Income” means, for any period, the net income or loss of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in conformity with IFRS; provided that the following shall be excluded:

(a)    the income of any Person that is not a consolidated Restricted Subsidiary, except to the extent of the amount of dividends or similar distributions actually paid in, or converted into, cash or Cash Equivalents by such Person to Parent or any Restricted Subsidiary during such period;

(b)    the income of any Restricted Subsidiary of Parent to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted by the operation of the terms of the organizational documents of such Restricted Subsidiary, any agreement or other instrument binding upon such

Restricted Subsidiary or any law, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived;

(c)    the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary that is not wholly-owned by Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Restricted Subsidiary; and

(d)    charges and expenses pursuant to any management equity plan, long-term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement to the extent that (in the case of any cash charges and expenses) such charges and expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or any direct or indirect parent of the Parent Borrower.

“Consolidated Total Assets” means, at any date of determination, the total amount of assets of (a) Parent and its Restricted Subsidiaries, (b) any Restricted Subsidiary of Parent and its Restricted Subsidiaries or (c) the Loan Parties, as the context requires, as set forth on the most recent financial statements delivered pursuant to Sections 5.1(a) and (b) (or, prior to the first such delivery, the financial statements for the quarterly period ended September 30, 2020 delivered pursuant to Section 3.4(a)).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means debt securities that are convertible solely into, or exchangeable solely for, Equity Interests of Parent (other than Disqualified Equity Interests) and/or cash; provided that such debt securities (a) do not have a scheduled maturity date any earlier than the date that is 91 days after the Latest Maturity Date applicable at the time of issuance thereof (provided, that this clause (a) shall not apply to Specified Convertible Notes), (b) only require interest to be paid in kind; provided that, after an IPO, cash interest will be permitted in an amount not to exceed 5.0% per annum and (c) issued prior to an IPO shall be convertible solely into Equity Interests of Parent (other than Disqualified Equity Interests) (and not for cash) and shall not require any cash payments (other than customary tax gross-ups, indemnities and expense reimbursement) to be made thereunder to the holders thereof prior to the maturity thereof or contain any cash redemption features, except, in the case of clauses (a), (b) and (c), if as a result of a customary fundamental change or change of control event.

“Corresponding Tenor” means, as applicable, with respect to any Available Tenor, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Loan Party pursuant to Section 5.9.

“Credit Extension” has the meaning set forth in Section 4.2.

“Customary Bridge Facilities” means customary “bridge” facilities that automatically convert into or are exchanged for permanent financing that does not provide for either (a) an earlier final maturity date than the Latest Maturity Date of all Classes of Term Commitments and Term Loans then in effect or (b) a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of all Classes of Term Commitments and Term Loans then in effect.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Fund Affiliate” means any Affiliate of Parent (other than a natural Person) (a) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and (b) for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Parent or its subsidiaries has the right to make any investment decisions.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), judicial management, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning set forth in Section 2.8(g).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two Business Days of the date such Term Loans were required to be funded hereunder or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Parent Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; or (d) has failed, within three Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Parent Borrower and each Lender.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by Parent in good faith) of non-cash consideration received by Parent or any of its Restricted Subsidiaries in connection with a Disposition pursuant to Section 6.3(b) that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of Parent minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Direct Borrower Obligations” means, with respect to the Parent Borrower or the US Borrower, any Obligations of such Person in its capacity as a Borrower under this Agreement.

“Disclosed Matters” means the Proceedings and the environmental matters disclosed in Schedule 3.6.

“Disclosure Material Adverse Effect” means (a) a material adverse effect on the business, financial position or operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (b) a material impairment of the ability of the Parent Borrower to perform any of its material obligations under the Loan Documents.

“Disposition” or “Dispose” means, with respect to any property or right, any sale, lease, sale and leaseback, license, assignment, conveyance, transfer or other disposition thereof.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part, or (c) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Latest Maturity Date then in effect; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the Latest Maturity Date then in effect if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations.

“Disqualified Lender” means, collectively, (a) any Person that is a competitor or potential competitor of Parent or any of its Subsidiaries or any direct or indirect equity holder of any such competitor or potential competitor, in each case as determined in good faith by the Parent Borrower and to the extent identified by the Parent Borrower to the Administrative Agent and the Lenders (including after the Effective Date which may be delivered in a form of a list provided to the Administrative Agent) by name in writing from time to time (“Competitors”), (b) those banks, financial institutions and other Persons separately identified by name by the Parent Borrower to the Administrative Agent in writing on or before the Effective Date, (c) any Person (including an Affiliate or Approved Fund of a Lender) whose primary activity is the trading or acquisition of distressed debt to the extent identified by the Parent Borrower to the Administrative Agent and the Lenders (including after the Effective Date which may be delivered in a form of a list provided to the Administrative Agent) by name in writing from time to time; provided that, for purposes of Section 10.12, senior employees of Lenders or their Affiliates who are required, in accordance with industry regulations or the Lenders’ internal policies and procedures to act in a supervisory capacity and the Lenders’ internal legal, compliance, risk management, credit or investment committee members shall not constitute Disqualified Lenders as a result of this clause (c), and (d) any subsidiary or other Affiliate of any bank, financial institution or other Person under clauses (a) or (b), other than bona fide debt funds that would not be a Competitor or other Disqualified Lender but for this clause (d), that is clearly identifiable as a subsidiary or Affiliate of such bank, financial institution or other Person solely on the basis of the similarity of its name; provided that neither the Administrative Agent nor any Lender shall have any obligation to carry out due diligence in order to identify such affiliates. The identification of any Competitor or other Disqualified Lender after the Effective Date shall become effective three Business Days after delivery of notice by Parent to the Administrative Agent and the Lenders (including by delivering a list provided to the Administrative Agent), and shall not apply retroactively to disqualify the assignment, participation or other transfer of an interest in Term Commitments or Term Loans (including pursuant to a binding agreement to sell and assign all or a portion of any Lender’s rights and obligations under this Agreement that was entered into prior to such identification) that was effective prior to the effective date of such supplement (but such Person shall not be able to increase its Term Commitments or participations hereunder); provided that such Person shall thereafter be considered a Disqualified Lender. The Disqualified Lenders shall be identified to the Lenders by the Administrative Agent (which may be in the form of notice posted to the Platform). Disqualified Lenders shall exclude any Person that the Parent Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time.

“Dollar Equivalent” means, at any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at any time on the basis of the Spot Rate in effect on such date for the purchase of Dollars with such currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“DQ List” has the meaning set forth in Section 10.4(e)(iv).

“Early Opt-in Election” means the occurrence of:

(a)    a notification by the Administrative Agent to (or the request by the Parent Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)    the joint election by the Administrative Agent and the Parent Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters as they relate to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of Parent or any Subsidiary of Parent directly or indirectly resulting from or based upon (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with Parent or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan; (b) the termination of any Pension Plan under Section 4041 of ERISA; (c) the institution of proceedings by the PBGC under Section 4041 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (d) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Sections 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) Parent or any of its Subsidiaries or any ERISA Affiliate requesting a minimum funding waiver or failing to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA (whether or not waived); (f) a determination that any Pension Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a U.S. Plan;

(h) the complete or partial withdrawal of Parent or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan; (i) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA; (j) the filing by a Parent or any of its Subsidiaries or any ERISA Affiliate pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (k) the failure by Parent or any of its Subsidiaries or any ERISA Affiliate to make by its due date any required contribution to a Multiemployer Plan; or (l) the imposition of liability on Parent or any of its Subsidiaries or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Section 8.1.

“Excess Cash Flow” means, for any fiscal year, an amount (if any, but which amount shall not be less than zero) equal to:

(a)    the sum, without duplication, of:

(i)    Consolidated Net Income for such fiscal year;

(ii)    depreciation, depletion, amortization and other non-cash charges, expenses or losses deducted in determining such Consolidated Net Income for such fiscal year;

(iii)    the amount of non-cash expenses related to employee stock ownership plans paid and to the extent deducted in determining such Consolidated Net Income for such fiscal year; and

(iv)    the amount of non-cash expenses for Taxes paid and to the extent deducted in determining such Consolidated Net Income for such fiscal year;

minus

(b)    the sum, without duplication, of:

(i)    the amount of all non-cash gains, credits or benefits included in arriving at such Consolidated Net Income for such fiscal year;

(ii)    the sum of, in each case except to the extent financed with Excluded Sources, (1) the aggregate amount of Capital Expenditures (including capitalized software expenses) by Parent and its Restricted Subsidiaries made in cash during such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations), (2) the aggregate amount of Investments made by Parent and its Restricted Subsidiaries in cash pursuant to Sections 6.7(c), 6.7(d) and 6.7(p) during such fiscal year, (3) the aggregate amount of Restricted Payments made by Parent and its Restricted Subsidiaries in cash pursuant to Sections 6.4(a), 6.4(h) and 6.4(j) during such fiscal year, and (4) payments in cash made by Parent and its Restricted Subsidiaries during such fiscal year with respect to any noncash charges added back pursuant to clause (a)(ii) above in computing Excess Cash Flow for any prior fiscal year;

(iii)    the aggregate principal amount of long-term Indebtedness repaid or prepaid in cash by Parent and its Restricted Subsidiaries during such fiscal year (together with any related premium, make-whole or penalty payments paid in cash), excluding (1) revolving extensions of credit (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments), (2) optional prepayments of Term Loans pursuant to Section 2.7(a) and (3) repayments or prepayments of long-term Indebtedness to the extent financed from Excluded Sources; and

(iv)    Cash Interest Expense paid by Parent and its Restricted Subsidiaries to the extent not deducted in arriving at such Consolidated Net Income for such fiscal year.

“Excess Cash Flow Period” means (a) the period from and including the Effective Date through and including December 31, 2021 and (b) each full fiscal year of Parent thereafter.

“Excluded Account” means a deposit account or securities account (a) that is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (b) that is used for paying taxes, including sales taxes, (c) that is used as a withholding or an escrow account or as a fiduciary or trust account, (d) that is a zero balance deposit account, (e) with an average monthly balance of less than $3,000,000 (provided that the aggregate average monthly balance of all deposit accounts and securities accounts that are Excluded Accounts pursuant to this clause (e) shall not exceed, at any time, $25,000,000 minus the aggregate average monthly balance of all deposit accounts and securities accounts that are “Excluded Accounts” pursuant to clause (e) of the definition thereof in the Vietnam Intercompany Note at such time), (f) that is a deposit account which is established in the ordinary course and maintained solely for the purpose of serving as a cash collateral account in favor of any third party that provides credit card programs or other cash management and operating account arrangements for the Loan Parties (provided that the aggregate balance of all such deposit accounts that are Excluded Accounts pursuant to this clause (f) shall not exceed, at any time, $75,000,000 minus the aggregate balance of all deposit accounts that are “Excluded Accounts” pursuant to clause (f) of the definition thereof in the Vietnam Intercompany Note at such time) or (g) that is established, maintained and used solely to secure trade letters of credit to the extent permitted under this Agreement.

“Excluded Property” means (i) any Real Estate Asset that is not a Material Real Estate Asset, (ii) all leasehold interests, (iii) motor vehicles held for leasing pledged to other lenders under credit facilities or other financial arrangements (collectively, “Motor Vehicle Indebtedness”), (iv) any assets subject to certificates of title, (v) letter of credit rights, (vi)

commercial tort claims, (vii) pledges and security interests (A) prohibited by contract, lease, license, permit or agreement (to the extent any such contract, lease, license, permit or agreement is in existence on, or entered into after, the Effective Date or is in existence on the date of acquisition of the relevant Subsidiary party thereto after the Effective Date, other than as a result of provisions entered into or created at the time of such entry or acquisition after the Effective Date primarily to cause the applicable assets to be excluded from the Collateral pursuant to this clause (vii)) or that would invalidate any such contract, lease, license, permit or agreement or create a right of termination in favor of any other party thereto (other than Parent or any Subsidiary thereof) or otherwise require consent thereunder (unless such consent has been obtained; it being understood that there shall be no obligation to obtain such consent), in each case, to the extent not overridden by the Uniform Commercial Code or other applicable law, or (B) prohibited by applicable law (including any requirement to obtain the consent of any Governmental Authority, unless such consent has been obtained; it being understood that there shall be no obligation to obtain such consent), (viii) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) those assets or Equity Interests as to which the Administrative Agent and Parent determine in good faith that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the practical benefit to the Secured Parties of the security to be afforded thereby, (x) Margin Stock, (xi) any Excluded Account and the funds or other property held in or maintained in any such Excluded Account, (xii) Equity Interests issued by any Person (other than wholly owned Restricted Subsidiaries) to the extent not permitted by the terms of such Person’s organizational or joint venture documents and to the extent similar restrictions apply to all holders of such Equity Interests, (xiii) any plant or equipment or other property subject to a purchase money security agreement, capital lease or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such purchase money security agreement, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than Parent or any Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (xiv) any assets of any Loan Party that if pledged to secure the Obligations, would cause the invalidation, impairment, lapse, forfeiture, invalidity, dedication to the public or abandonment of such assets under applicable law, (xv) Equity Interests issued by and assets owned directly by GFG, any Unrestricted Subsidiary, Captive Insurance Subsidiary or Immaterial Subsidiary, (xvi) any governmental licenses or state or local franchises, charters and authorizations to the extent the granting of security interests therein are prohibited or restricted thereby and (xvii) any promissory note from a letter of credit issuing bank pledged, in lieu of cash collateral, as collateral to secure Parent’s or any Restricted Subsidiary’s reimbursement obligations under any trade letter of credit.

“Excluded Sources” means proceeds of any incurrence or issuance of long-term Indebtedness (other than any revolving Indebtedness).

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by law, regulation or any existing contractual obligation from guaranteeing the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guaranty unless such consent, approval, license or authorization has been received, it being understood that there shall be no obligation to obtain such consent, approval, license or authorization (provided that (i) with respect to any Subsidiary existing on the Effective Date, any such contractual obligation containing such a prohibition was in existence on the Effective Date and (ii) with respect to any Subsidiaries acquired or created after the Effective Date, such prohibition is not the result of a contractual obligation that arose primarily to cause such Subsidiary to constitute an Excluded Subsidiary pursuant to this clause (a)); (b) any Unrestricted Subsidiary; (c) any Immaterial Subsidiary; (d) any Subsidiary that is not engaged in Parent’s transport (other than rentals), food or delivery business, unless otherwise agreed in writing by Parent, which, as of the Effective Date, are listed on Schedule 1.1(a); (e) any Subsidiary that is a captive insurance company (each, a “Captive Insurance Subsidiary”); (f) any Subsidiary that is organized as a not-for-profit entity; (g) A Holdings Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its Subsidiaries (which shall be restructured to AA Holdings Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its Subsidiaries) (collectively, “GFG”); (h) any Subsidiary that is not wholly-owned, directly or indirectly, by Parent to the extent the Equity Interests in such Subsidiary held by Persons other than Parent or any of its Affiliates are not due to requirements of applicable law (provided that upon written notice by the Parent Borrower to the Administrative Agent, this clause (h) shall not apply to any Restricted Subsidiary designated by Parent Borrower in such written notice); (i) any Receivables Subsidiary; and (j) any other Subsidiary that Parent and the Administrative Agent reasonably determine the cost and/or burden of obtaining a guarantee of the Obligations from such Subsidiary outweigh the benefit to the Lenders.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes imposed on (or measured by) its net income or gross profit, franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction (or any political subdivision thereof) imposing such Tax or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Commitment (other than the acquisition of such interests on the Effective Date or pursuant to an assignment request by a Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) withholding Taxes imposed under FATCA, and (d) any Taxes attributable to such recipient’s failure to comply with Section 2.14(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Term Loan Tranche” has the meaning set forth in Section 2.19(a).

“Extended Term Loans” has the meaning set forth in Section 2.19(a).

“Extending Term Lender” has the meaning set forth in Section 2.19(b).

“Extension” means the establishment of a Term Loan Extension Series by amending a Term Loan pursuant to Section 2.19 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.19(c).

“Extension Election” has the meaning set forth in Section 2.19(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement (including the Cayman FATCA Legislation).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.

“Fee Letters” means (a) that certain Amended and Restated Facility Fee Letter, dated January 4, 2021, between the Arrangers and the Parent Borrower, (b) that certain Agency Fee Letter, dated December 6, 2020, between JPMCB and the Parent Borrower, (c) that certain Collateral Agency Fee Letter, dated as of the Effective Date, between the Collateral Agent and the Parent Borrower and (d) any other fee letter in connection with this Agreement, dated on or prior to the Effective Date, between any Arranger and the Parent Borrower, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Financial Officer” means the chief financial officer, chief accounting officer, head of finance, vice president of finance or corporate controller of the Parent Borrower or Parent, as the case may be.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate applicable to the Term Loans.

“Foreign Currency Event” has the meaning set forth in Section 1.9(b).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Gojek” has the meaning set forth in the definition of “Indonesian Combination Transaction”.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any Acquisition or Disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligation” has the meaning set forth in Section 7.1.

“Guarantor” means each Person that shall have become a party hereto as a “Guarantor” and shall have provided a Guaranty of the Obligations by executing and delivering to the Administrative Agent a signature page hereto or a Counterpart Agreement; provided that (a) for purposes of Article VII, the term “Guarantors” shall also include each Borrower (except with respect to its Direct Borrower Obligations), and (b) on and after the consummation of a Holdco Transaction, the term “Guarantor” shall also include Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdco Transaction” means a transaction (or series of transactions) in preparation for, or in connection with, an IPO, which will, among other things, cause 100% of the Equity Interests in the Parent Borrower to be held by a newly-formed entity (“Holdings”); provided that (a) the owners of 100% of the Equity Interests in Holdings immediately after giving effect to such transaction (and the amount of such Equity Interests owned by each such Person) are identical to the owners of 100% of the Equity Interests in the Parent Borrower immediately prior to giving effect to such transaction (and the amount of such Equity Interests owned by each such Person); provided that, such Equity Interests of such owners may be held in different classes or series of Equity Interests of Holdings (with different voting and other governance rights and different liquidation preferences, dividend rights and other economic rights), (b) Holdings shall have entered into Collateral Documents, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which Holdings shall pledge its interest in the Collateral, including the Equity Interests in the Parent Borrower, to the Collateral Agent for the benefit of the Secured Parties, and (c) Holdings shall have executed and delivered to the Administrative Agent a Counterpart Agreement and shall have provided such other documentation as would be required in connection with a joinder of a Guarantor pursuant to Section 5.9.

“Holdings” has the meaning set forth in the defined term Holdco Transaction.

“IBA” has the meaning set forth in Section 1.6.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, at any time of determination, each Restricted Subsidiary of Parent (other than a Borrower) (a) whose Consolidated Total Assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were less than 5% of the Consolidated Total Assets of Parent and its Restricted Subsidiaries at such date and (b) whose consolidated gross revenues for the most recent period of four fiscal quarters in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were less than 5% of the consolidated gross revenues of Parent and its Restricted Subsidiaries for such period, in each case determined in accordance with IFRS; provided that if, as of the most recent date or period referred to in clause (a) or (b) above, the combined Consolidated Total Assets or the combined consolidated gross revenues of all Restricted Subsidiaries that would constitute Immaterial Subsidiaries in accordance with clauses (a) and (b) above shall have exceeded 20% of the Consolidated Total Assets of Parent and its Restricted Subsidiaries at such date or 20% of consolidated gross revenues of Parent and its Restricted Subsidiaries for such period, then one or more of such Restricted Subsidiaries that would otherwise be an Immaterial Subsidiary shall for all purposes of this Agreement automatically be deemed to not be an Immaterial Subsidiary in descending order based on the amounts of their Consolidated Total Assets or consolidated gross revenues, as the case may be, until such excess shall have been eliminated.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate”.

“Incremental Amendment” has the meaning set forth in Section 2.17(c).

“Incremental Equivalent Debt” has the meaning set forth in Section 2.17(d).

“Incremental Term Loan Commitments” has the meaning set forth in Section 2.17(a).

“Incremental Term Loans” has the meaning set forth in Section 2.17(a).

“Incremental Term Lender” has the meaning set forth in Section 2.17(a).

“Incremental Facilities” means each Incremental Term Loan Commitment and Incremental Term Loan.

“Incremental Term Loan Maturity Date” means, with respect to any Incremental Term Loans to be made pursuant to any Incremental Amendment, the maturity date specified in such Incremental Amendment.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) accounts payable incurred in the ordinary course of business, (ii) purchase price adjustments, earnouts, holdbacks and other similar deferred consideration payable in connection with Acquisitions and (iii) deferred or equity compensation arrangements payable to directors, officers, employees, advisors, consultants or other providers of services), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person under any Swap Agreement, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes hereof, the Indebtedness of Parent and its Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax and accounting operations and intercompany loans, advances or Indebtedness. “Indebtedness” shall not include the obligations or liabilities of any Person to pay rent or other amounts with respect to any lease of office space (or other arrangement conveying the right to use office space), which obligations (i) would be required to be classified and accounted for as an operating lease under IFRS as existing prior to December 31, 2018 or (ii) would be required to be classified and accounted for as a Capital Lease Obligation at any time due to build-to-suit accounting rules, “failed” sale and leaseback accounting rules, other lease classification rules or other similar rules so long as such obligations are not entered into for a financing purpose, are unsecured (other than the provision of any letters of credit required to support such obligations), and do not otherwise constitute “Indebtedness” pursuant to clauses (a), (b), (c) or (d) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, the Letter Agreement or any Fee Letter and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.3(c).

“Indonesia Loan Parties” means (a) PT Grab Teknologi Indonesia, (b) PT Solusi Pengiriman Indonesia, (c) PT Grab Platform Indonesia, (d) PT Grab Teknologi Pariwara Indonesia, (e) PT Solusi Kuliner Indonesia and (f) any other Loan Party organized under the laws of Indonesia.

“Indonesia Security Agreements” means (a) each Pledge of Shares executed by an Indonesia Loan Party and each holder of Equity Interests subject to pledge under such Pledge of Shares, (b) each Conditional Pledge over Account Agreement executed by an Indonesia Loan Party, (c) each Fiducia Deed over Movable Assets executed by an Indonesia Loan Party and (d) Fiducia Deed over Receivables executed by an Indonesia Loan Party.

“Indonesian Combination Transaction” means (a) any transaction or series of related transactions by Parent or any of its subsidiaries resulting in the acquisition, whether by purchase, merger, consolidation, combination or otherwise, of all or substantially all of the Equity Interests (other than any free float required or recommended by applicable law or stock exchange regulation following a public listing) or all or substantially all of the assets of both PT Aplikasi Karya Anak Bangsa (doing business as Gojek) (together with its Affiliates, “Gojek”) and PT Tokopedia (together with its Affiliates, “Tokopedia”) (or any entity formed through the merger, consolidation or other combination of such Persons) (together with Gojek and Tokopedia, collectively, the “Indonesian Parties”), (b) any other form of merger, consolidation, amalgamation or other combination of Parent or any of its subsidiaries with the Indonesian Parties, including the issuance of Equity Interests of Parent or any of its subsidiaries to the existing shareholders of the Indonesian Parties in connection with such transaction or (c) any transaction similar to any of the foregoing between Parent or any of its subsidiaries and the Indonesian Parties (including any such transaction by or with a publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof that, after giving effect to such transaction between Parent or any of its subsidiaries and the Indonesian Parties, results in the Equity Interests of Parent, any of its subsidiaries or any parent thereof (or its successor by merger or combination) being (i)

exchanged for Equity Interests of such publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof or (ii) otherwise listed for trading on, or such parent being wholly-owned by another entity whose Equity Interests are listed for trading on, a bona fide nationally-recognized or internationally-recognized securities exchange), it being understood and agreed that an Indonesian Combination Transaction will not constitute an IPO for purposes of Section 2.7(b).

“Indonesian Parties” has the meaning set forth in the definition of “Indonesian Combination Transaction”.

“Information” means all information received from Parent, or from any of its Affiliates, representatives or advisors on behalf of Parent, relating to Parent or its business (including the DQ List), other than (a) any such information that is already known, or was lawfully disclosed without similar restriction prior to receipt thereof, to any Agent or any Lender prior to its receipt from Parent, or from any of its Affiliates, representatives or advisors on behalf of Parent and (b) publicly-available information provided to market data collectors, such as league tables or other service providers to the lending industry, regarding the Effective Date, size, type, purpose of, and parties to, this Agreement, provided that such information has become publicly available other than by reason of the breach of this Agreement or any other confidentiality obligations owing to Parent by any Agent, any Lender or any of their respective affiliates (to the extent such obligation is binding on the applicable Agent, Lender or affiliate).

“Initial Term Loan” has the meaning set forth in Section 2.1.

“Intellectual Property” means, collectively, all rights, priorities and privileges in intellectual property (including copyrights, patents, trademarks, trade secrets, and proprietary rights in software and databases not otherwise included in the foregoing), and the right to sue at law or in equity or otherwise recover for any past, present or future infringement, dilution, misappropriation, breaches or other violation or impairment thereof, including the right to receive all proceeds therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Interest Election Request” has the meaning set forth in Section 2.5(b).

“Interest Expense” means, with respect to any Person for any period, the sum of (a) gross interest expense of such Person and its subsidiaries for such period on a consolidated basis whether paid or accrued, including (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such Person.

“Interest Payment Date” means (a) with respect to any ABR Term Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter, as the Parent Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be prima facie evidence, absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which the Screen Rate is available that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period for which the Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time; provided that (i) the Screen Rate referenced in clauses (a) and (b) above shall be determined without regard to the proviso set forth in the definition of “Screen Rate” and (ii) if any Interpolated Rate would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of calculating such rate with respect to the Term Loans.

“Investment” means (a) any loan, advance (other than advances to employees or other providers of services for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee, assumption of debt or otherwise) or capital contributions by Parent or any of its Restricted Subsidiaries to any other Person and (b) any purchase, acquisition or holding by Parent or any of its Restricted Subsidiaries of any Equity Interests in or Indebtedness or other securities (including any Acquisitions and any option, warrant or other right to acquire any of the foregoing) of any other Person.

“IPO” means (a) the sale on a bona fide nationally-recognized or internationally-recognized securities exchange of Equity Interests of Parent, (b) the listing for trading of Equity Interests of Parent on a bona fide nationally-recognized or internationally-recognized securities exchange or (c) the acquisition, purchase, merger or combination of Parent or any parent thereof, by or with, a publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof that results in the Equity Interests of Parent or any parent thereof (or its successor by merger or combination) being (i) exchanged for Equity Interests of such publicly traded special acquisition company or targeted acquisition company or any entity similar to the foregoing or any subsidiary thereof or (ii) otherwise listed for trading on, or such parent being wholly-owned by another entity whose Equity Interests are listed for trading on, a bona fide nationally-recognized or internationally-recognized securities exchange, in the case of each of clauses (a) and (b) above, whether in the form of a primary issuance, secondary sale or a combination thereof.

“IRS” means the U.S. Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joint Bookrunner” means JPMCB, Barclays Bank PLC, Deutsche Bank Securities Inc., The HongKong and Shanghai Banking Corporation Limited, Mizuho Bank, Ltd., MUFG Bank, Ltd. and Standard Chartered Bank in their capacity as joint bookrunners, and any successor thereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Junior Refinancing Indebtedness” has the meaning set forth in Section 2.18(a)(ii).

“Latest Maturity Date” means, at any date of determination, the latest maturity or termination date applicable to any Term Loan or Term Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time, including the Latest Term Loan Maturity Date.

“Latest Term Loan Maturity Date” means, at any date of determination, the latest maturity date applicable to any then-outstanding Term Loan, Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, in each case as extended in accordance with this Agreement from time to time, and including the Term Loan Maturity Date and the Incremental Term Loan Maturity Date.

“law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“LCT Test Date” has the meaning set forth in Section 1.7(a).

“Lender-Related Person” has the meaning set forth in Section 10.3(b).

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto as an Additional Lender or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter Agreement” means that certain Engagement Letter, dated December 6, 2020, between JPMCB and the Parent Borrower, as amended, restated, supplemented (through joinders or otherwise) or otherwise modified from time to time (including by any joinder agreement).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the applicable Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means any Acquisition or other Investment permitted under Section 6.7 by Parent or one or more of its Restricted Subsidiaries (a) the consummation of which is not conditioned on (i) the availability of, or on obtaining, third-party financing or (ii) any redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment and (b) which is designated as a “Limited Condition Transaction” by Parent in writing to the Administrative Agent on or prior to the date of the consummation of such Limited Condition Transaction.

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Term Loan Notes (if any), any Counterpart Agreement, the Collateral Documents, the Fee Letters and any other agreement entered into in connection herewith by Parent or any other Loan Party with or in favor of the Administrative Agent, the Collateral Agent or the Lenders and designated by the terms thereof as a “Loan Document”.

“Loan Parties” means the Parent Borrower, the US Borrower and the other Guarantors (including, on and after the consummation of a Holdco Transaction, Holdings).

“Make-Whole Premium” means, with respect to the principal amount of any Initial Term Loans on the date of any applicable prepayment, an amount equal to the sum of (a) 1.0% of such principal amount plus (b) the present value as of such date of all interest that would have accrued on such principal amount from such date through the second anniversary of the Effective Date at a rate per annum equal to (i) the Adjusted LIBO Rate (assuming an Interest Period of three months), plus (ii) the Applicable Rate applicable to Initial Term Loans that are Eurodollar Term Loans, computed using a discount rate equal to the Treasury Rate as of such date plus 50 basis points.

“Malaysia Security Agreements” means that certain (a) Debenture, dated as of the Effective Date, executed by GrabCar Sdn. Bhd., (b) Debenture, dated as of the Effective Date, executed by MyTeksi Sdn. Bhd., (c) Share Charge, dated as of the Effective Date, executed by Grab Inc. over shares in GrabCar Sdn. Bhd. and (d) Share Charge, dated as of the Effective Date, executed by Grab Inc. over shares in MyTeksi Sdn. Bhd.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Federal Reserve Board as in effect from time to time.

“Marketable Securities” means, without duplication of any of the items described in the definition of Cash Equivalents, investments permitted pursuant to any applicable Loan Party’s investment policy as approved by the Board of Directors (or committee thereof) of such Loan Party from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of Parent and its Restricted Subsidiaries taken as a whole, (b) the rights and remedies of the Lenders or the Administrative Agent under this Agreement or of any Agent, any Lender or any other Secured Party under the Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Contract” means each contract or agreement to which Parent or any of its Restricted Subsidiaries is a party or by which such Person is bound that:

(i)    involves obligations (contingent or otherwise), payments or revenues in excess of $10,000,000 in the last twelve (12) months prior to the Effective Date or expected obligations (contingent or otherwise), payments or revenues in excess of $10,000,000 in the next twelve (12) months after the Effective Date;

(ii)    is with a Related Party (other than those employment agreements, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the ordinary course of business with employees or technical consultants) with an amount of over $1,000,000;

(iii)    involves (A) Indebtedness for borrowed money or (B) an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Business Liabilities, deed of trust, or the grant of a Lien (with an amount higher than $4,000,000);

(iv)    involves the lease, license, sale, use, disposition or acquisition of a business involving payments or revenues in excess of $10,000,000;

(v)    involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration with an amount higher than $10,000,000;

(vi)    involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any personal property (except for personal property leases in the ordinary course of business and involving payments of less than $10,000,000 in the last twelve (12) months prior to the Effective Date or expected payments of less than $10,000,000 in the next twelve (12) months after the Effective Date);

(vii)    involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing contracts or agreement), or any investment in, loan to or acquisition or sale of the securities, Equity Interests or assets of any person, involving payments of an amount higher than $10,000,000; or

(viii)    is with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $10,000,000.

“Material Indebtedness” means any Indebtedness for borrowed money and any other Indebtedness constituting Total Funded Debt (other than any Indebtedness under the Loan Documents) of any one or more of Parent and its Restricted Subsidiaries in a principal amount exceeding $100,000,000.

“Material Real Estate Asset” means any Real Estate Asset with a fair market value in excess of $10,000,000.

“Material Subsidiary” means, at any time of determination, each Restricted Subsidiary of Parent that is not an Immaterial Subsidiary.

“Material Swap Obligations” means any obligations of Parent or its Restricted Subsidiaries in respect of one or more Swap Agreements entered into in connection with the issuance of Convertible Notes constituting a call spread overlay or similar arrangement in a principal amount exceeding $100,000,000. For purposes of determining Material Swap Obligations, the “principal amount” of the obligations of Parent or any Restricted Subsidiary of Parent in respect of any such Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning set forth in Section 10.13.

“MFN Provisions” has the meaning set forth in Section 2.17(a)(ix).

“Minimum Cash Amount” means $500,000,000.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Motor Vehicle Indebtedness” has the meaning set forth in the definition of “Excluded Property”.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) of ERISA to which Parent or any of its Subsidiaries or any ERISA Affiliates has, or within the prior six (6) years had, an obligation to contribute.

“Myanmar Deed of Hypothecation” means that certain Deed of Hypothecation, dated as of the Effective Date, executed by Grab (Myanmar) Limited in favor of the Collateral Agent.

“Myanmar Security Agreements” means (a) the Myanmar Share Pledge and Mortgage Deed and (b) the Myanmar Deed of Hypothecation.

“Myanmar Share Pledge and Mortgage Deed” means that certain Share Pledge and Mortgage Deed, dated as of the Effective Date, executed by Grab Inc. and Grab (Myanmar), Limited in favor of the Collateral Agent.

“Narrative Report” means, with respect to the financial statements in respect of which it is delivered, a customary management discussion and analysis describing the operations of the Parent Borrower and its Restricted Subsidiaries for the relevant fiscal quarter (including the last fiscal quarter of the relevant fiscal year) and for the period from the beginning of the then-current fiscal year to the end of the period to which the relevant financial statements relate.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received and (ii) in the case of a Recovery Event, insurance proceeds and condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees, commissions, underwriting discounts and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other Disposition of an asset, the amount of all payments required to be made as a result of such event to repay Indebtedness (other than any Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer of Parent); provided that on the date on which such reserve is no longer required to be maintained, the remaining amount of such reserve shall then be deemed to be Net Cash Proceeds.

“Non-Affiliate Lenders” has the meaning set forth in Section 10.4(i).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” means any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States of America by Parent or one or more Subsidiaries of Parent, primarily for the benefit of employees of Parent or such Subsidiaries or any Loan Party residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day).

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all amounts owing by any Loan Party to any Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document (including all interest which accrues after the commencement of any Bankruptcy Event, whether or not allowed or allowable).

“Obligee Guarantor” has the meaning set forth in Section 7.6.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other excise, property, intangible, recording, filing or similar Taxes, in each case, which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such Taxes imposed with respect to an assignment that occurs as a result of the Parent Borrower’s request pursuant to Section 2.16(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if the Overnight Bank Funding Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Owned Intellectual Property” has the meaning set forth in Section 3.5(c).

“Parent” means, prior to the consummation of a Holdco Transaction, the Parent Borrower, and as of and following the consummation of a Holdco Transaction, Holdings.

“Parent Borrower” means Grab Holdings Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Participant” has the meaning set forth in Section 10.4(c)(i).

“Participant Register” has the meaning assigned to such term in Section 10.4(c)(iii).

“PBGC” means the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor entity performing similar functions.

“Pension Plan” means any U.S. Plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit L attached hereto or otherwise in form reasonably satisfactory to the Administrative Agent and the Collateral Agent that provides information with respect to the Collateral of each Loan Party and the “Collateral” (as defined in the Vietnam Intercompany Note) of each Vietnam Note Party.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes, assessments or governmental charges or levies that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves (including costs required to contest such Taxes, assessments or governmental charges or levies) are being maintained;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;

(c)    Liens incurred or pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any Restricted Subsidiary of Parent or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d)    Liens incurred or pledges and deposits to secure the performance of bids, trade and commercial contracts (other than for the payment of Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practice;

(e)    Liens securing, or otherwise arising from, judgments and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f)    Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;

(g)    restrictive covenants, easements, imperfections of title, zoning restrictions, rights-of-way, entitlements, conservation restrictions and other land use restrictions, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations, and do not materially detract from the value of the affected property or interfere with the conduct of business of Parent or any Subsidiary of Parent;

(h)    rights of recapture of unused real property (other than any Real Estate Asset constituting Collateral) in favor of the seller of such property set forth in customary purchase or lease agreements and related arrangements;

(i)    rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(j)    Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens would not reasonably be expected to have a Material Adverse Effect;

(k)    Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Parent Borrower and any other Restricted Subsidiaries;

(l)    servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of Parent or any of its Subsidiaries, in each case that do not secure any obligations for borrowed money and do not materially detract from the value of the affected property or interfere with the conduct of business of Parent or any Subsidiary of Parent;

(m)    Liens on any Collateral securing any obligation in favor of a Governmental Authority, which Lien ranks or is capable of ranking prior to or pari passu with the Liens created by the Collateral Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, workers compensation, governmental royalties or pension fund obligations; and

(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Permitted Holders” means (a) any holder of the Equity Interests in the Parent Borrower and as disclosed in writing to the Administrative Agent as of the Effective Date (the “Existing Permitted Holders”), (b) any Affiliate of any such Person, (c) any trust or partnership created solely for the benefit of any natural person that is an Existing Permitted Holder and/or members of the family of any natural person that is an Existing Permitted Holder and (d) any Person where the voting of shares of capital stock of Parent is Controlled by any of the foregoing.

“Permitted Receivables Facility” means any program for the transfer by the Parent Borrower or any of its Restricted Subsidiaries to any buyer, purchaser or lender of interests in accounts receivable and the related financing; provided that any such transfer by the Parent Borrower or any of its Restricted Subsidiaries that is not a Receivables Subsidiary shall only be to a Receivables Subsidiary.

“Person” means any natural person, corporation, exempted company incorporated with limited liability, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Philippines Security Agreement” means that certain Omnibus Security Agreement, dated as of the Effective Date, executed by the Philippines Loan Parties, Grab Inc., Grab Taxi Holdings Pte Ltd. and the Collateral Agent.

“Philippines Loan Parties” means GrabExpress Inc., MyTaxi.Ph, Inc. (doing business under the name and style of GrabTaxi), Grab PH Holdings Inc. and any other Loan Party organized under the laws of the Philippines.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning set forth in Section 10.1.

“Portfolio Interest Certificate” has the meaning set forth in Section 2.14(e)(ii)(2)(C).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to the calculation of the Total Net Leverage Ratio or Consolidated Adjusted EBITDA (including component definitions thereof) as of any date, that:

(a)    in the case of (i) any Disposition of all or substantially all of the Equity Interests of any Restricted Subsidiary or any division and/or product line of Parent or any Restricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made and (ii) any Investment described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made;

(b)    any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made;

(c)    any Indebtedness incurred by Parent or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Reference Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of Parent to be the rate of interest implicit in such obligation in accordance with IFRS and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by Parent; and

(d)    subject to clause (a) above, the acquisition of any asset (including any Equity Interests) and/or any cash or Cash Equivalents, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into Parent or any of its subsidiaries, or the Disposition of any asset described in the definition of “Subject Transaction”, shall be deemed to have occurred as of the last day of the applicable Reference Period with respect to any test or covenant for which such calculation is being made.

“Pro Rata Share” means, with respect to any Term Lender, the percentage obtained by dividing (i) the outstanding Term Loans of that Lender by (ii) the aggregate outstanding Term Loans of all Lenders.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Projections” has the meaning set forth in Section 3.11.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Put Assignee” has the meaning set forth in Section 2.8(e).

“Put Assignment” has the meaning set forth in Section 2.8(e).

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Real Estate Asset” means, at any time of determination, any interest (fee or otherwise, but excluding any leasehold interest) in real property then owned by any Loan Party.

“Receivables Subsidiary” means any special purpose entity established as a “bankruptcy remote” Subsidiary of the Parent Borrower for the purpose of acquiring accounts receivable under any Permitted Receivables Facility, which shall engage in no operations or activities other than those related to such Permitted Receivables Facility.

“Recipient” means the Administrative Agent, the Collateral Agent and any Lender, or any combination thereof (as the context requires).

“Reference Time” means, with respect to any setting of the then-current Benchmark, (a) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (excluding the proceeds of business interruption insurance) or any condemnation proceeding relating to any asset of Parent or its Restricted Subsidiaries.

“Reference Date” means December 31, 2019.

“Reference Period” means any period of four consecutive fiscal quarters of Parent for which financial statements have been or are required to have been delivered.

“Refinancing Amendment” has the meaning set forth in Section 2.18(c).

“Refinancing Equivalent Debt” has the meaning set forth in Section 2.18(a).

“Refinancing Term Facility” has the meaning set forth in Section 2.18(a).

“Refinancing Term Facility Lender” has the meaning set forth in Section 2.18(b).

“Refinancing Term Loan” means any Term Loan made pursuant to a Refinancing Term Facility.

“Register” has the meaning set forth in Section 10.4(b)(iv).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Parent or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which Parent has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of Parent stating that no Event of Default has occurred and is continuing and that Parent (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event (a) to restore, rebuild, repair, construct, improve, replace, refurbish, remodel, refresh, renovate or otherwise acquire assets (other than inventory) useful in its business (including through the making of Capital Expenditures) or (b) for operating expenditures of the Loan Parties.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace, refurbish, remodel, refresh, renovate or otherwise acquire assets (other than inventory) useful in Parent’s business (including through the making of Capital Expenditures) or for operating expenditures of the Loan Parties.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring (i) 12 months after the receipt by Parent or its Restricted Subsidiary of Net Cash Proceeds relating to such Reinvestment Event or (ii) if Parent or any Restricted Subsidiary enters into a binding commitment to reinvest the Net Cash Proceeds relating to such Reinvestment Event within 12 months following receipt thereof, 180 days after the date of such binding commitment, and (b) the date on which Parent shall have determined not to, or shall have otherwise ceased to, restore, rebuild, repair, construct, improve, replace, refurbish, remodel, refresh, renovate or otherwise acquire assets (other than inventory) useful in its business (including through the making of Capital Expenditures) or for operating expenditures of the Loan Parties with all or any portion of the relevant Reinvestment Deferred Amount.

“Rejection Notice” has the meaning set forth in Section 2.8(g).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Required Excess Cash Flow Percentage” means, as of any date of determination in the event there shall be positive Excess Cash Flow for the applicable fiscal year, (a) if the Total Net Leverage Ratio is greater than 4.00 to 1.00, 50%, (b) if the Total Net Leverage Ratio is less than or equal to 4.00 to 1.00 and greater than 3.00 to 1.00, 25% and (c) if the Total Net Leverage Ratio is less than or equal to 3.00 to 1.00, 0%; provided that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.8(d) for any Excess Cash Flow Period, the Total Net Leverage Ratio shall be determined as of the last day of the fiscal year for which such prepayment is required to be made.

“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of Parent and its Restricted Subsidiaries, as conducted as of the Effective Date, in accordance with applicable law.

“Required Lenders” means, at any time, two or more non-affiliated Lenders having outstanding Term Loans and unused Term Commitments representing more than 50% of the sum of the total outstanding Term Loans and unused Term Commitments at such time; provided that, if at any time only one Lender exists, “Required Lenders” shall mean such Lender. The “Required Lenders” of a particular Class of Term Loans means Lenders having outstanding Term Loans and/or unused Term Commitments of such Class, as applicable, representing more than 50% of the total outstanding Term Loans and/or unused Term Commitments of such Class, as applicable, at such time. The outstanding Term Loans and unused Term Commitments of any Defaulting Lender and any Affiliated Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the directors of the Board of Directors, the President, Chief Executive Officer, Vice President or Financial Officer of the applicable Loan Party or Vietnam Note Party, or any other officer or authorized signatory of the applicable Loan Party or Vietnam Note Party designated by such Person in writing to the Administrative Agent from time to time, acting singly.

“Restricted Debt Payment” means the making of any payment, prepayment, repurchase or redemption of or otherwise defeasing or segregating funds (including any offer to do any of the foregoing) in each case, whether optional, voluntary or mandatory (including as a result of a “change of control” or similar event having occurred), with respect to any unsecured or subordinated Indebtedness or Indebtedness secured on a junior lien basis to the Liens securing the Obligations, in each case, prior to the scheduled maturity thereof (excluding any payments of regularly scheduled principal, interest, fees, expenses and indemnification obligations).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund, similar deposit or withholding Taxes, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Parent or any such Restricted Subsidiary. The conversion of, or payment for (including payments of principal and payments upon redemption or repurchase), or paying any interest with respect to, any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash shall not constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any jurisdiction in which Parent or its Subsidiaries do business or United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

“Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing or for any ABR Borrowing for any Interest Period, the London interbank offered rate as administered by IBA (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Screen Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of calculating such rate with respect to the Term Loans.

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, (a) each Agent and each Lender and (b) the permitted successors and assigns of each of the foregoing.

“Security Agreements” means (a) the Cambodia Security Agreements, (b) the Cayman Security Agreements, (c) the Indonesia Security Agreements, (d) the Malaysia Security Agreements, (e) the Myanmar Security Agreements, (f) the Philippines Security Agreement, (g) the Singapore Security Agreements, (h) the US Security Agreement and (i) the Vietnam Security Agreements, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Singapore Loan Parties” means (a) Grabcar Pte. Ltd. (UEN/Company registration number 201427085E), (b) GrabTaxi Holdings Pte. Ltd. (UEN/Company registration number 201316157E), (c) GrabTaxi Pte. Ltd. (UEN/Company registration number 201324745D), (d) Kitchen By Grabfood (Singapore) Pte. Ltd. (UEN/Company registration number 201908240G) and (e) any other Loan Party incorporated under the laws of Singapore.

“Singapore Security Agreements” means (a) that certain Accounts Charge, dated as of the Effective Date, executed by A2G Holdings Inc., (b) that certain Accounts Charge, dated as of the Effective Date, executed by the Parent Borrower, (c) that certain Accounts Charge, dated as of the Effective Date, executed by Grab Inc., (d) that certain Accounts Charge, dated as of the Effective Date, executed by C1 Holdings Inc., (e) that certain Accounts Charge, dated as of the Effective Date, executed by D Holdings Inc., (f) that certain Debenture, dated as of the Effective Date, executed by Grabcar Pte. Ltd., (g) that certain Debenture, dated as of the Effective Date, executed by GrabTaxi Holdings Pte. Ltd., (h) that certain Debenture, dated as of the Effective Date, executed by GrabTaxi Pte. Ltd., (i) that certain Debenture, dated as of the Effective Date, executed by Kitchen By Grabfood (Singapore) Pte. Ltd., (j) that certain Share Charge, dated as of the Effective Date, executed by D Holdings Inc. and (k) that certain Share Charge, dated as of the Effective Date, executed by Grab Inc.

“Social Insurance” means any form of social insurance required under applicable law, including social security, employment, unemployment or employee insurance, workmen’s compensation and medical insurance, and any contribution payable therewith to any Governmental Authority or social welfare organization.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m., New York City time, on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer of Parent substantially in the form of Exhibit H.

“Solvent” means, with respect to Parent and its Restricted Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of Parent and its Restricted Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities, of Parent and its Restricted Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of Parent and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of Parent and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) Parent and its Restricted Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) Parent and its Restricted Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Convertible Notes” means unsecured Convertible Notes in an aggregate principal amount not to exceed $500,000,000 at any time outstanding; provided that such Indebtedness shall not require any scheduled amortization prior to the maturity thereof.

“Specified Secured Debt” has the meaning set forth in Section 6.1(j).

“Spot Rate” means, on any day, with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 noon, Singapore time, on such date as quoted on the Bloomberg Currency Website after applying the currency converter set forth on the Bloomberg Currency Website. In the event that such rate does not appear on the Bloomberg Currency Website, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, on or about 11:00 a.m., London time, on such date for the purchase of such currency for delivery two Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Parent Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Term Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any

Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sub-Agent” has the meaning set forth in Section 9.1.

“Subject Transaction” means, with respect to any Reference Period, (a) the Transactions, (b) any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Equity Interests of any Person (and, in any event, including any Investment in (i) any Subsidiary the effect of which is to increase Parent’s or any Restricted Subsidiary’s respective equity ownership in such Subsidiary or (ii) any Joint Venture for the purpose of increasing Parent’s or its relevant Restricted Subsidiary’s ownership interest in such Joint Venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Equity Interests of any Restricted Subsidiary (or any business unit, line of business or division of Parent or any Restricted Subsidiary) not prohibited by this Agreement, (d) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (e) any capital contribution in respect of Equity Interests (other than Disqualified Equity Interests) or any issuance of such Equity Interests and/or (f) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, exempted company incorporated with limited liability, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date, as well as any other corporation, exempted company incorporated with limited liability, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity (including by value) or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned (directly or indirectly), controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by IFRS to be consolidated in the consolidated financial statements of the parent.

“Subsidiary” means any subsidiary of the Parent Borrower; provided that, on and after the consummation of a Holdco Transaction, all references to a “Subsidiary” of or to the “Subsidiaries” of Parent herein or in any other Loan Document shall include the Parent Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or other providers of services of Parent or the Subsidiaries of Parent shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the obligation of such Lender, if any, to make Term Loans hereunder, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4, (b) established or increased from time to time pursuant to an Incremental Amendment, (c) established from time to time pursuant to a Refinancing Amendment and (d) established from time to time pursuant to an Extension Amendment. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.1 (the “Initial Term Commitment”) or in the Assignment and Assumption, Incremental Amendment, Refinancing Amendment or Extension Amendment pursuant to which such Lender shall have assumed its Term Commitment, as applicable. On the Effective Date, the aggregate amount of the Term Commitments is $2,000,000,000.

“Term Facility” means the Term Commitments and the extensions of credit made thereunder.

“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan” means the Initial Term Loans and, as the context may require, includes any Incremental Term Loan, any Refinancing Term Loan and any Extended Term Loan.

“Term Loan Add-On Debt” means any Incremental Term Loan that is designated by the Parent Borrower as “Term Loan Add-On Debt” by written notice to the Administrative Agent prior to the incurrence of any Incremental Term Loan Commitment in respect of such Incremental Term Loan.

“Term Loan Extension Request” has the meaning set forth in Section 2.19(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.19(a).

“Term Loan Maturity Date” means January 29, 2026, or, with respect to any applicable Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Term Loan Extension Request accepted by the respective Lender or Lenders.

“Term Loan Note” means a promissory note in the form of Exhibit D, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Term Percentage” means, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then-outstanding constitutes of the aggregate principal amount of the Term Loans then-outstanding).

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Parent Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.11 that is not Term SOFR.

“Third Party Interests” means any Equity Interests in a Restricted Subsidiary that are held by a Person other than Parent or any of its Affiliates due to requirements of applicable law.

“Tokopedia” has the meaning set forth in the definition of “Indonesian Combination Transaction”.

“Total Funded Debt” means, at any date, all Indebtedness for borrowed money (including unreimbursed obligations in respect of drawn letters of credit, bank guarantees or similar instruments), determined on a consolidated basis in accordance with IFRS, Capital Lease Obligations and purchase money indebtedness, in each case, of Parent and its Restricted Subsidiaries on such date.

“Total Net Leverage Ratio” means, at any date, the ratio of (a) Total Funded Debt of Parent and its Restricted Subsidiaries on such date, minus Unrestricted Cash in an aggregate amount not to exceed $1,250,000,000, to (b) Consolidated Adjusted EBITDA of Parent and its Restricted Subsidiaries for the Reference Period ended on, or most recently ended prior to, such date; provided that if such Consolidated Adjusted EBITDA would be less than 1, then such amount shall be deemed to be 1 for the purposes of calculating the Total Net Leverage Ratio.

“Trade Date” has the meaning set forth in Section 10.4(e)(i).

“Transaction Costs” means all fees, costs and expenses incurred or paid by Parent or any Restricted Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Term Loans and the use of the proceeds thereof, and the granting of Liens in the Collateral under the Collateral Documents.

“Travel Policies” means the Parent Borrower’s travel policies, attached hereto as Schedule 10.3.

“Treasury Rate” means, as of any date, the rate per annum equal to the weekly average yield as of such date on actually traded United States Treasury securities adjusted to a constant maturity of one year, as determined by the Administrative Agent.

“Type” refers to whether the rate of interest on any Term Loan, or on the Term Loans comprising any Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Plan” means any Plan, and any other plan, fund or arrangement that provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment or employee welfare or other benefits which are subject to ERISA or the Code, or other United States federal, state or local law, and in each case, which is, or within the prior six (6) years was, sponsored, maintained or contributed to by, or required to contributed by Parent or any of its Subsidiaries or any ERISA Affiliate (other than a Multiemployer Plan), or with respect to which Parent or any of its Subsidiaries or ERISA Affiliates could have any liability (other than a Multiemployer Plan).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liability under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time.

“Unrestricted Cash” means the sum of cash and Cash Equivalents of the Loan Parties and the Vietnam Note Parties (a) subject to a valid and perfected (or such equivalent concept under applicable local law, if any) first priority (subject to clauses (a), (b), (i) and (m) of the definition of Permitted Encumbrances) Lien in favor of (i) the Collateral Agent (with respect to the Loan Parties) (provided that with respect to the Indonesian bank accounts owned by any Indonesia Loan Party constituting Collateral, the Lien in such bank accounts and the cash and Cash Equivalents on deposit therein shall be deemed perfected solely for purposes of this definition so long as each Conditional Pledge over Account Agreement executed by such Indonesia Loan Party with respect to such bank accounts remains in full force and effect and such Indonesia Loan Party is in compliance with its material obligations under such Conditional Pledge over Account Agreement) and (ii) the Parent Borrower (with respect to the Vietnam Note Parties), (b) not subject to any set-off (or similar) right or Lien in favor of any Person other than (i) the Collateral Agent (with respect to the Loan Parties) and (ii) the Parent Borrower (with respect to the Vietnam Note Parties) (subject to clauses (a), (b), (i) and (m) of the definition of Permitted Encumbrances) and (c) not restricted by applicable law or regulation from being repatriated, distributed or otherwise paid to the Parent Borrower or any other Loan Party (other than by any customary requirements to convert out of the local currency or notify the applicable local Governmental Authority prior to remittance under applicable law); provided, however, that the aggregate amount of Unrestricted Cash attributable to the Vietnam Note Parties shall not exceed the aggregate outstanding principal amount under the Vietnam Intercompany Note at any time.

“Unrestricted Subsidiary” means any Subsidiary that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.11; provided that any entity listed on Schedule 5.11 shall be an Unrestricted Subsidiary as of the Effective Date.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“US Borrower” means Grab Technology LLC, a Delaware limited liability company.

“US Security Agreement” means that certain U.S. Pledge and Security Agreement, dated as of the Effective Date, by and among the US Borrower, C1 Holdings Inc., GrabTaxi Holdings Pte Ltd, each Additional Grantor (as defined therein) party thereto from time to time and the Collateral Agent.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Vietnam Asset Sale Proceeds” means any Net Cash Proceeds (a) from any “Asset Sale” or “Recovery Event” (each as defined in the Vietnam Intercompany Note); provided that if there is no principal outstanding under the Vietnam Intercompany Note, such Net Cash Proceeds shall not constitute Vietnam Asset Sale Proceeds, or (b) received from the sale of Equity Interests issued by any Vietnam Note Party (other than any such sale to a Loan Party or another Vietnam Note Party).

“Vietnam Common Terms Agreement” means that certain Common Terms Agreement, dated as of the Effective Date, between the Vietnam Note Parties and the Parent Borrower.

“Vietnam Common Terms Agreement Replacement Date” has the meaning set forth in Section 10.22(d).

“Vietnam Intercompany Note” means that certain Loan Agreement, dated as of the Effective Date, between the Vietnam Note Parties and the Parent Borrower; provided that (a) the obligations of the Vietnam Note Parties under the Vietnam Intercompany Note shall be secured by a valid and perfected first priority Lien (other than “Permitted Liens” (as defined in the Vietnam Intercompany Note)) in favor of the Parent Borrower on all of the assets of the Vietnam Note Parties (other than any Excluded Property) and (b) the Vietnam Intercompany Note shall be pledged by the Parent Borrower to the Collateral Agent pursuant to the applicable Collateral Documents and such pledge shall provide a valid and perfected first priority Lien in favor of the Collateral Agent.

“Vietnam Intercompany Note Replacement Date” has the meaning set forth in Section 10.22(b).

“Vietnam Intercompany Security Agreements” means (a) that certain Mortgage Agreement Over Equity Interest, dated as of the Effective Date, executed by Grab Company Limited and the Parent Borrower, (b) that certain Mortgage Agreement Over Bank Accounts, dated as of the Effective Date, executed by Grab Company Limited and the Parent Borrower, (c) that certain Mortgage Agreement Over Bank Accounts, dated as of the Effective Date, executed by Grab Vietnam Company Limited and the Parent Borrower, (d) that certain Mortgage Agreement Over Moveable Assets, dated as of the Effective Date, executed by Grab Company Limited and the Parent Borrower and (e) that certain Mortgage Agreement Over Moveable Assets, dated as of the Effective Date, executed by Grab Vietnam Company Limited and the Parent Borrower.

“Vietnam Loan Documents” means the Vietnam Intercompany Note, the Vietnam Common Terms Agreement, the Vietnam Intercompany Security Agreements and each other “Loan Document” (as defined in the Vietnam Intercompany Note).

“Vietnam Note Parties” means (a) Grab Company Limited, a company organized under the laws of Vietnam, (b) Grab Vietnam Company Limited, a company organized under the laws of Vietnam, and (c) any other Person organized under the laws of Vietnam that shall have become a party to the Vietnam Intercompany Note as a borrower or obligor thereunder.

“Vietnam Security Agreements” means (a) that certain Mortgage Agreement Over Equity Interest, dated as of the Effective Date, executed by Grab Inc. and the Collateral Agent and (b) that certain Mortgage Agreement Over Bank Accounts, dated as of the Effective Date, executed by Grab Inc. and the Collateral Agent.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“wholly-owned” means, when used in reference to a subsidiary of any Person, that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withholding Agent” means the Borrowers and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2    Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Class (e.g., a “Incremental Term Loan”) or by Type (e.g., a “Eurodollar Term Loan”) or by Class and Type (e.g., a “Eurodollar Incremental Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Incremental Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Term Loan Borrowing”) or by Class and Type (e.g., a “Eurodollar Incremental Term Loan Borrowing”).

Section 1.3    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, replaced, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, replacements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Each reference herein to the “date of this Agreement” or the “date hereof” shall be deemed to refer to the Effective Date.

Section 1.4    Accounting Terms; IFRS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision has been amended in accordance herewith.

Section 1.5    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.6    Interest Rates; LIBOR Notification. The interest rate on Eurodollar Term Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Term Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.11(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Parent Borrower, pursuant to Section 2.11(e), of any change to the reference rate upon which the interest rate on Eurodollar Term Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (a) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition

Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(d)), including, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.7    Certain Calculations and Tests.

(a)    Notwithstanding anything to the contrary in this Agreement, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any Total Net Leverage Ratio test) and/or any cap expressed as a percentage and/or based on the amount of Consolidated Adjusted EBITDA or any other basket as a condition to the consummation of any Limited Condition Transaction or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) or the accuracy of representations and warranties as a condition to the consummation of any Limited Condition Transaction or any transaction in connection therewith (including the assumption or incurrence of Indebtedness), the determination of whether the relevant condition is satisfied may be made, at the election of Parent, at the time of (on the basis of the financial statements for the most recently ended Reference Period) the execution of the definitive agreement with respect to such Limited Condition Transaction (the “LCT Test Date”), after giving effect to the relevant Limited Condition Transaction and the incurrence or assumption of any Indebtedness in connection therewith, on a Pro Forma Basis; provided that, notwithstanding the foregoing, if Parent has made such an election, (1) the absence of an Event of Default pursuant to Section 8.1(a), 8.1(b), 8.1(h) or 8.1(i) shall be a condition to the consummation of any such Limited Condition Transaction and incurrence of any related Indebtedness, (2) if the proceeds of an Incremental Term Loan are to be used to finance a Limited Condition Transaction, then such financing may be subject to customary “SunGard” or “certain funds” conditionality and the representations and warranties required shall be limited to customary “Specified Representations” and acquisition agreement representations and warranties (to the extent such acquisition agreement representations and warranties allow Parent or its applicable Restricted Subsidiary to terminate its obligations under such acquisition agreement or not consummate such acquisition) and (3) the Limited Condition Transaction and the related Indebtedness to be incurred (and any associated Lien) and the use of proceeds thereof (and the consummation of any Acquisition or Investment) shall be deemed incurred and/or applied at the LCT Test Date (until such time as the Indebtedness is actually incurred or the applicable definitive agreement is terminated without actually consummating the applicable Limited Condition Transaction) and outstanding thereafter for purposes of pro forma compliance with any financial ratio or test (including any Total Net Leverage Ratio test) and/or any cap expressed as a percentage or based on the amount of Consolidated Adjusted EBITDA and/or any other basket, as the case may be; provided, further, that, with respect to any such ratio test or basket to be used to effect a Restricted Payment or Restricted Debt Payment, the Parent Borrower shall demonstrate compliance with the applicable test both after giving effect to the applicable Limited Condition Transaction and assuming that such transaction had not occurred. If any of such ratios or amounts for which compliance was determined or tested as of the LCT Test Date are thereafter exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated Adjusted EBITDA), at or prior to the consummation of the relevant Limited Condition Transaction, such ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Transaction is permitted to be consummated or taken.

(b)    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including any Total Net Leverage Ratio test and/or the amount of Consolidated Adjusted EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after such calculation.

(c)    Notwithstanding anything to the contrary in this Agreement, but subject to the foregoing clauses (a) and (b) of this Section 1.7, all financial ratios and tests (including the Total Net Leverage Ratio and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Reference Period during which any Subject Transaction occurs shall be calculated with respect to such Reference Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Reference Period and on or prior to the date of any required calculation of any financial ratio or test (i) any Subject Transaction has occurred or (ii) any Person that subsequently was merged, amalgamated or consolidated with or into Parent or any Restricted Subsidiary since the beginning of such Reference Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Reference Period as if such Subject Transaction had occurred at the beginning of the applicable Reference Period.

(d)    Notwithstanding anything to the contrary herein, at any time Consolidated Adjusted EBITDA is less than $0, there shall be no availability under any Total Net Leverage Ratio test when determining if any Loan Party or its subsidiaries may take any action permitted hereunder (including any incurrence of Indebtedness).

Section 1.8    Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Term Loans with Incremental Term Loans, Extended Term Loans, Refinancing Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.9    Exchange Rates; Currency Equivalents. Unless expressly provided otherwise, any amounts specified in this Agreement shall be in Dollars.

(a)    The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts pursuant to this Section 1.9 to the nearest higher or lower amount in whole Dollars or in part thereof to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in part thereof, as may be necessary or appropriate.

(b)    For purposes of any determination under any provision of this Agreement with respect to the amount of any transaction, event or circumstance in a currency other than Dollars (each, a “Foreign Currency Event”), the Dollar Equivalent of a Foreign Currency Event shall be calculated based on the Spot Rate for such currency on the date of such Foreign Currency Event (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the applicable Spot Rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (i) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement plus (ii) additional amounts permitted to be incurred for such purpose under Section 6.1. No Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any Foreign Currency Event so long as such Foreign Currency Event was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in the foregoing sentence.

ARTICLE II

THE CREDITS

Section 2.1    Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan to the Parent Borrower in Dollars on the Effective Date in an amount equal to the Initial Term Commitment of such Term Lender (the “Initial Term Loan”). The Term Loans may from time to time be Eurodollar Term Loans or ABR Term Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Section 2.3 and Section 2.5. Any amounts repaid in respect of Term Loans may not be reborrowed. Unless previously terminated, the Initial Term Commitments shall terminate upon the making of the Initial Term Loans on the Effective Date.

Section 2.2    Term Loans and Borrowings. (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans of the same Class and Type made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Term Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required.

(b)    Subject to Section 2.11, each Borrowing under the Term Facility shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as the Parent Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Term Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Term Commitment. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) any Eurodollar Borrowing of a Term Loan if the Interest Period requested therefor would end after the applicable maturity date for such Term Loan. After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten Interest Periods in effect at any time.

Section 2.3    Requests for Borrowings. To request a Borrowing, the Parent Borrower shall notify the Administrative Agent of such request by telephone or in writing (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in respect of the Initial Term Loans, not later than 12:00 p.m., New York City time, two Business Days (or such shorter time period as may be agreed by the Administrative Agent in its sole discretion) before the date of the proposed Borrowing), or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or other facsimile transmission) to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B attached hereto and signed by a Responsible Officer of the Parent Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)    the location and number of the account or accounts of the Parent Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.4.

If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Parent Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

Section 2.4    Funding of Borrowings. (a) Each Term Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Term Lenders. Except as otherwise specified in the immediately preceding sentence, the Administrative Agent will make such Term Loans available to the Parent Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Parent Borrower in the applicable Borrowing Request.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Parent Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Parent Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Parent Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Parent Borrower, the interest rate applicable to ABR Term Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Borrowing.

Section 2.5    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.3. Thereafter, the Parent Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Parent Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Parent Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Parent Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or other facsimile transmission) to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by a Responsible Officer of the Parent Borrower.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Parent Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Parent Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (1) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (2) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.6    Repayment of Term Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Term Lender, the then-unpaid principal amount of each Term Loan of such Term Lender as provided in Section 2.6(c), in each case, together with accrued and unpaid interest on such Term Loan, to but excluding the date of payment.

(b)    The Parent Borrower shall repay the Initial Term Loans in quarterly principal installments, commencing on the last day of the first full fiscal quarter of Parent following the Effective Date, in an amount equal to 0.25% of the aggregate principal amount of the Initial Term Loans made on the Effective Date, which amount shall be due and payable on the last day of each fiscal quarter of Parent.

(c)    To the extent not previously repaid, all unpaid Initial Term Loans shall be paid in full in Dollars by the Borrowers on the Term Loan Maturity Date. In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrowers in the amounts and on the dates set forth in the Incremental Amendment or Extension Amendment, as applicable, with respect thereto and on the applicable maturity date thereof.

(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)    The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Term Loans in accordance with the terms of this Agreement.

(g)    Any Lender may request that Term Loans made by it be evidenced by a Term Loan Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Term Loan Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Term Loans evidenced by such Term Loan Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Term Loan Notes in such form payable to the payee named therein (or, if such Term Loan Note is a registered note, to such payee and its registered assigns).

Section 2.7    Prepayment of Term Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as set forth in Section 2.7(b) and Section 2.13), subject to prior notice in substantially the form of Exhibit K attached hereto and signed by a Responsible Officer of the Parent Borrower, in accordance with this Section and subject to the requirements in Section 2.8(f). The Parent Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy (or other facsimile transmission or by electronic mail) or hand delivery of written notice) or in writing of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2, except as necessary to apply fully the required amount of a mandatory prepayment.

(b)    Notwithstanding anything to the contrary in this Agreement, any prepayment or repayment of the Initial Term Loans pursuant to Section 2.7(a) or 2.8(b) (including any mandatory assignment pursuant to Section 2.16(b) with respect to a Non-Consenting Lender) or any acceleration of the Initial Term Loans (including as a result of any Event of Default) on or prior to the second anniversary of the Effective Date shall require the payment of the Make-Whole Premium (unless such prepayment or repayment occurs prior to the first anniversary of the Effective Date in connection with an IPO, in which case a prepayment premium of 3.0% shall be payable with respect to the principal amount of the Initial Term Loans being prepaid or repaid in lieu of the Make-Whole Premium). Any prepayment of the Initial Term Loans pursuant to Section 2.7(a) or 2.8(b) (including any mandatory assignment pursuant to Section 2.16(b) with respect to a Non-Consenting Lender) or any acceleration of the Initial Term Loans (including as a result of any Event of Default) after the second anniversary of the Effective Date will be subject to a prepayment premium equal to the percentage set forth below opposite the relevant period from the Effective Date with respect to the principal amount of the Initial Term Loans being prepaid or repaid:

Period	Prepayment Premium
After the 2-year anniversary of the Effective Date, and on or prior to the 3-year anniversary of the Effective Date	1.0%
Thereafter	0.0%

Section 2.8    Mandatory Prepayments. (a) If Parent or any of its Restricted Subsidiaries (other than the Vietnam Note Parties) shall receive Vietnam Asset Sale Proceeds or any other mandatory prepayment (including as a result of any acceleration, but excluding, for the avoidance of doubt, any prepayments pursuant to Section 10.22(c) or Section 10.22(e)) from the Vietnam Note Parties under the Vietnam Intercompany Note, then an amount equal to 100% of such Vietnam Asset Sale Proceeds or prepayment shall be applied within five Business Days of the receipt of such Vietnam Asset Sale Proceeds or prepayment to prepay the Term Loans as set forth in Section 2.8(f).

(b)    If any Indebtedness shall be incurred by Parent or any of its Restricted Subsidiaries (excluding any Indebtedness incurred in accordance with Section 6.1, but including the proceeds of any Refinancing Term Facility or Refinancing Equivalent Debt), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied immediately upon receipt of such Net Cash Proceeds toward the prepayment of the Term Loans (and in the case of any Refinancing Term Facility or Refinancing Equivalent Debt, only the Term Loans being refinanced or replaced) as set forth in Section 2.8(f).

(c)    If Parent or any of its Restricted Subsidiaries shall receive Net Cash Proceeds (other than Vietnam Asset Sale Proceeds) from any Asset Sale or Recovery Event in excess of (i) $5,000,000 with respect to the same transaction or related series of transactions for such Asset Sale or Recovery Event or (ii) $20,000,000 in the aggregate for all Asset Sales and Recovery Events in any fiscal year of Parent, then an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days of the receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.8(f) unless a Reinvestment Notice has been delivered in respect of such Net Cash Proceeds within five Business Days of the receipt of thereof; provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.8(f).

(d)    If there shall be positive Excess Cash Flow for any fiscal year, commencing with the fiscal year ending December 31, 2021, no later than the fifth Business Day after the date on which the financial statements with respect to such fiscal year of Parent are required to be delivered pursuant to Section 5.1(a), Parent shall prepay the outstanding principal amount of Term Loans as set forth in Section 2.8(f) in an aggregate principal amount equal to (i) the Required Excess Cash Flow Percentage of Excess Cash Flow of Parent and its Restricted Subsidiaries for the Excess Cash Flow Period then ended, minus (ii) the aggregate principal amount of any Term Loans prepaid pursuant to Section 2.7(a), other than to the extent such prepayment was funded with Excluded Sources.

(e)    If a Change in Control occurs, unless the Parent Borrower has elected to prepay the Term Loans in full pursuant to Section 2.7(a), the Parent Borrower shall make an offer to prepay the entire outstanding principal amount of the Term Loans (the “Change in Control Prepayment Offer”) at 101% of the aggregate principal amount thereof and the Parent Borrower shall notify the Administrative Agent in writing of the Change in Control Prepayment Offer within 30 days after the date of such Change in Control. Each such notice shall provide a reasonably detailed calculation of the amount of such prepayment and specify the proposed prepayment date, which shall be no earlier than 30 days and no later than 60 days from the date on which such notice is delivered to the Administrative Agent (the “Change in Control Payment Date”). The Administrative Agent shall promptly notify each Lender of the contents of any such prepayment notice and of such Lender’s pro rata share of the prepayment. Any Lender may elect, by delivering to the Administrative Agent, not less than five (5) Business Days prior to the Change in Control Payment Date, a written notice (such notice, an “Acceptance Notice”) that any change in control prepayment be made with respect to all or any portion of the Term Loans held by such Lender pursuant to this Section 2.8(e) (any Lender that so delivers an Acceptance Notice, an “Accepting Lender”). If a Lender fails to deliver an Acceptance Notice within the time frame specified above, any such failure will be deemed a rejection of the Change in Control Prepayment Offer as to all outstanding Term Loans of such Lender. Any prepayment of Term Loans pursuant to this Section 2.8(e) shall be applied to the scheduled installments thereof in the manner specified by the Parent Borrower (and absent any such direction, in direct order of maturity of remaining amortization payments). In lieu of any prepayment of Term Loans by the Parent Borrower pursuant to this Section 2.8(e), the Parent Borrower may arrange for any Lender that has rejected (or has deemed to reject) the Change in Control Prepayment Offer or any other Person to purchase from any Accepting Lender (any such rejecting Lender or Person, a “Put Assignee”), in accordance with and subject to the terms of Section 10.4(b), on the Change in Control Payment Date, all or a portion of the Term Loans held by the Accepting Lender that such Accepting Lender has elected to be prepaid in its Acceptance Notice (any such purchase, a “Put Assignment”). So long as such Accepting Lender receives, on the Change in Control Payment Date, payment of an amount equal to 101% of the aggregate outstanding principal amount of the Term Loans held by such Accepting Lender that such Accepting Lender has elected to be prepaid in its Acceptance Notice plus any accrued interest from (i) one or more Put Assignees (to the extent of 100% of the aggregate outstanding principal of such Term Loans) and (ii) the Parent Borrower (to the extent of any accrued interest and 1% of the aggregate outstanding principal of such Term Loans), such Accepting Lender shall execute an Assignment and Assumption with the applicable Put Assignee(s); provided that, notwithstanding anything in this Agreement to the contrary, such Accepting Lender need not be a party thereto in order for such assignment to be effective on the Change in Control Payment Date and shall be deemed to have consented to and be bound by the terms thereof as of such date.

(f)    Prepayments of Term Loans shall be accompanied by accrued interest to the extent required by Section 2.10 and any costs or premiums as contemplated by Section 2.7(b), Section 2.8(e) or Section 2.13. Prepayments of Term Loans shall be applied (i) in the case of prepayments pursuant to Section 2.7(a) or Section 2.8(b), to each Class of Term Loans as directed by the Parent Borrower (and absent any such direction, pro rata among all Classes of Term Loans) and to the scheduled installments thereof in the manner specified by the Parent Borrower (and absent any such direction, in direct order of maturity of remaining amortization payments); provided that, in connection with any repayment pursuant to the proceeds of any Refinancing Term Facility or Refinancing Equivalent Debt, such repayment shall be applied to the Class of Term Loans being refinanced, and (ii) in the case of prepayments pursuant to Section 2.8(a), 2.8(c) or 2.8(d), pro rata among all Classes of Term Loans with the next eight scheduled installments of each Class of Term Loans being paid first in direct order of maturity and then to the remaining installments of each Class of Term Loans on a pro rata basis; provided that, notwithstanding anything else set forth in this Section to the contrary, any Incremental Equivalent Debt that is secured on an equal and ratable basis with the Obligations by a Lien on the Collateral and any Specified Secured Debt may participate in mandatory prepayments pursuant to Section 2.8(b) (solely to the extent such prepayment does not repay or refinance in full the Term Loans), 2.8(a), 2.8(c) or 2.8(d) on a pro rata or less than pro rata basis to the extent such Indebtedness is required to be prepaid or redeemed with the Net Cash Proceeds or Excess Cash Flow, as applicable, from such mandatory prepayment event. Subject to the foregoing, prepayments of Term Loans shall be applied first to ABR Term Loans and then to Eurodollar Term Loans in direct order of Interest Period maturities.

(g)    The Parent Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.8(a), 2.8(b), 2.8(c) or 2.8(d) at least three Business Days (or such shorter period of time as may be acceptable to the Administrative Agent in its sole discretion) prior to the date of such prepayment. Each such notice shall be in substantially the form of Exhibit K attached hereto and signed by a Responsible Officer of the Parent Borrower, shall specify the date of such prepayment and shall provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share of each relevant Class of the Term Loans). Each applicable Term Lender may reject all or a portion of its Pro Rata Share of any mandatory repayment of Term Loans pursuant to Section 2.8(a), 2.8(c) or 2.8(d) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Parent Borrower no later than 5:00 p.m., New York City time, on the Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice shall specify the principal amount of the Declined Proceeds with respect to such Term Lender. If a Term Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Declined Proceeds for such Term Lender, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Term Lender is otherwise entitled. Any Declined Proceeds shall be retained by Parent or the applicable Restricted Subsidiary, as the case may be (subject to any prepayment obligations it may have with respect to other Indebtedness), and may be used for any purposes permitted under this Agreement.

Section 2.9    Fees. (a) Each Borrower agrees to pay (i) to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between such Borrower and the Administrative Agent and (ii) to the Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between such Borrower and the Collateral Agent.

(b)    All fees payable hereunder shall be paid on the dates due, in Dollars in immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.

Section 2.10    Interest. (a) The Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    Subject to Section 2.11(a) and Section 2.11(g), the Term Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, at all times (i) when an Event of Default listed in Section 8.1(a), 8.1(b), 8.1(h) or 8.1(i) has occurred hereunder and is continuing and (ii) when any other Event of Default has occurred hereunder and is continuing and the Required Lenders have elected to impose default interest pursuant to this clause (c), all amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (1) in the case of outstanding principal of any Term Loan, 2% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section or (2) in the case of any other outstanding amounts, 2% plus the rate applicable to ABR Term Loans as provided in paragraph (a) of this Section.

(d)    Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan and upon termination of the Term Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Term Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11    Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.11, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Term Loans (or its Term Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone or telecopy (or other facsimile transmission or electronic mail) as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be continued as an ABR Borrowing and (2) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Parent Borrower a Term SOFR Notice.

(d)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)    The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(f)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)    Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Parent Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Term Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Parent Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Term Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 2.12    Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Term Loans made by such Lender ; or

(iii)    impose on any Recipient any Taxes (other than Indemnified Taxes, Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, or Tax described in clauses (b) through (d) of the definition of Excluded Taxes), on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Eurodollar Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitments hereunder or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    A certificate of a Lender setting forth in reasonable detail the circumstance giving rise to the increased cost incurred by such Lender and the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Parent Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13    Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurodollar Term Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Eurodollar Term Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7 and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Term Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to

Section 2.16, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Term Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14    Taxes. (a) Any and all payments by or on account of any obligation of each applicable Loan Party under any Loan Document, any Fee Letter or the Letter Agreement shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by each applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    In addition, each applicable Loan Party shall (i) timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or (ii) at the option of any Agent, shall timely reimburse such Agent for any payment of such Other Taxes.

(c)    Each applicable Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(e)(ii), 2.14(e)(ii)(2), 2.14(e)(ii)(4) or 2.14(e)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing:

(1)    Any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(2)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party, (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan

Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)    executed originals of IRS Form W-8ECI;

(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Portfolio Interest Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(D)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Portfolio Interest Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate substantially in the form of Exhibit I-4 on behalf of each such partner.

(3)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine withholding or deduction required to be made.

(4)    If a payment made to a Lender under this Agreement or any other Loan Document would be subject to withholding Tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code)

and such other documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(e)(ii)(4), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(g)    If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (i) any Lender or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund for any Taxes; (ii) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender or the Administrative Agent has made a payment to the indemnifying party pursuant to this Section shall be treated as an Indemnified Tax for which the indemnifying party is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section; (iii) nothing in this Section shall require the Lender or the Administrative Agent to disclose its Tax returns or any other information that it deems confidential to a Loan Party or any other Lender (including its tax returns); and (iv) neither any Lender nor the Administrative Agent shall be required to pay any amounts pursuant to this Section for so long as an Event of Default exists. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h)    For purposes of this Section 2.14, the term “applicable law” includes FATCA.

(i)    Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

Section 2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, Section 2.13 or Section 2.14, or otherwise) prior to 12:00 noon, New York City time, in each case on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent and except that payments pursuant to Section 2.12, Section 2.13, Section 2.14 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (as in effect from time to time) (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to Parent or any Subsidiary of Parent or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(c)    Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that a Borrower will not make such payment, the Administrative Agent may assume that a Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if a Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(b) or paragraph (b) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if any of the Loan Parties are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (if requested by the relevant Loan Party) use reasonable efforts to designate a different lending office for funding or booking its Terms Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.12, (ii) any of the Loan Parties is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or (iv) any Lender does not make an Extension Election with respect to a Term Loan Extension Request applicable to it under Section 2.19, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Parent Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (3) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (4) such assignment does not conflict with applicable law and (5) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Parent Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation have ceased to apply.

(c)    Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto in order for such assignment and delegation to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment and delegation, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.17    Incremental Credit Extensions.

(a)    The Parent Borrower may at any time or from time to time after the Effective Date, by notice of a Responsible Officer of the Parent Borrower to the Administrative Agent, request one or more additional Classes of term loans or additional term loans (including Term Loan Add-On Debt) that are fungible with an existing Class of Term Loans (the commitments thereof, the “Incremental Term Loan Commitments”, the loans thereunder, the “Incremental Term Loans” and a Lender making such loans, an “Incremental Term Lender”); provided that:

(i)    The aggregate principal amount of Incremental Term Loans (other than Term Loan Add-On Debt) and Incremental Equivalent Debt incurred during the term of this Agreement shall not exceed the Available Incremental Amount; provided that the aggregate principal amount of all (1) Incremental Facilities (other than Term Loan Add-On Debt) and Incremental Equivalent Debt secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations and (2) Specified Secured Debt shall not exceed $150,000,000 at any time;

(ii)    Each Incremental Facility shall have the same guarantees as the existing Term Loans and Term Commitments and may not be guaranteed by any Person that does not guarantee the existing Term Loans and Term Commitments (unless such Person becomes a Guarantor in connection therewith);

(iii)    Subject to Section 1.7(a), upon the effectiveness of any Incremental Amendment and after giving effect to such Incremental Term Loans: (x) no Event of Default shall exist, and (y) the representations and warranties set forth in Article III and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iv)    Incremental Term Loans shall be denominated in Dollars;

(v)    Incremental Term Loans (x) shall rank pari passu in right of payment and pari passu or junior in right of security with the existing Term Loans and Term Commitments hereunder, (y) shall not be secured by assets other than the Collateral (unless such assets become Collateral in connection therewith) and (z) to the extent applicable, shall be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent, the applicable Incremental Term Lenders and the Parent Borrower; provided that, notwithstanding anything herein to the contrary, Term Loan Add-On Debt shall be fungible with the Initial Term Loans and rank pari passu in right of payment and pari passu in right of security with the Initial Term Loans;

(vi)    Incremental Term Loans shall not (A) mature earlier than the Latest Term Loan Maturity Date then in effect or (B) have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Class of Term Loans then in effect having the Latest Term Loan Maturity Date;

(vii)    Subject to clause (vi) above, the amortization schedule (if any) applicable to any such Incremental Term Loans shall be determined by the Parent Borrower and the applicable Incremental Term Lenders;

(viii)    Subject to clause (vii) above and clauses (ix) and (x) below, Incremental Term Loans shall be subject to the terms, conditions and documentation to be determined mutually and reasonably by the Parent Borrower and the applicable Incremental Term Lenders; provided that, to the extent such terms, conditions or documentation differ from those with respect to the existing Term Loans (except to the extent permitted by this Section 2.17), they shall also be reasonably satisfactory to the Administrative Agent; provided, further, that any financial maintenance covenant may be added for the benefit of the Incremental Term Loans, without the consent of the Administrative Agent or any of the existing Lenders, to the extent that such financial maintenance covenant is also added for the benefit of the existing Term Loans;

(ix)    The All-In Yield applicable to the Incremental Term Loans made hereunder shall be determined by the Parent Borrower and the applicable Incremental Term Lenders, subject to the following conditions (the “MFN Provisions”): if the All-In Yield in respect of any Incremental Term Loans secured on a pari passu basis with the existing Term Loans exceeds the All-In Yield in respect of any then-existing Term Loans (after giving effect to any increase pursuant to this provision) by more than 0.50%, the Applicable Rate of such then-existing Term Loans shall be adjusted such that the All-In Yield of such then-existing Term Loans equals the All-In Yield of such Incremental Term Loans minus 0.50%, effective upon the making of such Incremental Term Loans; provided that any amendments to the Applicable Rate in respect of any then-existing Term Loans that become effective prior to the time such Incremental Term Loans are borrowed shall also be included in such calculation;

(x)    Incremental Term Loans may participate (1) on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayments of then-existing Term Loans and (2) on a pro rata basis or less than pro rata basis (and on a greater than pro rata basis with respect to mandatory prepayments of any such Incremental Term Loans with the proceeds of Refinancing Term Facilities) with respect to any mandatory prepayments of the then-existing Term Loans; and

(xi)    the aggregate principal amount of Incremental Term Loans constituting Term Loan Add-On Debt shall not exceed the Available Add-On Amount.

(b)    Each notice from the Parent Borrower pursuant to this Section 2.17 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.

(c)    Incremental Term Loans may be made by any existing Lender or any Additional Lender, in each case in accordance with this Section 2.17; provided that no Lender shall be obligated to make all or a portion of any Incremental Term Loan and no Lender shall have a right of first offer to participate thereunder. The Borrowers and each applicable Incremental Term Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Incremental Amendment”) and such other customary documentation as the Administrative Agent shall reasonably require to evidence the Incremental Term Loan of such applicable Incremental Term Lender. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.17, including those required by the applicable Incremental Term Lenders (and not adverse in any material respect to any existing Lender after giving effect to the Incremental Facilities made pursuant to such amendment). The effectiveness of any Incremental Amendment shall be subject to the receipt by the Administrative Agent of (i) a certificate of a Responsible Officer of the Parent Borrower stating that the conditions with respect to the applicable Incremental Facility under this Section 2.17 have been satisfied, (ii) an executed Incremental Amendment and (iii) such certificates, legal opinions or other documents from the Borrowers and/or other Loan Parties reasonably requested by the Administrative Agent in connection with the applicable Incremental Facility.

(d)    The Parent Borrower may, in lieu of obtaining Incremental Facilities (other than Term Loan Add-On Debt), (i) issue one or more series of notes that are (A) pari passu or subordinated in right of payment to the Obligations and (B) unsecured or secured by Liens ranking junior or subordinate to or pari passu with the Liens securing the Obligations, in each case in a public offering, Rule 144A of the Securities Act of 1933, as amended, or other private placement, or (ii) incur loans that are (1) pari passu or subordinated in right of payment to the Obligations and (2) unsecured or secured by Liens ranking junior, subordinate or “mezzanine” to the Liens securing the Obligations (any such Indebtedness on terms and subject to conditions to be mutually agreed by Parent and the providers of such Indebtedness, “Incremental Equivalent Debt”); provided that (A) the aggregate principal amount of all Incremental Equivalent Debt and Incremental Term Loans shall not exceed the then-available Available Incremental Amount; provided, further, that the aggregate principal amount of all Incremental Facilities (other than Term Loan Add-On Debt), Specified Secured Debt and Incremental Equivalent Debt secured by a Lien ranking pari passu to the Liens securing the Obligations shall not exceed $150,000,000 at any time, (B) subject to Section 1.7(a), no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to incurrence of such Incremental Equivalent Debt, (C) except with respect to Customary Bridge Facilities, such Incremental Equivalent Debt shall not mature earlier than the Latest Maturity Date (as determined as of the date of incurrence of such Incremental Equivalent Debt), or have a shorter Weighted Average Life to Maturity than the Weighted Average Life to Maturity of the Term Loans outstanding at such time, (D) the terms and conditions of such Incremental Equivalent Debt (excluding pricing, fees, prepayment or redemption premiums) are (I) not more favorable (taken as a whole) to the lenders or holders providing such Incremental Equivalent Debt than those applicable to the existing Term Loans or Term Commitments, as determined in good faith by Parent (except for covenants or other provisions applicable only to periods after the Latest Maturity Date (as determined as of the date of incurrence of such Incremental Equivalent Debt)) or (II) otherwise on current market terms for such type of Incremental Equivalent Debt, (E) such Incremental Equivalent Debt shall not require mandatory prepayments or redemptions to be made except to the extent required to be applied first to the existing Term Loans and no worse than pro rata with respect to any other Incremental Equivalent Debt secured on a pari passu basis with such Incremental Equivalent Debt, (F) to the extent secured, such Incremental Equivalent Debt shall not be secured by any assets other than the Collateral (unless such assets become Collateral in connection with such transaction) and shall be subject to customary intercreditor arrangements reasonably satisfactory to the Parent Borrower, the Administrative Agent and the institutions providing such Incremental Equivalent Debt, (G) such Incremental Equivalent Debt shall not be Guaranteed by any Person other than the Guarantors (unless such Person becomes a Guarantor in connection with such transaction) and (H) the MFN Provisions shall not apply to any Incremental Equivalent Debt.

(e)    This Section 2.17 shall supersede any provisions in Section 2.2(a) or 10.2 to the extent they conflict with this Section 2.17.

Section 2.18    Refinancing Facilities.

(a)    Upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time elect to refinance any Class of Term Loans, in whole or in part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) under this Agreement with the consent of the Borrowers, the Administrative Agent (not to be unreasonably withheld or delayed) and the institutions providing such Refinancing Term Facility or, in the case of any Class of existing Term Loans, with one or more series of senior unsecured notes or term loans, senior subordinated notes or term loans or senior secured first lien notes or term loans or senior secured junior lien (as compared to the Liens securing the Obligations) notes or term loans, in each case, if secured, that will be secured by a Lien on the Collateral on a pari passu basis or junior priority basis (as applicable) with the Liens securing the Obligations (any such notes or loans, “Refinancing Equivalent Debt”); provided that:

(i)    except with respect to Customary Bridge Facilities and without giving effect to prepayments that reduce amortization, any Refinancing Term Facility or Refinancing Equivalent Debt that is secured on a pari passu basis to the Term Loans being refinanced shall not mature, or have a Weighted Average Life to Maturity, earlier than the final maturity, or the Weighted Average Life to Maturity, of the Term Loans being refinanced; provided that any such Refinancing Term Facility shall be subject to the MFN Provisions as if such Refinancing Term Facility constitutes Incremental Term Loans secured on a pari passu basis with the Term Loans being refinanced;

(ii)    except with respect to Customary Bridge Facilities, any Refinancing Term Facility or Refinancing Equivalent Debt that is secured on a junior lien basis to the Term Loans being refinanced or unsecured (such Refinancing Term Facility or Refinancing Equivalent Debt, “Junior Refinancing Indebtedness”) shall not mature prior to the date that is 181 days after the maturity date of, or have a shorter Weighted Average Life to Maturity than, the Term Loans being refinanced, and no Junior Refinancing Indebtedness shall have any mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Junior Refinancing Indebtedness prior to the date that is 181 days after the final maturity date of the Term Loans being refinanced;

(iii)    the other terms and conditions of such Refinancing Term Facility or Refinancing Equivalent Debt (including with respect to lien and payment priority, but excluding pricing, fees, rate floors, optional prepayment and redemption terms) shall not be materially more favorable (taken as a whole) to the lenders or investors, as applicable, providing such Refinancing Term Facility or Refinancing Equivalent Debt, as applicable, than those applicable to the Term Loans or Term Commitments being refinanced (taken as a whole), as determined by Parent in good faith; provided that this clause (iii) shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date existing at the time of such refinancing; provided, further, that it is agreed that to the extent any other financial maintenance covenant is added for the benefit of such Refinancing Term Facility, no consent shall be required to the extent that such financial maintenance covenant is also added for the benefit of each Term Loan remaining outstanding after the incurrence of such Refinancing Term Facility;

(iv)    no Refinancing Term Facilities or Refinancing Equivalent Debt shall be Guaranteed by any Person other than the Guarantors (unless such Person becomes a Guarantor substantially concurrently with such transaction);

(v)    the aggregate principal amount of any Refinancing Term Facility or Refinancing Equivalent Debt shall not exceed the aggregate principal amount of Term Loans and Term Commitments being refinanced (plus any premium, accrued or capitalized interest or fees and expenses incurred in connection with such refinancing), and the net proceeds of any Refinancing Term Facility or Refinancing Equivalent Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being refinanced;

(vi)    any Refinancing Term Loans shall share ratably in any prepayments of Term Loans pursuant to Section 2.7 or 2.8 (or otherwise provide for more favorable prepayment treatment for the then-outstanding Classes of Term Loans other than such Refinancing Term Loans); and

(vii)    to the extent secured, any such Refinancing Term Facility or Refinancing Equivalent Debt shall not be secured by any Lien on any asset that does not also secure the existing Obligations hereunder and shall be subject to customary intercreditor arrangements reasonably satisfactory to the Parent Borrower, the Administrative Agent and the institutions providing such Refinancing Term Facility or Refinancing Equivalent Debt.

Each such notice shall specify the date on which the Parent Borrower proposes that the Refinancing Term Facility shall be made or the Refinancing Equivalent Debt shall be issued and specify in reasonable detail the proposed terms thereof.

(b)    The Borrowers may approach (i) any existing Lender or any Additional Lender to provide all or a portion of the Refinancing Term Facilities (each, a “Refinancing Term Facility Lender”) or (ii) any Lender or other Person (other than a natural Person) to provide all or a portion of the Refinancing Equivalent Debt; provided that any Lender offered or approached to provide all or a portion of any Refinancing Term Facility and/or Refinancing Equivalent Debt may elect or decline, in its sole discretion, to provide a Refinancing Term Facility or purchase Refinancing Equivalent Debt.

(c)    The Refinancing Term Facilities shall be established pursuant to an amendment to this Agreement among the Borrowers, the Administrative Agent and the Refinancing Term Facility Lenders providing such Refinancing Term Facilities (a “Refinancing Amendment”) which shall be consistent with the provisions set forth in this Section. The effectiveness of any Refinancing Amendment shall be subject to the receipt by the Administrative Agent of (i) a certificate of a Responsible Officer of the Parent Borrower stating that the conditions with respect to the applicable Refinancing Term Facility under this Section 2.18 have been satisfied, (ii) an executed Refinancing Amendment and (iii) such certificates, legal opinions or other documents from the Borrowers and/or other Loan Parties reasonably requested by the Administrative Agent in connection with the applicable Refinancing Term Facility. The Refinancing Equivalent Debt shall be established pursuant to an indenture, credit agreement or other definitive documentation which shall be consistent with the provisions set forth in this Section. Notwithstanding anything to the contrary contained in Section 10.2, each Refinancing Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section, including in order to establish new tranches or sub-tranches in respect of the Refinancing Term Facilities and such technical amendments as may be necessary or appropriate in connection therewith.

Section 2.19    Extension of Term Loans.

(a)    The Borrowers may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.19. In order to establish any Extended Term Loans, the Parent Borrower shall provide a notice, in the form of Exhibit F hereto or such other form as shall be approved by the Administrative Agent, to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (i) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (ii) be identical in all material respects to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that (1) all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments, if any, of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment, (2) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans), and (4) Extended Term Loans may have prepayment terms (including call protection and prepayment terms and premiums) as may be agreed by the Parent Borrower and the Lenders thereof; provided that (I) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, (II) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, (III) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (IV) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case, as specified in the respective Term Loan Extension Request. Any Extended Term Loans established pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans established from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as being fungible with any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.19 shall be in an aggregate principal amount that is not less than $5,000,000.

(b)    The Parent Borrower shall provide the applicable Term Loan Extension Request at least ten Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, acting reasonably to accomplish the purposes of this Section 2.19. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Term Loan Extension Request. Any Lender holding a Term Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Term Loan Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the relevant Term Loan Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Term Loan Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election. Each Lender under the Class that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such Class but in any event not to be subject to “most favored nation” pricing or minimum extension conditions.

(c)    Extended Term Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.19(a) (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the receipt by the Administrative Agent of (i) a certificate of a Responsible Officer of the Parent Borrower stating that the conditions with respect to the applicable Extended Term Loans under this Section 2.19 have been satisfied, (ii) an executed Extension Amendment and (iii) such certificates, legal opinions or other documents from the Borrowers and/or other Loan Parties reasonably requested by the Administrative Agent in connection with the applicable Extended Term Loans. Notwithstanding anything to the contrary contained in Section 10.2, each Extension Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section, including such technical amendments as may be necessary or appropriate in connection therewith.

(d)    No amendment, conversion or exchange of Loans pursuant to any Extension Amendment in accordance with this Section 2.19 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.20    Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2;

(ii)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.1 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Parent Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Term Loans were made when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with their respective Applicable Percentages. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(iii)    No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.9 for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)    If the Parent Borrower and the Administrative Agent each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders and each Agent that:

Section 3.1    Organization; Powers. Each of Parent and its Restricted Subsidiaries is an entity duly organized or incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction to the extent the concept is applicable in such jurisdiction) under, and by virtue of, the applicable laws of the place of its incorporation or establishment, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing (or equivalent status in the relevant jurisdiction to the extent the concept is applicable in such jurisdiction) in, every jurisdiction where such qualification is required, in each case (other than with respect to the due organization of, valid existence of, and good standing under the laws of the jurisdiction of its organization of, each Borrower, each Restricted Subsidiary and, on and after the consummation of a Holdco Transaction, Holdings), except where the failure to do so does not currently have and would not reasonably be expected to result in a Material Adverse Effect.

Section 3.2    Authorization; Enforceability. Each Loan Party has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and to consummate the transactions contemplated thereunder (including the Transactions). All corporate actions on the part of each Loan Party necessary for the authorization, execution and delivery of the Loan Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken. Each Loan Document to which a Loan Party is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Loan Party, enforceable against such Loan Party in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.

Section 3.3    Governmental Approvals; No Conflicts. The valid execution, delivery and performance of each Loan Document by each Loan Party and the consummation by such Loan Party of the transactions contemplated thereby (including the Transactions) (a) do not require any filings, notifications, notices, submissions, applications or consents from or with, or any other action by, any Governmental Authority or any other Person, except (i) such as have been obtained or made and are in full force and effect and (ii) those filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made does not currently have and would not reasonably be expected to have a Material Adverse Effect, (b) will not (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of Parent or any of its Restricted Subsidiaries) or cancellation under, (1) any applicable order of any Governmental Authority, (2) any provision of the organizational documents of Parent or any of its Restricted Subsidiaries, (3) any applicable law, rule, or regulation, or (4) any indenture, agreement or other instrument (other than the agreements and instruments referred to in the foregoing sub-clause (2)) binding upon Parent or any of its Restricted Subsidiaries or its assets, or (ii) result in the creation of any Lien upon any of the properties or assets of Parent or any of its Restricted Subsidiaries (other than the Liens created pursuant to the Collateral Documents), except in the case of the foregoing sub-clauses (1), (3), and (4) of clause (i), as does not currently have and would not reasonably be expected to have a Material Adverse Effect.

Section 3.4    Financial Condition; No Material Adverse Change. (a) Parent has delivered to the Administrative Agent the Company Financial Statements. The Company Financial Statements (i) have been prepared in accordance with the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the financial condition and position of Parent and its Subsidiaries on a consolidated basis as of the dates indicated therein, and the results of operations of Parent and its Subsidiaries on a consolidated basis for the periods indicated therein, and (iii) were prepared in accordance with IFRS applied on a consistent basis throughout the periods involved, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited financial statements referred to in clause (b) of the definition of “Company Financial Statements”.

(b)    Since the Reference Date, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(c)    Between the Reference Date and the Effective Date, except as required by applicable law or an order by a Governmental Authority, Parent and its Restricted Subsidiaries have used commercially reasonable efforts to preserve intact the present business organizations of Parent and its Restricted Subsidiaries.

Section 3.5    Properties. (a) Each of Parent and its Restricted Subsidiaries has good and valid title to, or valid leasehold interests in or rights to use, all the assets owned by it (including Equity Interests, but excluding Intellectual Property), whether tangible or intangible (including those reflected in the Company Financial Statements, together with all assets acquired thereby since the Reference Date, but excluding any tangible or intangible assets that have been Disposed of since the Reference Date in the ordinary course of business), and in each case free and clear of all Liens, other than (i) Permitted Encumbrances, (ii) Liens arising by operation of law, (iii) Liens permitted by Section 6.2 and (iv) minor defects in title that do not materially interfere with the ability of Parent and its Restricted Subsidiaries to conduct their businesses.

(b)    As of the Effective Date, none of Parent or any of its Restricted Subsidiaries owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property.

(c)    Each of Parent and its Restricted Subsidiaries (i) owns and has title to all material Intellectual Property owned by it (“Owned Intellectual Property”) or (ii) is licensed or has the valid right to use all other material Intellectual Property, in each instance, used in and necessary to operate its business as currently conducted, and in the case of clause (i) above, free and clear of all Liens, other than (1) Permitted Encumbrances, (2) Liens arising by operation of law, (3) Liens permitted by Section 6.2 and (4) minor defects in title that do not materially interfere with the ability of Parent and its Restricted Subsidiaries to conduct their businesses. To the knowledge of Parent, the Owned Intellectual Property is valid and the use of such Intellectual Property by Parent and its Restricted Subsidiaries does not infringe upon the intellectual property or other proprietary rights of any other Person, except for any such infringements that do not currently have and would not reasonably be expected to have a Material Adverse Effect.

Section 3.6    Litigation and Environmental Matters. (a) Except for the Disclosed Matters or as does not currently have and would not reasonably be expected to have a Material Adverse Effect, (i) there is no Action by or before any arbitrator or Governmental Authority pending, or to the knowledge of Parent, threatened in writing, against or affecting any of Parent or its Restricted Subsidiaries or any of their respective officers, directors or commissioners with respect to their respective businesses or proposed business activities of Parent and its Restricted Subsidiaries, or any officers, directors or commissioners of any of Parent or its Restricted Subsidiaries in connection with such Person’s respective relationship with Parent or its Restricted Subsidiaries and (ii) there is no judgment or award unsatisfied against Parent or any of its Restricted Subsidiaries nor is there any order of any Governmental Authority in effect and binding on Parent or any of its Restricted Subsidiaries or their respective assets or properties.

(b)    There are no Actions by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent, threatened in writing against or affecting Parent or any of its Restricted Subsidiaries that involve this Agreement, any other Loan Document or the Transactions.

(c)    Except for the Disclosed Matters and except with respect to any other matters that do not currently have and would not reasonably be expected to have a Material Adverse Effect, neither Parent nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability.

(d)    Since the Effective Date, there has been no change in the status of the Disclosed Matters that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.7    Compliance with Laws and Agreements. (a) Except as does not currently have and would not reasonably be expected to have a Material Adverse Effect, (i) each of Parent and its Restricted Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property; and (ii) none of Parent or its Restricted Subsidiaries is, to the knowledge of Parent, under investigation with respect to a violation of any applicable law.

(b)    No Default or Event of Default has occurred and is continuing.

(c)    Since the Reference Date, none of Parent or its Restricted Subsidiaries has received any letter or other written communication from, and, to the knowledge of Parent, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to Parent or any of its Restricted Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by such Person, which revocation, suspension, compliance or remedial actions (or the failure of Parent or any of its Restricted Subsidiaries to undertake them) currently has or would reasonably be expected to have a Material Adverse Effect.

Section 3.8    Investment Company Status. None of Parent or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.9    Taxes. Except as does not currently have and would not reasonably be expected to have a Material Adverse Effect, (a) all income and all other Tax returns required to be filed by or with respect to each of Parent and its Restricted Subsidiaries have been filed within the requisite period (taking into account any extensions) and completed in all respects on a proper basis in accordance with applicable law, (b) all Taxes have been or will be paid in a timely fashion or have been accrued for on the financial statements of Parent and/or the applicable Restricted Subsidiary, and (c) since the Reference Date (i) no deficiencies for any Taxes with respect to any Tax returns of Parent or any of its Restricted Subsidiaries have been asserted in writing by, and no written notice of any pending action, audit, assessment or other proceeding with respect to such Tax returns or any Taxes of Parent or any of its Restricted Subsidiaries has been received from, any Tax authority, and no dispute or assessment relating to such Tax returns or such Taxes with any such Tax authority is outstanding, and (ii) no written claim has been made by a Tax authority in a jurisdiction where Parent or any of its Restricted Subsidiaries does not file Tax returns that such Person is or may be subject to taxation by that jurisdiction.

Section 3.10    U.S. Plans and Non-U.S. Plans. (a) Except as does not currently have and would not reasonably be expected to have a Material Adverse Effect, (i) each of the U.S. Plans has been operated and administered in accordance with its terms, and is in compliance with all applicable laws, rules, regulations and orders, and all contributions to, and payments for each such U.S. Plan have been timely made, and no event, transaction or condition has occurred or exists that would result in any liability or obligation to any of Parent or its Subsidiaries under such U.S. Plan; (ii) there are no pending or, to the knowledge of Parent, threatened Actions involving any U.S. Plan (except for routine claims for benefits payable in the normal operation of any U.S. Plan) and no facts or circumstances exist that could give rise to any such Actions; (iii) no U.S. Plan is under investigation or audit by any Governmental Authority and, to the knowledge of Parent, no such investigation or audit is contemplated or under consideration; and (iv) each U.S. Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of Parent, nothing has occurred since the date of such determination that would adversely affect such determination. No ERISA Event has occurred, or is reasonably expected to occur, other than as does not currently have and would not reasonably be expected to have a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Pension Plan, except as would not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, there are no U.S. Plans except as set forth in Schedule 3.10(a).

(b)    Except as does not currently have and would not reasonably be expected to have a Material Adverse Effect, (i) each of the Non-U.S. Plans has been operated and administered in accordance with its terms, and is in compliance with all applicable laws, rules, regulations and orders, and all contributions to, and payments for each such Non-U.S. Plan have been timely made, and no event, transaction or condition has occurred or exists that would result in any liability or obligation to any of Parent or its Restricted Subsidiaries under such Non-U.S. Plan; (ii) there are no pending or, to the knowledge of Parent, threatened Actions involving any Non-U.S. Plan (except for routine claims for benefits payable in the normal operation of any Non-U.S. Plan) and no facts or circumstances exist that could give rise to any such Actions; (iii) no Non-U.S. Plan is under investigation or audit by any Governmental Authority and, to the knowledge of Parent, no such investigation or audit is contemplated or under consideration; (iv) each of Parent or its Restricted Subsidiaries is in compliance with all applicable laws and binding contractual obligations relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable law and binding contractual obligations.

Section 3.11    Disclosure.

(a)    (i) All factual information regarding the Parent Borrower and its Subsidiaries (other than projections, financial estimates, budgets, forecasts and other forward-looking information (collectively, the “Projections”) and information of a general economic or industry nature) contained in the Confidential Information Memorandum and the lender presentation in written form, the supplement to such lender presentation (for public-side Lenders and private-side Lenders) in written form and the Parent Borrower’s financial model, each in the form delivered to Lenders with the initial Confidential Information Memorandum, taken as a whole and as supplemented, when furnished, is accurate (except for any inaccuracy that would not reasonably be expected to result in a Disclosure Material Adverse Effect) and (ii) the Projections that have been made available to the Lenders by the Parent Borrower in connection with the transactions contemplated hereby reflect various estimates and assumptions and have been prepared by the Parent Borrower in good faith; provided that (1) no representations or warranties are made by the Parent Borrower or any of its Affiliates or representatives as to the accuracy of any Projections, (2) whether or not any Projections are in fact achieved will depend upon future events and conditions, some of which are not within the control of the Parent Borrower or its Subsidiaries, and (3) actual results may vary from the projected results and such variations may be material.

(b)    As of the Effective Date, to the best knowledge of the applicable Borrower, the information included in each Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12    Subsidiaries. (a) Schedule 3.12 sets forth as of the Effective Date a list of all Restricted Subsidiaries (identifying all Restricted Subsidiaries and Immaterial Subsidiaries) and the percentage ownership (directly or indirectly) of Parent therein.

(b)    Except as does not currently have and would not reasonably be expected to have a Material Adverse Effect, the shares of capital stock or other ownership interests of all Restricted Subsidiaries of Parent are fully paid and non-assessable and are owned by Parent (other than minority interests held by other Persons that do not violate any provision of this Agreement), directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.2.

Section 3.13    Anti-Terrorism Laws; USA Patriot Act. To the extent applicable, the Parent and each Subsidiary of Parent is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the USA Patriot Act and (c) the Cayman AML Regulations. None of the Loan Parties or their Subsidiaries is the subject of any action or investigation by any Governmental Authority with respect to any actual or alleged violation of the USA Patriot Act.

Section 3.14    Anti-Corruption Laws and Sanctions. Except as set forth in Schedule 3.14:

(a)    The Parent Borrower has implemented and maintains (and, on and after a Holdco Transaction, Holdings will have and will maintain) in effect policies and procedures designed to promote compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, commissioners, employees and agents (or others acting for or on behalf of them) with Anti-Corruption Laws and applicable Sanctions, and each Loan Party, its

Subsidiaries and its and their respective directors, officers, commissioners, employees, and, to the knowledge of Parent, its and their respective agents (or others acting for on behalf of them), are in compliance and have for the past five years been in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(b)    None of the Loan Parties or their respective Subsidiaries or, to the knowledge of Parent, their respective directors, commissioners, officers, employees, agents or others acting for or on behalf of them is engaged in or subject to any proceedings, demands, inquiries, indictments, or hearings or, to the knowledge of Parent, investigations, by or before any court, statutory or governmental body, department, board or agency relating to applicable Anti-Corruption Laws or Sanctions, and, to the knowledge of Parent, no such proceeding, demand, inquiry, investigation or hearing has been threatened in writing.

(c)    None of the Loan Parties or their respective Subsidiaries or, to the knowledge of Parent, their respective directors, commissioners or officers has ever been found by a Governmental Authority to have violated any Anti-Corruption Law.

(d)    None of (i) Parent or any Subsidiary of Parent or any of its or their respective directors or officers, or (ii) to the knowledge of Parent, any commissioner, employee or agent of (or others acting for or on behalf of) Parent or any Subsidiary of Parent is a Sanctioned Person.

Section 3.15    Margin Stock. (a) None of Parent or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)    No part of the proceeds of any Term Loan will be used to purchase or carry any Margin Stock or to extend credit for the purposes of purchasing or carrying Margin Stock in violation of the provisions of the Regulations of the Federal Reserve Board, including Regulation T, U or X, or any substantially equivalent law or regulation in effect in any other applicable jurisdiction.

Section 3.16    Solvency. As of the Effective Date, Parent and its Restricted Subsidiaries on a consolidated basis are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith (assuming for this purpose that the full amount of the Term Commitments is drawn on the Effective Date) will be, Solvent.

Section 3.17    Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 3.18    Insurance Matters. Except as does not currently have and would not reasonably be expected to have a Material Adverse Effect, all insurance policies and all self-insurance programs and arrangements relating to the business, assets, Business Liabilities, operations and directors, commissioners and officers (if any) of each Loan Party are in full force and effect, no written notice of cancellation or modification has been received, and, to the knowledge of Parent, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Such insurance policies are with reputable insurance carriers and provide coverage against such risks and in such amounts and with such deductibles as are customary for businesses of that size in Southeast Asia in businesses generally comparable to the business of Parent.

Section 3.19    Material Contracts. Except as does not currently have and would not reasonably be expected to have a Material Adverse Effect: (i) each Material Contract to which Parent or any of its Restricted Subsidiaries is a party is a valid and binding agreement of such Person, the performance of which by such Person does not violate any applicable law, rule, regulation or order of any Governmental Authority, and each such Material Contract is in full force and effect and enforceable against such Person in accordance with its terms, except (1) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (2) as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies, regardless of whether considered in a proceeding in equity or at law; and (ii) each of Parent and its Restricted Subsidiaries has duly performed all of its obligations under each Material Contract to which it is a party to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Person with respect thereto, or, to the knowledge of Parent, any other party or obligor with respect thereto, has occurred.

Section 3.20    Collateral Documents. The Liens granted by the Collateral Documents constitute valid and perfected Liens on the properties and assets covered by the Collateral Documents, to the extent required by the Loan Documents and subject to no prior or equal Lien except those Liens permitted to be prior or equal by Section 6.2.

For the sole purpose of this Article III, any reference to “material” means a matter that is quantifiable in monetary terms in the sum of $10,000,000 or more or which currently has or would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS

Section 4.1    The Effective Date. The obligations of the Lenders to make Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)    The Administrative Agent shall have received from each party to this Agreement, each other Loan Document and each Vietnam Loan Document a counterpart of this Agreement, such Loan Document and such Vietnam Loan Document signed on behalf of such party.

(b)    The Administrative Agent shall have received a Term Loan Note executed by the Borrowers in favor of each Lender requesting a Term Loan Note in advance of the Effective Date.

(c)    The Administrative Agent and the Collateral Agent shall have received a written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated as of the Effective Date) from each of the following counsels on behalf of the Loan Parties: (i) Hughes Hubbard & Reed LLP, (ii) Travers Thorp Alberga, (iii) Allen & Gledhill LLP, (iv) SyCip Salazar Hernandez & Gatmaitan, (v) Armand Yapsunto Muharamsyah & Partners, (vi) Vietnam International Law Firm, (vii) Sarin and Associates (a Cambodian admitted Attorneys-at-law office, working in commercial relationship with DFDL), (viii) DFDL Myanmar Limited and (ix) Rahmat Lim & Partners, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent. Each Borrower hereby requests such counsel to deliver such opinions.

(d)    The Administrative Agent shall have received (i) certified copies (or, in the case of the Singapore Loan Parties, certified copies or extracts) of the resolutions of the board of directors, board of commissioners or other comparable governing body and, if required in the relevant jurisdiction or by the relevant organizational documents, shareholders of each Borrower and each other Loan Party (as applicable) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and the execution and delivery of such Loan Documents to be delivered by each Borrower and the other Loan Parties on the Effective Date, and all documents evidencing other necessary corporate (or other applicable organizational) action, governmental approvals and registrations, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing (or the equivalent) of each Loan Party and authorization of the transactions contemplated hereby.

(e)    The Administrative Agent and the Collateral Agent shall have received a certificate of a Responsible Officer, a manager, a director, the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party, to be delivered by each Loan Party on the Effective Date and the other documents to be delivered hereunder on the Effective Date.

(f)    The Administrative Agent shall have received a certificate, dated as of the Effective Date and signed on behalf of the Parent Borrower by a director of the Board of Directors, the President, a Vice President or a Financial Officer of the Parent Borrower, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2 as of the Effective Date.

(g)    The Administrative Agent and the Collateral Agent, as applicable, shall have received all fees required to be paid by the Borrowers on the Effective Date and all expenses required to be reimbursed by the Borrowers, in each case for which invoices have been presented at least two Business Days prior to the Effective Date, on or before the Effective Date.

(h)    The Administrative Agent shall have received the results of recent Uniform Commercial Code (or other applicable law), tax and judgment Lien searches with respect to each of the Loan Parties to the extent reasonably required by the Administrative Agent, and such results shall not reveal any material judgment or any Lien on any of the assets of the Loan Parties except for Liens permitted under Section 6.2 or Liens to be discharged on or prior to the Effective Date.

(i)    In order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected first priority security interest in the Collateral, each Loan Party shall have delivered to the Collateral Agent (with a copy to the Administrative Agent):

(i)    a completed Perfection Certificate dated as of the Effective Date and executed by a Responsible Officer of each Loan Party and each Vietnam Note Party, together with all attachments contemplated thereby;

(ii)     (1) subject to Section 5.13, the certificates (if any) representing the Equity Interests (to the extent certificated) required to be pledged pursuant to any Security Agreement (or, if applicable in any local jurisdiction, certified copies of the registers or extracts thereof), together with, as applicable, an irrevocable power of attorney, an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof and (in the case of the Singapore Security Agreements) a copy of the constitutional documents of the relevant company whose shares are subject to security under the Singapore Security Agreements, together with any resolutions of the shareholders of the relevant company adopting such changes to the constitutional documents of each of the relevant companies as the Collateral Agent requires to, among other things, remove any restriction on any transfer of shares in each of the relevant companies pursuant to any enforcement of the relevant Singapore Security Agreement, (2) each instrument evidencing any Indebtedness which is required to be pledged and delivered to the Collateral Agent pursuant to any Security Agreement endorsed (without recourse) in blank (or accompanied by a transfer form endorsed in blank) by the pledgor thereof and (3) all notices required to be signed and delivered by any Loan Party on or prior to the Effective Date pursuant to any Security Agreement; and

(iii)    (1) Uniform Commercial Code (or similar) financing statements naming each Borrower and each Guarantor as debtor and the Collateral Agent as secured party, in appropriate form for filing, registration or recordation in the jurisdiction of incorporation or organization of each such Loan Party, and (2) subject to Section 5.13, each other collateral document and filing as the Administrative Agent may deem necessary or advisable under applicable law and in any applicable jurisdiction to create and perfect a security interest in the Collateral (including any notations and charge entries in the Registers of Members and/or Registers of Mortgages and Charges of any Loan Party incorporated under the laws of the Cayman Islands, and registration of instruments containing a power of attorney, to the extent required by any Collateral Document or applicable law).

(j)    The Lenders shall have received from the Parent Borrower the financial statements described in Section 3.4(a). The Administrative Agent acknowledges that as of the date hereof such condition has been satisfied.

(k)    On the Effective Date, the Administrative Agent shall have received a Solvency Certificate executed by the chief financial officer of the Parent Borrower in the form of Exhibit H.

(l)    (i) The Administrative Agent shall have received, at least three days prior to the Effective Date, all documentation and other information regarding the Borrowers and the Guarantors requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested in writing of the Parent Borrower at least ten days prior to the Effective Date and (ii) to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the Effective Date, any Lender that has requested, in a written notice to the Parent Borrower at least ten days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification.

Section 4.2    Each Credit Extension. Subject to Section 1.7(a), the obligation of each Lender to make a Term Loan on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Term Loans of one Type to another Type or a continuation of a Eurodollar Term Loan following the expiration of the applicable Interest Period) and the effectiveness of any Incremental Facility pursuant to Section 2.17 or any Extension pursuant to Section 2.19 (each of the foregoing, a “Credit Extension”), is subject to the satisfaction of the following conditions:

(a)    The Administrative Agent shall have received a fully executed Borrowing Request;

(b)    The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.4(a) shall be deemed to refer, following the first delivery thereof, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in such manner as of such earlier date; and

(c)    At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing.

Each Credit Extension shall be deemed to constitute a representation and warranty by the Parent Borrower as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Term Commitments have expired or been terminated and all Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full in cash, each Loan Party covenants and agrees with the Lenders that:

Section 5.1    Financial Statements; Other Information. Parent will furnish to the Administrative Agent (for distribution to each Lender):

(a)    no later than (i) for the fiscal year of Parent ended December 31, 2020, 180 days after the end of such fiscal year, (ii) for each subsequent fiscal year of Parent prior to an IPO and prior to Parent being subject to annual and quarterly reporting requirements under the Exchange Act, 150 days after the end of such fiscal year and (iii) if an IPO has occurred and Parent is subject to annual and quarterly reporting requirements under the Exchange Act, the later of (A) 90 days after the end of each fiscal year and (B) the date Parent is required by the SEC to deliver its Form 10-K for such fiscal year, a copy of (1) its audited consolidated (and, with respect to Parent and its Restricted Subsidiaries, unaudited consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Term Loans at the Latest Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with IFRS consistently applied, (2) a reasonably detailed reconciliation of the financial statements delivered pursuant to clause (1) indicating the extent to which any figures set forth therein are not attributable to the Loan Parties and (3) the annual consolidated (and, with respect to Parent and its Restricted Subsidiaries, consolidating) operating budget and projections of Parent and its Subsidiaries showing the quarterly income statement, balance sheet and cash flow statements in reasonable detail, including for key segments;

(b)    no later than (i) if prior to an IPO and prior to Parent being subject to annual and quarterly reporting requirements under the Exchange Act, 60 days after the end of each of the first three fiscal quarters of each fiscal year of Parent and (ii) if an IPO has occurred and Parent is subject to annual and quarterly reporting requirements under the Exchange Act, the later of (A) 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent and (B) the date Parent is required by the SEC to deliver its Form 10-Q for each of the first three fiscal quarters of each fiscal year of Parent, a copy of its consolidated (and, with respect to Parent and its Restricted Subsidiaries, unaudited consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis (or with respect to Parent and its Restricted Subsidiaries, on a consolidating basis, as applicable) in accordance with IFRS consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Parent in substantially the form of Exhibit E attached hereto (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) if and to the extent that any change in IFRS that has occurred since the date of the audited financial statements referred to in Section 3.4 had a material impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on Parent’s website on the Internet at https://www.grab.com/sg/press/ (or any new address identified by Parent) or at http://www.sec.gov;

(e)    within a reasonable period of time following any request in writing (including any electronic message) therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(f)    Parent will deliver to the Administrative Agent and the Collateral Agent each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.1(a), a certificate of its Responsible Officer (i) confirming that there has been no change in the information contained in the Perfection Certificate since the Effective Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that, to its knowledge, all Uniform Commercial Code (or similar) financing statements and all other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause (i) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein and as otherwise expressly permitted or set forth in the Loan Documents);

(g)    Parent will deliver to the Administrative Agent and the Collateral Agent any information regarding Collateral required pursuant to the Collateral Documents; and

(h)    concurrently with any delivery of financial statements under clauses (a) and (b) above, a Narrative Report.

Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which Parent posts such information, or provides a link thereto on Parent’s website on the Internet at https://www.grab.com/sg/press/ (or any new address identified by Parent) or at http://www.sec.gov; or (y) on which such information is posted on Parent’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). No Agent shall have any obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.2    Notices of Material Events. Parent will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Subsidiary of Parent thereof that would reasonably be expected to result in a Material Adverse Effect;

(c)    any other development that becomes known to any officer of Parent or any of its Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(d)    any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3    Existence; Conduct of Business. Parent will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (a) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3 and (b) none of Parent or any of its Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.4    Payment of Obligations. Parent will, and will cause each of its Restricted Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves are being maintained for those Taxes and the costs required to contest them, which have been disclosed in the latest financial statements of Parent or such Restricted Subsidiary, as applicable, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.5    Maintenance of Properties; Insurance. Parent will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies or through self-insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.6    Books and Records; Inspection Rights. Parent will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with IFRS. Parent will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that Parent or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of Parent or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third-party consent legally binding on Parent or its Restricted Subsidiaries or (c) is subject to attorney, client or similar privilege or constitutes or includes attorney work-product.

Section 5.7    Compliance with Laws and Agreements. Parent will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations (including applicable foreign currency regulations) and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Parent currently has, and will maintain in effect and enforce, policies and procedures designed to promote compliance by Parent, its Subsidiaries and its and their respective directors, commissioners, officers, employees, agents (and others acting for or on behalf of them) of the foregoing with Anti-Corruption Laws and applicable Sanctions.

Section 5.8    Use of Proceeds. The proceeds of the Term Loans will be used for general corporate purposes of Parent and its Restricted Subsidiaries, including for the making of Investments permitted hereunder. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X, or any substantially equivalent law or regulation in effect in any other applicable jurisdiction. No Borrower will request any Credit Extension, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries, Holdings (upon the consummation of a Holdco Transaction) and its or their respective directors, officers, and employees shall not use, the proceeds of any Credit Extension, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b)

for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.9    Additional Guarantors. (a) In the event that any Person becomes a direct or indirect Material Subsidiary (other than any Excluded Subsidiary and any Vietnam Note Party), Parent shall (i) in the case of an Unrestricted Subsidiary becoming a direct or indirect Material Subsidiary that is not otherwise an Excluded Subsidiary or a Vietnam Note Party, substantially concurrently with the redesignation or deemed redesignation thereof as a Restricted Subsidiary pursuant to Section 5.11 or (ii) otherwise, 60 days thereafter (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) (1) cause such Material Subsidiary to become (A) a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement and (B) a “grantor”, a “security grantor”, a “securing party” or act in a similar capacity under the applicable Security Agreement by executing and delivering to the Collateral Agent (with a copy to the Administrative Agent) the joinder agreement, amendment agreement, accession deed, accession agreement or other security agreement required thereunder, and (2) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Administrative Agent or required by the Loan Documents. If reasonably requested by the Administrative Agent or the Collateral Agent, such Person shall receive an opinion of counsel for Parent and/or the applicable Loan Party in form and substance reasonably satisfactory to the Administrative Agent and/or the Collateral Agent, as applicable, in respect of such customary matters as may be reasonably requested by the Administrative Agent and/or the Collateral Agent, as applicable, relating to any Counterpart Agreement, joinder agreement, amendment agreement, accession deed, accession agreement or other security agreement (including any Collateral Document) delivered pursuant to this Section 5.9(a), dated as of the date of the applicable document, deed or agreement.

(b)    With respect to each Material Subsidiary of Parent referred to in clause (a) above, Parent shall promptly after delivering the financial statements pursuant to Sections 5.1(a) or 5.1(b), as the case may be, send to the Administrative Agent written notice setting forth (i) the date on which such Person became such a Material Subsidiary and (ii) all of the data required to be set forth in Schedule 3.12 hereto; and such written notice shall be deemed to supplement Schedule 3.12 for all purposes hereof.

(c)    Substantially simultaneously upon the consummation of a Holdco Transaction, Holdings shall (i) become (1) a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement and (2) a “grantor”, a “security grantor”, a “securing party” or act in a similar capacity under the applicable Collateral Document by executing and delivering to the Collateral Agent (with a copy to the Administrative Agent) the joinder agreement, amendment agreement, accession deed, accession agreement or other security agreement required thereunder, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Administrative Agent or the Collateral Agent or otherwise required by the Loan Documents.

Section 5.10    Further Assurances; Other Collateral Matters.

(a)    Subject to Section 5.10(c) and any applicable limitations set forth in any Security Agreement or any other Loan Document, each Loan Party shall execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Collateral and Guarantee Requirement continues to be satisfied.

(b)    Subject to Section 5.10(c), not later than ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) after the acquisition by any Loan Party of any Material Real Estate Asset, cause such Material Real Estate Asset to be subject to a Lien pursuant to a mortgage, deed or similar document in favor of the Collateral Agent and take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties shall not be required, nor shall the Collateral Agent be authorized, to (x) grant a Lien on any Excluded Property or (y) perfect Liens in Collateral by any means other than by:

(i)    entry into customary security and pledge agreements, mortgages or deeds or similar documents and the making of such filings, in each case, as the Collateral Agent (on behalf of the Secured Parties if so directed) or the Administrative Agent may deem necessary or advisable under applicable law to create or perfect security interests in any such assets (including applicable filings pursuant to the Uniform Commercial Code or other applicable law and filings with the applicable filing offices or registers with respect to any Intellectual Property constituting Collateral (to the extent that such filings are necessary or advisable to perfect a security interest in such Intellectual Property); provided that perfection over any immaterial Intellectual Property constituting Collateral in any jurisdiction located outside of the United States of America shall only be done in consultation with Parent and upon the advice of local counsel);

(ii)    mortgages or deeds or similar documents in respect of any Material Real Estate Asset and filings in the applicable real estate records with respect to Material Real Estate Assets or any fixtures relating to Material Real Estate Assets;

(iii)    delivery to the Collateral Agent (with a copy to the Administrative Agent) to be held in its possession of all Collateral consisting of intercompany notes, instruments and certificates representing Equity Interests (1) issued by any Loan Party (other than Parent) that do not constitute Third Party Interests or (2) directly owned by a Loan Party and issued by (I) a Restricted Subsidiary, other than any Excluded Subsidiary (unless constituting an Excluded Subsidiary solely pursuant to clause (h) of the definition thereof), or (II) after the consummation of a Holdco Transaction, the Parent Borrower, in each case as expressly required by the Loan Documents and together with, as applicable, an irrevocable power of attorney, an undated stock power or similar instrument of transfer for each such item of Collateral endorsed in blank by the pledgor thereof (or a duly authorized officer of such pledgor); or

(iv)    delivery of customary control agreements and any other documents as the Collateral Agent (on behalf of the Secured Parties if so directed) or the Administrative Agent may deem necessary or advisable under applicable law to create or perfect a security interest with respect to each deposit account or securities account constituting Collateral; provided that such control agreements and other documents shall allow the owner of the applicable account to give instructions with respect to such account until the Collateral Agent, in accordance with the terms of the Loan Documents, shall deliver a notice of exclusive control and any other documents as the Collateral Agent or the Administrative Agent may deem necessary or advisable under applicable law to enforce a security interest with respect to each deposit account or securities account constituting Collateral, in each case, upon the occurrence and during the continuation of an Event of Default.

Section 5.11    Designation of Restricted and Unrestricted Subsidiaries.

(a)    The Board of Directors or chief financial officer of Parent may designate any Subsidiary of the Parent (other than the US Borrower and, after the consummation of a Holdco Transaction, the Parent Borrower), including a newly acquired or created Subsidiary of Parent, to be an Unrestricted Subsidiary if it meets the following qualifications:

(i)    such Subsidiary does not own any Equity Interest of Parent or any other Restricted Subsidiary of Parent;

(ii)    immediately before and after such designation, the actual balance of Unrestricted Cash on the date of determination is not less than the Minimum Cash Amount on a Pro Forma Basis;

(iii)    any Guarantee or other credit support thereof by Parent or any Restricted Subsidiary of Parent is permitted under Section 6.1 and/or Section 6.7, as applicable;

(iv)    immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation; and

(v)    no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness for borrowed money or any other Indebtedness constituting Total Funded Debt of Parent or any Restricted Subsidiary of Parent with an aggregate principal amount greater than or equal to $25,000,000.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b). Any newly acquired or created Subsidiary of an Unrestricted Subsidiary shall be deemed an Unrestricted Subsidiary unless the provisions of Section 6.7 would not permit the Investment in such Unrestricted Subsidiary at the time of its acquisition or formation (it being acknowledged and agreed, for the avoidance of doubt, that the provisions of Section 6.7 do not prohibit Unrestricted Subsidiaries from making or owning Investments in any Person).

(b)    (i) A Subsidiary previously designated as or deemed to be an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections (a)(i), (a)(iii) or (a)(v) of this Section 5.11 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d) of this Section 5.11; and (ii) the Board of Directors of Parent may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if no Event of Default exists at the time of the designation and the designation would not cause an Event of Default.

(c)    Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i)    all existing Investments of Parent and the Restricted Subsidiaries of Parent therein (valued at Parent’s and its Restricted Subsidiaries’ proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(ii)    all existing Equity Interests or Indebtedness of Parent or a Restricted Subsidiary of Parent held by it will be deemed issued or incurred, as applicable, at that time, and all Liens on property of Parent or a Restricted Subsidiary of Parent securing its obligations will be deemed incurred at that time;

(iii)    all existing transactions between it and Parent or any Restricted Subsidiary of Parent will be deemed entered into at that time;

(iv)    it will be released at that time from its Guaranty and its obligations under the Security Agreements and all related Liens on its property will be released at that time; and

(v)    it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d)    Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.11(b),

(i)    all of its Indebtedness and Liens will be deemed incurred at that time for purposes of Section 6.1 and Section 6.2, as applicable;

(ii)    all Investments therein previously charged under Section 6.7 will be credited thereunder;

(iii)    if it is not an Excluded Subsidiary, it shall be required to become a Guarantor pursuant to Section 5.9; and

(iv)    it will be subject to the provisions of this Agreement as a Restricted Subsidiary.

(e)    Any designation by the Board of Directors or chief financial officer of Parent of a Subsidiary as an Unrestricted Subsidiary after the Effective Date will be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Board of Directors of Parent giving effect to the designation and a certificate of a Responsible Officer of Parent certifying that the designation complied with the foregoing provisions.

Section 5.12    Maintenance of Ratings. Parent shall use commercially reasonable efforts to maintain its corporate credit or corporate family ratings and public credit facility ratings for the Initial Term Loans from each of Moody’s and S&P (but not any specific rating or ratings).

Section 5.13    Post-Closing Obligations. As promptly as practicable, and in any event within the time periods following the Effective Date specified on Schedule 5.13 or such later date as the Administrative Agent agrees to in writing in its reasonable discretion, each Borrower and each other applicable Loan Party shall deliver the documents or take the actions specified on Schedule 5.13, to the extent any such document is not delivered or any such action is not taken on or prior to the Effective Date.

ARTICLE VI

NEGATIVE COVENANTS

Until the Term Commitments have expired or been terminated and all Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full in cash, each Loan Party covenants and agrees with the Lenders that:

Section 6.1    Indebtedness. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)    the Obligations;

(b)    Indebtedness of Parent or its Restricted Subsidiaries with respect to Capital Lease Obligations, sale and leaseback transactions, mortgage financings and purchase money Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of incurrence thereof, the greater of (x) $300,000,000 and (y) 5.5% of Consolidated Total Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; provided that any such Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired, constructed or improved in connection with the incurrence of such Indebtedness;

(c)    unsecured Indebtedness in an aggregate outstanding principal amount not to exceed $100,000,000;

(d)    Indebtedness of any Restricted Subsidiary to Parent or to any other Restricted Subsidiary, or of Parent to any Restricted Subsidiary; provided that (i) all such Indebtedness owing by a Loan Party to any Restricted Subsidiary that is not a Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations, (ii) Indebtedness owing by any Restricted Subsidiary that is not a Guarantor (other than any Vietnam Note Party) to any Loan Party shall be permitted to the extent the corresponding Investment by such Loan Party in such Restricted Subsidiary is permitted by Section 6.7(b), Section 6.7(c) or Section 6.7(e), and (iii) (1) no Indebtedness shall be owed by any Vietnam Note Party to any Loan Party (other than Indebtedness owed by any Vietnam Note Party to the Parent Borrower under the Vietnam Intercompany Note) and (2) the aggregate outstanding principal amount under the Vietnam Intercompany Note shall not exceed $500,000,000 at any time;

(e)    Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f)    Indebtedness in connection with cash management or custodial agreements, netting services, overdraft protections and otherwise similarly in connection with deposit accounts and Indebtedness in connection with credit card, debit card or other similar cards or payment processing services;

(g)    Guarantees by Parent of Indebtedness of a Restricted Subsidiary of Parent or Guarantees by a Restricted Subsidiary of Parent of Indebtedness of Parent or another Restricted Subsidiary of Parent with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations;

(h)    Indebtedness existing on the Effective Date and described in Schedule 6.1;

(i)    Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent or any Restricted Subsidiary of Parent, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;

(j)    Indebtedness secured by a Lien on any asset of Parent or its Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed $100,000,000; provided that such Indebtedness shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent; provided, further, that the aggregate outstanding principal amount of all such Indebtedness that is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations (“Specified Secured Debt”) and any Incremental Facilities (other than Term Loan Add-On Debt) and Incremental Equivalent Debt secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations shall not exceed $150,000,000 at any time;

(k)    Incremental Equivalent Debt and Refinancing Equivalent Debt;

(l)    unsecured Indebtedness; provided that (i) such Indebtedness (other than Specified Convertible Notes) shall not mature or require any scheduled amortization or scheduled payments of principal and shall not be subject to mandatory redemption, repurchase or repayment (other than customary offers to purchase on a change of control, Disposition or casualty event and customary acceleration rights after an event of default), in each case, prior to the date which is 181 days after the Latest Term Loan Maturity Date, (ii) if any such Indebtedness is Guaranteed, it shall not be Guaranteed by any Person other than a Guarantor, (iii) subject to Section 1.7(a), at the time such Indebtedness is incurred and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (iv) the terms and conditions governing such Indebtedness are either (1) not more favorable (taken as a whole) to the lenders or holders providing such Indebtedness than those applicable to the existing Term Loans or Term Commitments, as determined in good faith by Parent (except for covenants or other provisions applicable only to periods after the Latest Maturity Date (as determined as of the date of incurrence of such Indebtedness)) or (2) otherwise on current market terms for such type of Indebtedness;

(m)    Indebtedness incurred under one or more revolving credit facilities; provided that (i) the aggregate principal amount of all outstanding commitments and loans incurred under this clause (m) shall not exceed the Available Add-On Amount (calculated without giving effect to clause (b) of such definition) at any time, (ii) such Indebtedness shall not be guaranteed by any Person that is not a Guarantor (unless such Person becomes a Guarantor in connection therewith), (iii) such Indebtedness (A) shall rank pari passu in right of payment with the Term Loans and Term Commitments and pari passu or junior in right of security with the Liens securing the Obligations, (B) shall not be secured by assets other than the Collateral (unless such assets become Collateral in connection therewith) and (C) shall be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent, the applicable lenders providing such Indebtedness and the Parent Borrower, (iv) no Event of Default shall be in existence at the time of, or immediately after giving effect to, the incurrence of such Indebtedness and (v) for purposes of this clause (m), the amount of Indebtedness incurred under each such revolving credit facility shall assume full utilization of such revolving credit facility whether or not fully drawn;

(n)    Indebtedness (i) arising under a lease of vehicles, vessels, equipment, computers or other fixed assets (excluding real properties) or (ii) otherwise arising under any financing arrangements provided by a financial institution of a reputable standing for the purpose of enabling Parent or any Restricted Subsidiary to acquire the same types of assets capable of being acquired by such Person under a lease in the applicable local jurisdiction, in each case, in the ordinary course of business in an aggregate principal amount outstanding not to exceed, together with any Indebtedness incurred pursuant to Section 6.1(q), $50,000,000 at any time;

(o)    Indebtedness arising out of vendor financing in the ordinary course of business;

(p)    Indebtedness in respect of (i) insurance premium financings (provided, that such Indebtedness (A) does not exceed the unpaid amount of such premiums and (B) is either unsecured or is secured solely by the insurance policies financed (and proceeds thereof)), (ii) take-or-pay obligations contained in supply agreements or (iii) credit given by suppliers for goods and services purchased, in each case, arising in the ordinary course of business;

(q)    Motor Vehicle Indebtedness in an aggregate principal amount outstanding not to exceed, together with any Indebtedness incurred pursuant to Section 6.1(n), $50,000,000 at any time;

(r)    Indebtedness incurred by a Receivables Subsidiary under a Permitted Receivables Facility in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(s)    Guarantees of Indebtedness of an Unrestricted Subsidiary in an aggregate principal amount not to exceed $50,000,000 at any time outstanding to the extent such Guarantees constitute Investments permitted by Section 6.7(c) or Section 6.7(p); and

(t)    other Indebtedness of Restricted Subsidiaries of Parent that are not Loan Parties in an aggregate principal outstanding amount not to exceed $50,000,000; provided that any such Indebtedness is not guaranteed by Parent or any Restricted Subsidiary of Parent that is a Guarantor.

For purposes of determining compliance with this Section 6.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (t) above, Parent shall be permitted to classify (or later reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this Section 6.1 and such Indebtedness will be treated as having been incurred pursuant to such clauses as designated by Parent. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.1.

Section 6.2    Liens. Parent will not, and will not permit any Restricted Subsidiary to, create, grant, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)    Permitted Encumbrances;

(b)    any Lien on any property or asset of Parent or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.2(b) (provided that Liens securing Indebtedness or other obligations of less than $250,000 individually and $2,500,000 in the aggregate do not need to be set forth in Schedule 6.2(b) to be permitted Liens under this clause (b)) and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such modification, replacement, renewal or extension Lien shall not apply to any other property or asset of Parent or any Restricted Subsidiary other than (1) improvements thereon or proceeds thereof and (2) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.1;

(c)    any Lien existing on any property or asset prior to the acquisition thereof by Parent or any Restricted Subsidiary of Parent or existing on any property or asset of any Person that becomes a Restricted Subsidiary of Parent (other than pursuant to a redesignation or deemed redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary as provided in

Section 5.11), in each case after the Effective Date and prior to the time such Person becomes a Restricted Subsidiary of Parent and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary of Parent, as the case may be, (ii) such Lien shall not apply to any other property or assets of Parent or any other Restricted Subsidiary of Parent (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property; provided that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary of Parent, as the case may be, and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced, and (iv) if such Liens secure Indebtedness, such Indebtedness is permitted by Section 6.1;

(d)    Liens on fixed or capital assets (including Real Estate Assets) acquired, constructed or improved by Parent or any Restricted Subsidiary of Parent; provided that (i) such Liens secure Indebtedness that is permitted by Section 6.1(b), (ii) such Liens and the Indebtedness secured thereby are initially incurred prior to or within 180 days after the acquisition or the completion of the construction or improvement of such assets, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such assets and customary related expenses, and (iv) such Liens shall not apply to any other property or assets of Parent or any Restricted Subsidiary of Parent other than additions, accessions, parts, attachments or improvements on or proceeds of such assets; provided that clause (ii) shall not apply to any refinancing, extension, renewal or replacement thereof;

(e)    easements, licenses, sublicenses, leases or subleases granted to others (i) not interfering in any material respect with the business of Parent and its Restricted Subsidiaries, taken as a whole, or (ii) not securing any Indebtedness;

(f)    the interest and title of a lessor under any lease, license, sublease or sublicense entered into by Parent or any Restricted Subsidiary of Parent in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g)    in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(h)    in the case of any Joint Venture, any Liens on its Equity Interests pursuant to its organizational documents or any related joint venture or similar agreement;

(i)    Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(j)    Liens on earnest money deposits of cash or cash equivalents or marketable securities made in connection with any Acquisition not prohibited hereunder;

(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents or other securities on deposit in one or more accounts maintained by Parent or any Restricted Subsidiary of Parent, in each case granted in the ordinary course of business in favor of the bank or banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to institutions with respect to cash management operating account arrangements and similar arrangements;

(l)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(m)    Liens securing the Obligations pursuant to any Loan Document;

(n)    other Liens that are junior in priority to the Liens securing the Obligations; provided that, at the time of incurrence of the obligations secured thereby, the aggregate outstanding principal amount of obligations secured by Liens in reliance on this clause (n) does not exceed the greater of (x) $200,000,000 and (y) 3.75% of Consolidated Total Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; provided that such Liens shall be subject to customary intercreditor arrangements reasonably satisfactory to the Parent Borrower, the Administrative Agent and the institutions benefiting from such Liens; provided, further, that the aggregate principal amount of Indebtedness secured by any assets of a Restricted Subsidiary of Parent that is not a Loan Party pursuant to this clause (n) shall not exceed the greater of (x) $200,000,000 and (y) 3.75% of Consolidated Total Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis;

(o)    Liens on the Collateral to secure Incremental Equivalent Debt and Refinancing Equivalent Debt; provided that such Liens shall be subject to customary intercreditor arrangements reasonably satisfactory to the Parent Borrower, the Administrative Agent and the institutions providing such Incremental Equivalent Debt and Refinancing Equivalent Debt, as applicable; provided, further, that the aggregate principal amount of all Incremental Facilities (other than Term Loan Add-On Debt), Specified Secured Debt and Incremental Equivalent Debt secured by a Lien ranking pari passu to the Liens securing the Obligations shall not exceed $150,000,000 at any time;

(p)    Liens securing Indebtedness permitted under Section 6.1(j);

(q)    Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.3 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (ii)

consisting of an agreement to Dispose of any property in a Disposition (including a sale and leaseback transaction) permitted under Section 6.3, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(r)    Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Restricted Subsidiary and Liens granted by a Loan Party in favor of any other Loan Party;

(s)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(t)    receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(u)    Liens securing Indebtedness permitted under Section 6.1(m);

(v)    Liens on cash or Investments permitted under Section 6.7 securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable law;

(w)    Liens on goods or documents of title to goods arising in the ordinary course of business and which are given in respect of letter of credit transactions or similar trade instruments;

(x)    Liens over assets subject to vendor financing in the ordinary course of business;

(y)    Liens securing Indebtedness permitted under Section 6.1(q);

(z)    Liens securing Indebtedness permitted under Section 6.1(r);

(aa)    other Liens; provided that, at the time of incurrence of the obligations secured thereby, the aggregate outstanding principal amount of obligations secured by Liens in reliance on this clause (aa) does not exceed the greater of (x) $25,000,000 and (y) 0.5% of Consolidated Total Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; provided that the aggregate principal amount of Indebtedness secured by any assets of a Restricted Subsidiary of Parent that is not a Loan Party pursuant to this clause (aa) shall not exceed the greater of (x) $10,000,000 and (y) 0.2% of Consolidated Total Assets of Parent and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; and

(bb)    Liens granted by the Vietnam Note Parties in favor of the Parent Borrower pursuant to the Vietnam Loan Documents.

For purposes of determining compliance with this Section 6.2, in the event that a Lien meets the criteria of more than one of the categories described in clauses (a) through (bb) above, Parent shall be permitted to classify (or later reclassify in whole or in part in its sole discretion) such Lien in any manner that complies with this Section 6.2 and such Lien will be treated as having been incurred pursuant to such clauses as designated by Parent. Notwithstanding anything to the contrary in any Loan Document, if any security interest purported to be granted by any Loan Party under any Collateral Document with respect to any asset constituting Collateral is not perfected (or such equivalent concept under applicable local law), then such Loan Party will not take any consensual action to affirmatively perfect (or such equivalent concept under applicable local law) a security interest in such asset in favor of any Person (other than the Secured Parties) unless and until the security interest with respect to such asset granted by such Loan Party under such Collateral Document is perfected (or such equivalent concept under applicable local law).

Section 6.3    Fundamental Changes; Assets Sales; Changes in Business. (a) Parent will not, and will not permit any Restricted Subsidiary of Parent to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, enter into any sale and leaseback transactions with respect to, or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and its Restricted Subsidiaries, taken as a whole, or (except as permitted by clause (d) of the definition of “Asset Sales”) all or substantially all of the Equity Interests of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i)    any Subsidiary of Parent (other than a Borrower) or any other Person may merge into or consolidate with a Borrower in a transaction in which the surviving entity is a Borrower;

(ii)    any Person (other than Parent or a Borrower) may merge into or consolidate with any Restricted Subsidiary of Parent (other than a Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary; provided that any such merger or consolidation involving (1) a Guarantor must result in a Guarantor as the surviving entity and (2) a Vietnam Note Party must result in a Guarantor or a Vietnam Note Party as the surviving entity;

(iii)    any Loan Party may sell, transfer, lease or otherwise Dispose of its assets to any other Loan Party;

(iv)    any Restricted Subsidiary of Parent (other than a Borrower) may merge into or with, or consolidate with any other Person, and any other Person may merge into such Restricted Subsidiary, so long as the Person surviving such merger or consolidation shall be a Restricted Subsidiary; provided that any such merger or consolidation involving (1) a Guarantor must result in a Guarantor as the surviving entity and (2) a Vietnam Note Party must result in a Guarantor or a Vietnam Note Party as the surviving entity;

(v)    any Restricted Subsidiary of Parent (other than a Borrower) may merge into or consolidate with any other Person in a transaction in which such Restricted Subsidiary ceases to be a direct or indirect Subsidiary of Parent if such transaction is excluded from the definition of “Asset Sale” by clause (i) thereof;

(vi)    any Restricted Subsidiary of Parent (other than a Borrower) may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders;

(vii)    a Holdco Transaction may be consummated;

(viii)    Parent and its Restricted Subsidiaries may consummate Dispositions constituting Investments permitted by Section 6.7(b); and

(ix)    a Borrower may merge into or consolidate with any of its Subsidiaries or any other Person in a transaction in which the surviving entity is such Borrower (it being understood that no Borrower may merge into or consolidate with any other Borrower).

(b)    Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale other than as permitted under clause (a) above; provided that Parent or any Restricted Subsidiary may consummate an Asset Sale so long as (1) the actual balance of Unrestricted Cash on the date of determination is not less than the Minimum Cash Amount on a Pro Forma Basis immediately prior to and after giving effect to such Asset Sale, (2) the mandatory prepayment provisions in Section 2.8(a) or 2.8(c) (as applicable) shall have been satisfied, (3) no Event of Default pursuant to Section 8.1(a), 8.1(b), 8.1(h) or 8.1(i) shall exist at the time of such Asset Sale or arise as a result thereof, (4) the aggregate consideration received by Parent and its Restricted Subsidiaries for such Asset Sale shall be in an amount at least equal to the fair market value (as reasonably determined by Parent in good faith) thereof and (5) at least 75% of the aggregate consideration for such Asset Sale shall be paid in cash or Cash Equivalents; provided that the amount of (i) any liabilities (as shown on Parent’s most recent consolidated balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Parent’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Parent) of Parent or such Restricted Subsidiary that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Disposition) and for which Parent and all such Restricted Subsidiaries have been validly released, (ii) any notes or other obligations or securities received by Parent or any such Restricted Subsidiary from such transferee that are converted by Parent or any such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within ninety (90) days following the receipt thereof and (iii) any Designated Non-Cash Consideration received in respect of the applicable Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 6.3(b)(5)(iii) that is at that time outstanding, not to exceed $175,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall, in each case, be deemed to be cash.

(c)    Parent will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent and its Restricted Subsidiaries on the Effective Date and businesses reasonably related, similar, complementary, adjacent, incidental or ancillary thereto and vertical or horizontal reasonably related expansions thereof.

Section 6.4    Restricted Payments and Restricted Debt Payments. Parent will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment or Restricted Debt Payment except:

(a)    Restricted Payments and Restricted Debt Payments in an unlimited amount so long as (i) no Event of Default shall have occurred and be continuing and (ii) the actual balance of Unrestricted Cash on the date of determination is not less than the Minimum Cash Amount on a Pro Forma Basis, in each case, immediately prior to and after giving effect to such Restricted Payment or Restricted Debt Payment;

(b)    (i) any Restricted Subsidiary of Parent may declare and pay dividends or make other Restricted Payments ratably to (1) its equity holders (other than any Vietnam Note Party) or (2) any Loan Party and (ii) any Restricted Subsidiary of any Vietnam Note Party may declare and pay dividends or make other Restricted Payments ratably to (1) its equity holders or (2) any Vietnam Note Party;

(c)    Parent may make Restricted Payments to redeem in whole or in part any of its Equity Interests (including Disqualified Equity Interests) for another class of its Equity Interests or rights to acquire its Equity Interests (other than, in each case, Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests); provided that the only consideration paid for any such redemption is Equity Interests of Parent or the proceeds of any substantially concurrent equity contribution or issuance of Equity Interest (other than, in each case, Disqualified Equity Interests);

(d)    Restricted Payments made in connection with equity compensation that consist solely of the withholding of shares to any employee (or other provider of services) in an amount equal to the employee’s (or other provider of services’) tax obligation on such compensation and the payment in cash to the applicable Governmental Authority of an amount equal to such tax obligation;

(e)    Parent may declare and make dividends payable solely in additional shares of Parent’s Qualified Equity Interests and may exchange Equity Interests for its Qualified Equity Interests;

(f)    following an IPO, Parent may make any Restricted Payment that has been declared by it, so long as (i) such Restricted Payment would be otherwise permitted under clause (a) of this Section 6.4 at the time so declared and (ii) such Restricted Payment is made within 60 days of such declaration;

(g)    following an IPO, Parent may repurchase Equity Interests pursuant to any accelerated stock repurchase or similar agreement; provided that the payment made by Parent with respect to such repurchase would be otherwise permitted under clause (a) of this Section 6.4 at the time such agreement is entered into and at the time such payment is made;

(h)    Parent may make Restricted Payments pursuant to and in accordance with equity compensation plans or other similar agreements for directors, officers, employees or other providers of services to Parent and its Restricted Subsidiaries or in connection with a cessation of service of such Person;

(i)    Parent may repurchase Equity Interests or rights in respect thereof granted to directors, officers or employees of Parent or its Restricted Subsidiaries; provided that the aggregate cash consideration paid pursuant to this clause (i) shall not exceed $25,000,000 in any fiscal year;

(j)    Restricted Payments constituting the (i) repurchase of fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities, exercises of warrants or options, or settlements of restricted stock units or (ii) “net exercise” or “net share settle” warrants or options;

(k)    Restricted Payments constituting the receipt or acceptance by Parent or any Subsidiary of Parent of the return of Equity Interests issued by Parent or any Subsidiary of Parent to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition;

(l)    Parent and its Restricted Subsidiaries may make Restricted Debt Payments to refinance Indebtedness to the extent permitted by Section 6.1;

(m)    Parent and its Restricted Subsidiaries may make Restricted Debt Payments in the form of payment-in-kind interest with respect to Indebtedness permitted by Section 6.1;

(n)    Parent and its Restricted Subsidiaries may make Restricted Debt Payments as part of an “applicable high yield discount obligation” catch up payment with respect to Indebtedness permitted by Section 6.1;

(o)    following an IPO, Parent may repurchase Equity Interests pursuant to the terms of a call spread or similar arrangement entered into in connection with the issuance of Convertible Notes; and

(p)    following an IPO, Parent may make Restricted Payments of no greater than 6% per annum of the net proceeds received in such IPO and contributed to the Parent Borrower; provided that immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.5    Restrictive Agreements. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, grant, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, (b) the ability of Holdings to repay loans or advances made to Holdings by the Parent Borrower on and after the consummation of a Holdco Transaction, or (c) the ability of any Restricted Subsidiary of Parent to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Parent or any other Loan Party or of any Restricted Subsidiary of Parent to Guarantee Indebtedness of the Parent Borrower or any other Loan Party under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.5 (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of Parent or assets of Parent or any Restricted Subsidiary of Parent pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Person becomes a Restricted Subsidiary of Parent, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Parent, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Incremental Equivalent Debt, Refinancing Equivalent Debt or any other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (viii) clause (c) of the foregoing shall not apply to restrictions or conditions set forth in any agreement governing any other Indebtedness permitted under Section 6.1; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of Parent, and (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.

Section 6.6    Transactions with Affiliates. Parent will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among Parent and its Restricted Subsidiaries and not involving any other Affiliate, or as otherwise permitted hereunder), except (a) on terms and conditions not less favorable to Parent or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties as determined in good faith by the independent directors of the Board of Directors of Parent, (b) payment of customary directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, members of the board of commissioners, officers, employees or other providers of services of Parent or any of its Restricted Subsidiaries, (c) any transaction involving amounts less than $500,000 individually or $5,000,000 in the aggregate in any fiscal year, (d) any transaction permitted by Section 6.3, 6.4 or 6.7, (e) any transaction entered into in the ordinary course of business with its Affiliates that are Joint Ventures but not Restricted Subsidiaries, (f) issuances of new Equity Interests to the extent not otherwise prohibited by this Agreement and (g) transactions described in Schedule 6.6.

Section 6.7    Investments. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)    Investments in cash and Cash Equivalents and Marketable Securities;

(b)    Investments (including intercompany loans) in Parent or any Restricted Subsidiary of Parent; provided that (i) the aggregate amount of such Investments made by a Loan Party in any Restricted Subsidiary of Parent that is not a Loan Party (other than any Vietnam Note Party) shall not exceed $50,000,000 at any time outstanding and (ii) no Investments shall be made by a Loan Party in any Vietnam Note Party (other than the loans and advances made by the Parent Borrower to any Vietnam Note Party pursuant to the Vietnam Intercompany Note);

(c)    Investments in an unlimited amount so long as (i) no Event of Default shall have occurred and be continuing and (ii) the actual balance of Unrestricted Cash on the date of determination is not less than the Minimum Cash Amount on a Pro Forma Basis, in each case, immediately prior to and after giving effect to such Investment;

(d)    loans and advances (i) to employees or other providers of services of Parent and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any time outstanding or (ii) in respect of payroll payments made by Parent or its Restricted Subsidiaries in the ordinary course of its business to an employee, director or officer of Parent or such Restricted Subsidiary;

(e)    Investments existing on the Effective Date and described in Schedule 6.7;

(f)    Swap Agreements which constitute Investments;

(g)    (i) trade receivables in the ordinary course of business, (ii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (iii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss in the ordinary course of business or (iv) any advance payment by Parent or any Restricted Subsidiary to its suppliers on normal commercial terms and in the ordinary course of business;

(h)    guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;

(i)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j)    lease, utility and other similar deposits in the ordinary course of business;

(k)    Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;

(l)    Investments constituting Designated Non-Cash Consideration received in connection with any Asset Sale permitted by Section 6.3(b);

(m)    Guarantees permitted by Section 6.1(g);

(n)    Guarantees of leases (other than Capital Lease Obligations) or other obligations of any Loan Party or Restricted Subsidiary that do not constitute Indebtedness (including any Guarantee imposed by a legal or administrative authority in connection with pre-judgment court proceedings; provided that such proceedings would not constitute an Event of Default), in each case, entered into in the ordinary course of business;

(o)    a credit arising from a lease by Parent or any Restricted Subsidiary of its property in the ordinary course of business; and

(p)    other loans, grants of credit, Guarantees, indemnities and assumptions of liabilities not to exceed $10,000,000 in the aggregate in any fiscal year.

For purposes of determining compliance with this Section 6.7, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment and (ii) in the event that an Investment meets the criteria of any one of the categories described in clauses (a) through (p) above at the time such Investment is made, there shall not be any requirement for such Investment to meet any other category described in clauses (a) through (p) above at such time or thereafter.

Section 6.8    US Borrower. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, allow any action that would result in the US Borrower being treated as anything other than an entity that is disregarded as an entity separate from its owner for U.S. Federal income Tax purposes (including the filing of an Internal Revenue Service Form 8832 electing to be classified as an association taxable as a corporation).

Section 6.9    Vietnam Loan Documents. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) amend, restate or otherwise modify or waive any provision of any Vietnam Loan Document in a manner that could reasonably be expected to adversely impact the interests of any Secured Party, (b) grant, pledge or suffer to exist any Lien with respect to any Vietnam Loan Document (other than the Liens granted by the Parent Borrower in favor of the Collateral Agent to secure the Obligations and non-consensual Liens arising by operation of law), (c) terminate any Vietnam Loan Document (unless, in the case of the Vietnam Intercompany Note or the Vietnam Common Terms Agreement, such Vietnam Loan Document is replaced in accordance with Section 10.22) or (d) Dispose of any Vietnam Loan Document to any other Person, in each case, without the prior written consent of the Administrative Agent.

ARTICLE VII

GUARANTY

Section 7.1    Guaranty of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any comparable concept under any other applicable laws relating to a Bankruptcy Event) (collectively, the “Guaranteed Obligations”); provided that the Guaranteed Obligations of each Borrower in its capacity as a Guarantor shall exclude its Direct Borrower Obligations.

Section 7.2    Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower or any other Guarantor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for a Borrower’s becoming the subject of a case under the Bankruptcy Code or any other applicable laws relating to a Bankruptcy Event, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

Section 7.3    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)    this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)    the Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between a Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)    the obligations of each Guarantor hereunder are independent of the obligations of each Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of each Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against a Borrower, any such other guarantor or any other Person and whether or not a Borrower, any such other guarantor or any other Person is joined in any such action or actions;

(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)    any Beneficiary, upon such terms as it deems appropriate under the relevant Loan Document, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)    this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions

(including provisions relating to events of default) hereof, any of the other Loan Documents, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the change, reorganization or termination of the corporate structure or existence of the Parent Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, whether or not consented to by any Beneficiary; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations, or failure to obtain approval of any Governmental Authority for enforcement thereof, as applicable; (vii) any defenses, set offs or counterclaims which a Borrower or any other Person may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor in respect of its Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States of America or any comparable provisions of any similar federal, state or other applicable law; provided, however, that this limitation shall not apply to any Borrower with respect to its Direct Borrower Obligations.

Section 7.4    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set offs, recoupments and counterclaims, (iii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (iv) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, in each case other than the indefeasible payment in full of the Guaranteed Obligations.

Section 7.5    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full in cash (other than contingent indemnification obligations for which no claim has been made) and the Term Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full in cash (other than contingent indemnification obligations for which no claim has been made) and the Term Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full in cash, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.6    Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.7    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full in cash and the Term Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.8    Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.9    Financial Condition of the Borrowers. Any Term Loan may be made to a Borrower or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower or any other Loan Party at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower or any other Loan Party. Each Guarantor has adequate means to obtain information from the Borrowers and the other Loan Parties on a continuing basis concerning the financial condition of the Borrowers and the other Loan Parties and their respective ability to perform their obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and each other Loan Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower or any other Loan Party now known or hereafter known by any Beneficiary.

Section 7.10    Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any case or proceeding constituting a Bankruptcy Event against any other Loan Party (it being acknowledged and agreed, for the avoidance of doubt, that, subject to Section 8.1, this sentence shall not prohibit any Guarantor or other Loan Party from commencing any such action, case or proceeding with respect to itself). The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving a Bankruptcy Event in respect of any Borrower or any other Loan Party or by any defense which any Borrower or any other Loan Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such case or proceeding.

(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower or any other Loan Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, judicial manager, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, Parent or any Subsidiary of Parent, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)    a Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of one Business Day;

(b)    a Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in Section 8.1(a)) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of Parent or any Restricted Subsidiary of Parent in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representation or warranty shall prove to have been incorrect in any respect);

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, Section 5.3 (solely with respect to such Loan Party’s existence), Section 5.8, Article VI or Section 10.22;

(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in Section 8.1(a), 8.1(b) or 8.1(d)), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Parent Borrower (which notice will be given at the request of any Lender);

(f)    Parent or any Restricted Subsidiary of Parent shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or the Vietnam Intercompany Note, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;

(g)    after giving effect to any grace period, Parent or any Restricted Subsidiary of Parent fails to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Material Indebtedness, any Material Swap Obligations or the Vietnam Intercompany Note (other than as described in clause (f) above), if the failure referred to in this clause (g) is to cause, or to permit the holder or holders of such Material Indebtedness, such Material Swap Obligations or the Vietnam Intercompany Note or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Material Indebtedness, such Material Swap Obligations or the Vietnam Intercompany Note to become due prior to its stated maturity (or in the case of any such Indebtedness constituting a Guarantee in respect of Indebtedness to become payable) or become subject to a mandatory offer purchase by the obligor;

(h)    (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, provisional liquidation, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), judicial management or other relief in respect of Parent, any other Loan Party or any Vietnam Note Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator or provisional liquidator, judicial manager or similar official for Parent, any other Loan Party or any Vietnam Note Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    (i) Parent, any other Loan Party or any Vietnam Note Party shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), judicial management or other relief under any Debtor Relief Law, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(h), (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, judicial manager or similar official for Parent, any other Loan Party or any Vietnam Note Party or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing or (ii) the shareholders of Parent, any other Loan Party or any Vietnam Note Party shall pass a resolution to have Parent, any other Loan Party or any Vietnam Note Party wound up on a voluntary basis other than in accordance with Section 5.3(a) or Section 6.3(a)(vi);

(j)    Parent, any other Loan Party or any Vietnam Note Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    (i) one or more judgments for the payment of money in excess of $100,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be rendered against Parent, any Restricted Subsidiary of Parent or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (or an action of similar effect in any jurisdiction outside the U.S.), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent or any Restricted Subsidiary of Parent to enforce any such judgment and such action shall not be stayed (or an action of similar effect in any jurisdiction outside the U.S.) or (ii) any non-monetary judgment, writ or warrant of attachment or similar process shall be entered or filed against Parent or any Restricted Subsidiary of Parent or any combination thereof or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed (or an action of similar effect in any jurisdiction outside the U.S.) for a period of 90 consecutive days and such non-monetary judgment, writ, warrant of attachment or similar process would reasonably be expected to have a Material Adverse Effect;

(l)    (i) an ERISA Event shall occur that would reasonably be expected to result in a Material Adverse Effect, or (ii) any condition or event shall occur with respect to any Non-U.S. Plan that would reasonably be expected to result in a Material Adverse Effect;

(m)    (i) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document, (ii) subject to Section 5.13, the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control; provided that with respect to the Indonesian bank accounts owned by any Indonesia Loan Party constituting Collateral, the Lien in such bank accounts and the cash and Cash Equivalents on deposit therein shall be deemed perfected solely for purposes of this Section 8.1(m) so long as each Conditional Pledge over Account Agreement executed by such Indonesia Loan Party with respect to such bank accounts remains in full force and effect and such Indonesia Loan Party is in compliance with its material obligations under such Conditional Pledge over Account

Agreement, or (iii) any Loan Party shall contest in any manner the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents;

(n)    (i) the Vietnam Intercompany Note or any other Vietnam Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or the Parent Borrower or any Vietnam Note Party contests in any manner the validity or enforceability of the Vietnam Intercompany Note or any Vietnam Loan Document, (ii) the Parent Borrower shall not have or shall cease to have a valid and perfected Lien in any material portion of the “Collateral” (as defined in the Vietnam Intercompany Note) purported to be covered by the Vietnam Intercompany Security Agreements with the priority required by the Vietnam Loan Documents for any reason or (iii) the Parent Borrower or any Vietnam Note Party shall contest in any manner the validity or perfection of any Lien in any material portion of the “Collateral” (as defined in the Vietnam Intercompany Note) purported to be covered by the Vietnam Intercompany Security Agreements; or

(o)    any Singapore Loan Party is declared by the Minister of Finance to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take any or all of the following actions, at the same or different times: (i) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents in addition to any other remedies available under the Loan Documents or applicable law, including the right to direct the delivery of any notice of exclusive control with respect to any deposit account or securities account constituting Collateral and subject to a control agreement or similar documentation and (ii) declare the Term Loans then-outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided, however, in case of any event with respect to a Borrower (and, upon the consummation of the Holdco Transaction, Holdings) described in Section 8.1(h) or 8.1(i), the principal of the Term Loans then-outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

Section 8.2    Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Term Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to each of the Agents and amounts payable under Article II, Article IX and Article X) payable to (a) the Collateral Agent and (b) the Administrative Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full in cash, to the Parent Borrower or as otherwise required by applicable law.

ARTICLE IX

THE AGENTS

Section 9.1    Agents.

Each of the Lenders and Secured Parties hereby irrevocably appoints JPMCB as the Administrative Agent (and JPMCB hereby accepts such appointment), appoints Wilmington Trust (London) Limited as the Collateral Agent (and Wilmington Trust (London) Limited hereby accepts such appointment) and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise all rights, powers and remedies as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Except, in each case, as set forth in the sixth paragraph of this Article IX, the provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article IX.

The Person serving as the Agent (which for purposes of this Article IX shall mean each of the Administrative Agent and the Collateral Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates are authorized to accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Parent or any Subsidiary of Parent or other Affiliate thereof as if it were not the Agent hereunder and without any duty to account therefor to the Lenders.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2 or in the other Loan Documents); provided that the Agent shall not be required to take, or omit to take, any action (i) unless upon demand in the case of the Collateral Agent, the Collateral Agent receives an indemnification satisfactory to it from the Lenders against all Liabilities that, by reason of such action or omission may be imposed on, incurred by or asserted against the Collateral Agent or any Related Person thereof or (ii) that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

The Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it in connection with any Loan Document (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Parent Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (2) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (4) the due execution, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page), or (5) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. Each Secured Party waives and shall not assert any right, claim or cause of action it might have against any Agent based thereon. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all of its duties and exercise its rights, powers and remedies under, or any other action with respect to, any Loan Document by or through any one or more trustees, co-agents, employees, attorneys-in-fact or any other Person (including any Secured Party, but excluding any Disqualified Lender) (each, a “Sub-Agent”) appointed by the Agent. The Agent and any such Sub-Agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such Sub-Agent and to the Related Parties of the Agent and any such Sub-Agent, and shall apply to their respective activities in connection with the syndication of the Term Facility as well as activities as Agent.

The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Parent Borrower. The Administrative Agent shall have the right to appoint a successor to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Parent Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (a) 30 days after delivery of the notice of resignation, (b) the acceptance of such successor Administrative Agent by the Parent Borrower and the Required Lenders or (c) such other date, if any, agreed to by the Parent Borrower and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent that is reasonably satisfactory to the Parent Borrower. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, in the event the Administrative Agent and the Collateral Agent are the same Person, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Any successor Administrative Agent shall be a bank with an office in the United States of America or an Affiliate of any such bank with an office in the United States of America. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of JPMCB or its successor as the Administrative Agent pursuant to this Article IX shall also constitute the resignation of JPMCB or its successor as the Collateral Agent (to the extent JPMCB or its successor is serving as Collateral Agent at such time). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent or Collateral Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent hereunder and while it continues to hold any collateral security as nominee until a successor Collateral Agent is appointed. Notwithstanding the foregoing or any other provision contained herein, in no event shall a successor Administrative Agent be a Disqualified Lender.

Each Lender represents and warrants to each Agent and acknowledges that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (c) it has, independently and without reliance upon the Agent, any Arranger or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the Arrangers nor any Joint Bookrunner shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent or a Lender hereunder.

Each Secured Party hereby authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.2, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) in connection with a sale or Disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.2) have otherwise consented or (b) release any Guarantor from the Guaranty pursuant to Section 10.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.2) have otherwise consented.

Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty; provided that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other Disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Notwithstanding anything to the contrary contained herein or any other Loan Document, each Lender hereby consents and directs that when all Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash, all Term Commitments have terminated or expired, upon request of the Parent Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranties provided for in any Loan Document. Any such release of any Guaranty shall be deemed subject to the provision that such any Guaranty shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon a Bankruptcy Event in respect of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee, judicial manager or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Each Lender hereby irrevocably directs and authorizes the Administrative Agent, at its option and in its discretion, to direct the Collateral Agent to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2.

Each Lender hereby irrevocably authorizes each Agent to, and each Agent will at the request and cost of Parent, enter into any intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent with respect to Indebtedness that is (a) required or permitted to be incurred hereunder and for which accession to such an intercreditor agreement is required and/or (b) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor, subordination or collateral trust agreement, an “Additional Agreement”), and the Secured Parties party hereto hereby acknowledge that any Additional Agreement is binding upon them. Each Lender hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and hereby authorizes and instructs the Agents to enter into any Additional Agreement and to subject the Liens securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

The Secured Parties (other than the Collateral Agent) hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.2 of this Agreement), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, the Arrangers and their respective Affiliates, and not to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Term Loans or the Term Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement, (iii) (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement, or (4) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, the Arrangers and their respective Affiliates, and not to or for the benefit of the Parent Borrower or any other Loan Party, that none of the Agents, or any Arrangers or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agents under this Agreement, any Loan Document or any documents related to hereto or thereto).

Each Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Term Loans, the Term Commitments, this Agreement and any other Loan Documents, (b) may recognize a gain if it extended the Term Loans or the Term Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Term Commitments by such Lender or (c) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.2    Collateral Agent.

Under the Loan Documents, the Collateral Agent (i) is acting solely on behalf of the Secured Parties, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only; (ii) is not assuming any obligation under any Loan Document or any role as agent, fiduciary or trustee of or for any Lender or any other Person, in each case, other than as expressly set forth therein; and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

The Collateral Agent and its Related Parties shall not be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the bad faith, gross negligence or willful misconduct of the Collateral Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Collateral Agent: (i) shall not be responsible to the Secured Parties or otherwise incur liability to the Secured Parties for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Collateral Agent, when acting on behalf of the Collateral Agent); (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Related Party of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from a Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Collateral Agent shall promptly give notice of such receipt to all Lenders); and, for each of the items set forth in clauses (i) through (iv) above, each Secured Party hereby waives and agrees not to assert any right, claim or cause of action it might have against the Collateral Agent based thereon.

Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by the Collateral Agent in accordance with the provisions of the Loan Documents, (ii) any action taken by the Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion of the Lenders) and (iii) the exercise by Collateral Agent of the powers set forth herein or therein shall be authorized and binding upon all of the Secured Parties.

The Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and the Loan Parties. The Administrative Agent shall have the right to appoint a successor Collateral Agent hereunder, subject to the reasonable satisfaction of the Parent

Borrower and the Required Lenders, and the Collateral Agent’s resignation shall become effective on the earliest of (a) 30 days after delivery of the notice of resignation, (b) the acceptance of such successor Collateral Agent by the Parent Borrower and the Required Lenders or (c) such other date, if any, agreed to by the Required Lenders and the Parent Borrower. Upon any such notice of resignation, if a successor Collateral Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent that is reasonably satisfactory to the Parent Borrower. If, after thirty (30) days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Administrative Agent or the Required Lenders in consultation with the Parent Borrower, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders. Until a successor Collateral Agent is so appointed by the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall, at the cost of the Parent Borrower, as soon as reasonably practicable (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder and while it continues to hold any collateral security as nominee until a successor Collateral Agent is appointed. Notwithstanding the foregoing or any other provision contained herein, in no event shall a successor Collateral Agent be a Disqualified Lender.

The Collateral Agent may at any time request instructions from the Required Lenders or the Administrative Agent (acting for and on behalf of the Required Lenders) with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Collateral Agent is permitted or required to take or to grant. Whether or not the Collateral Agent makes such a request, at all times except with respect to an express obligation set forth herein, the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until the Collateral Agent shall have received instructions from the Required Lenders or the Administrative Agent (acting for and on behalf of the Required Lenders), and the Collateral Agent shall not incur liability to any Person by reason of so refraining. If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action or has received conflicting directions or any other directions from Required Lenders who do not satisfy the definition of Required Lenders, the Collateral Agent may refrain from taking any action until it receives instructions from the Required Lenders or the Administrative Agent (acting for and on behalf of the Required Lenders).

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing in English and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other facsimile transmission or, subject to clause (b) below, other electronic image scan transmission (e.g., pdf via email)), as follows:

(i)    if to any Loan Party, to it at Grab Holdings Inc., 9 Straits View, #23-07/12, Marina One - West Tower, Singapore 018937, Attention: Peter Oey (email: peter.oey@grabtaxi.com) with a copy (which shall not constitute notice) to Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, Attention: Steven J. Greene (email: steven.greene@hugheshubbard.com);

(ii)    if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Rd., Newark, DE, 19713, Attention: Dante Manerchia (Facsimile: 12012443629@tls.ldsprod.com; Email: dante.manerchia@chase.com) and Greg Rostick (Facsimile: 12012443629@tls.ldsprod.com; Email: gregory.n.rostick@chase.com);

(iii)    if to the Collateral Agent, to it at Wilmington Trust (London) Limited, Third Floor, 1 King’s Arms Yard, London, EC2R 7AF, Attention of: Sajada Afzal, Email: SAfzal@WilmingtonTrust.com; and

(iv)    if to any other Lender, to it at its address (or telecopy (or other facsimile transmission) number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopy (or other facsimile transmission) shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). All documents provided under or in connection with any Loan Document shall be in English or, if so required by the Administrative Agent, accompanied by a certified English translation; provided that any such translation will prevail and may be conclusively relied upon unless the corresponding document is a constitutional, statutory or other official document issued by a Governmental Authority.

(b)    Notices and other communications to any Loan Party and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent and/or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or telecopy (or other facsimile transmission) number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

The Parent Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak, ClearPar, the Internet or another similar electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the use by others of information or other materials (including any personal data) obtained through electronic, telecommunications or other information transmission systems (including through the Platform) or otherwise via the Internet, except to the extent that such damages have resulted from the bad faith, willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 10.2    Waivers; Amendments. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Parent or any Restricted Subsidiary therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)    Except as provided in Section 2.11(b), (c) and (d), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall:

(i)    extend or increase the Term Commitment of any Lender without the written consent of such Lender (or make any changes to the definition of “Applicable Percentage”);

(ii)    reduce the principal amount of any Term Loan, reduce the rate of interest thereon, or reduce any premium or fees payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, notwithstanding the foregoing, any changes to the MFN Provisions or any changes to the default rate set forth in Section 2.10(c) shall only require the consent of the Required Lenders;

(iii)    postpone the scheduled date of payment of the principal amount of any Term Loan, or any interest thereon, or any premium or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Commitment, without the written consent of each Lender directly affected thereby; provided that the waiver (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest; provided, however, that notwithstanding clause (ii) or (iii) of this Section 10.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of a Borrower to pay interest at the default rate set forth in Section 2.10(c);

(iv)    change Section 2.15(b) or any other Section hereof or of any Loan Document providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v)    release all or substantially all of the value of any Guaranty or the Collateral, without the written consent of each Lender, except to the extent the release of any Guarantor or any Collateral is permitted pursuant to Article IX or Section 10.17 (in which case such release may be made by the Administrative Agent or the Collateral Agent (acting on instructions from the Administrative Agent));

(vi)    change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii)    change the definition of “Pro Rata Share” without the written consent of each Lender;

(viii)    change any provision of any Loan Document that requires the aggregate principal amount of all (1) Incremental Facilities (other than Term Loan Add-On Debt) and Incremental Equivalent Debt secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations and (2) Specified Secured Debt not to exceed $150,000,000 at any time, without the written consent of each Lender;

(ix)    change any provision of any Loan Document that requires the aggregate principal amount of all (1) Term Loan Add-On Debt and (2) outstanding commitments and loans incurred under Section 6.1(m) not to exceed $500,000,000 at any time, without the written consent of each Lender;

(x)    subordinate the Obligations in right of payment, or the priority of the Liens securing the Obligations, to any other Indebtedness, without the written consent of each Lender; or

(xi)    change Section 8.2 without the written consent of each Lender directly affected thereby.

Notwithstanding anything to the contrary herein:

(A)     no such agreement shall amend, modify or otherwise affect the rights or adversely affect the duties of any Agent hereunder without the prior written consent of such Agent;

(B)     no Defaulting Lender or Affiliated Lender (in its capacity as a Lender) shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders and Affiliated Lenders), except that (x) the Term Commitment of any Defaulting Lender or Affiliated Lender may not be increased or the termination thereof extended without the consent of such Lender, (y) the principal amount of any Defaulting Lender’s or Affiliated Lender’s Term Loan, or the interest rate thereon or any fees payable hereunder to any Defaulting Lender or Affiliated Lender may not be reduced without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender or Affiliated Lender (in its capacity as a Lender) more adversely than other affected Lenders shall require the consent of such Defaulting Lender or Affiliated Lender, as applicable;

(C)     this Agreement may be amended to provide for an Incremental Facility in the manner contemplated by Section 2.17, a Refinancing Term Facility in the manner contemplated by Section 2.18 and an Extension in the manner contemplated by Section 2.19;

(D)     any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to (x) cure any ambiguity, omission, defect or inconsistency, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, and (y) grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property constituting Collateral; and

(E)     any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Term Loans or Term Commitments of a particular Class (but not the Lenders holding Term Loans or Term Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Parent Borrower, and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

Section 10.3    Expenses; Limitation of Liability; Indemnity, Etc..

(a)    Expenses. The Parent Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and the Arrangers, including the reasonable, documented and invoiced out-of-pocket fees, disbursements and other charges of one firm of counsel for the Agents and the Arrangers, taken as a whole (and (x) if the Collateral Agent is a third-party agent (it being understood that the Collateral Agent is a third-party agent as of the Effective Date), of a single additional outside counsel for such Collateral Agent, and (y) if reasonably necessary (as determined by the Administrative Agent in consultation with the Parent Borrower), of a single local counsel and any specialist counsel in each relevant material jurisdiction and in the case of an actual or potential conflict of interest where any Person affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel per applicable material jurisdiction for such affected Persons taken as a whole) in connection with the syndication of the Term Facility, the preparation, negotiation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (provided that (A) travel expenses shall only be incurred in accordance with the Travel Policies, (B) the Parent Borrower’s reimbursement obligation pursuant to this clause (i) (1) with respect to the fees of counsel shall be subject to any separate agreement, proposal letter or other arrangement that has been agreed between such counsel and the Parent Borrower (to the extent applicable) and (2) with respect to non-legal costs and expenses incurred in connection with the arrangement, syndication and closing of the Term Facility shall not exceed $50,000 in the aggregate and (C) fees of counsel and other professional advisors will only be reimbursed pursuant to this clause (i) if the Administrative Agent obtains the Parent Borrower’s prior consent to appoint such counsel and other professional advisors (such consent not to be unreasonably withheld) and to the extent they are reasonable and documented out-of-pocket fees), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arrangers and each Lender, including the reasonable, documented and invoiced out-of-pocket fees, disbursements and other charges of one firm of counsel for the Agents, the Arrangers and the Lenders, taken as a whole (and (x) if the Collateral Agent is a third-party agent, of a single additional outside counsel for such Collateral Agent, and (y) if reasonably necessary (as determined by the Administrative Agent in consultation with the Parent Borrower), of a single local counsel and any specialist counsel in each relevant material jurisdiction and in the case of an actual or potential conflict of interest where any Person affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel per applicable material jurisdiction for such affected Persons taken as a whole), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans. For the avoidance of doubt, except as otherwise expressly set forth herein or in any other Loan Document, any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Agents or Required Lenders, shall be at the expense of such Loan Party, and neither the Agents nor any other Secured Party shall be required under any Loan Document to reimburse such Loan Party or any of its subsidiaries for any such expenses.

(b)    Limitation of Liability. To the extent permitted by applicable law (i) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Agent, any Arranger and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Platform or otherwise via the Internet), other than Liabilities that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person (it being understood that all information and materials so transmitted shall continue to be subject to the confidentiality provisions set forth herein and in the Platform), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, exemplary, punitive or consequential damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions or any Term Loan or the use of the proceeds thereof; provided that nothing in this Section 10.3(b) shall relieve (A) any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.3(c), against any special, indirect, exemplary, punitive or consequential damages (including any loss of profits, business or anticipated savings) asserted against such Indemnitee by a third party or (B) the Administrative Agent or any Arranger of any liability it may have as a result of a material breach of its obligations under Section 7 of the Letter Agreement.

(c)    Indemnity. Each Loan Party shall indemnify each Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable and documented expenses, including the reasonable, documented and invoiced out-of-pocket fees, charges and disbursements of one firm of counsel for the Indemnitees, taken as a whole (and (x) if the Collateral Agent is a third-party agent, of a single additional outside counsel for such Collateral Agent and each of its Related Parties, taken as a whole, and (y) if reasonably necessary (as determined by the Administrative Agent in consultation with the Parent Borrower), of a single local counsel and any specialist counsel in each relevant material jurisdiction and in the case of an actual or potential conflict of interest where any Person affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel per applicable material jurisdiction for such affected Persons taken as a whole), incurred by or asserted against any Indemnitee by any third party or by the Parent Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such Proceeding is initiated by a third party or the Parent Borrower or any Affiliate of the Parent Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (1) with respect to Taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Sections 2.12 and 2.14, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim or (2) to the extent that such Liabilities or related reasonable and documented expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (I) the gross negligence, bad faith or willful misconduct of such Indemnitee, (II) with respect to any Indemnitee other than the Collateral Agent or any of its Related Parties, a material breach by such Indemnitee or one of its Affiliates of its express obligations under this Agreement or any other Loan Document, or (III) with respect to any Proceeding brought by the Parent Borrower or the US Borrower against the Collateral Agent or any of its Affiliates, a material breach by the Collateral Agent or any of its Affiliates of its express obligations under this Agreement or any other Loan Document, or (B) arise from any dispute between and among Indemnitees that does not involve an act or omission by the direct parent of the Parent Borrower, the Parent Borrower or any of its Subsidiaries (other than any proceeding against any Agent or any Arranger in such capacity); provided that any such Liabilities or related reasonable and documented expenses incurred by the Collateral Agent acting in such capacity in connection with any such dispute shall not be excluded pursuant to this clause (B).

(d)    Each Lender severally agrees to pay any amount required to be paid by a Borrower under paragraphs (a), (b) or (c) of this Section 10.3 to each Agent and each Related Party of such Agent (each, an “Agent-Related Person”) (to the extent not reimbursed by such Borrower and without limiting the obligation of such Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Term Commitments shall have terminated and the Term Loans shall have been paid in full in cash, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related reasonable and documented expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Term Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed Liability or related reasonable and documented expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent-Related Party’s bad faith, gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(e)    Payments. All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Parent Borrower, the US Borrower or, on and after the consummation of a Holdco Transaction, Holdings, may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower or Holdings, as the case may be, without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to the Parent Borrower or an Affiliate or equity holder thereof or any natural person, except to the extent permitted by Section 10.4(f)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B)    the Administrative Agent.

(ii)    Assignments shall be subject to the following additional conditions:

(1)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Commitment or Term Loans, (A) the amount of the Term Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (B) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(2)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Term Commitments or Term Loans;

(3)    (x) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to reduce or waive such processing and recordation fee in the case of any assignment, and (y) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(4)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.14(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, state and foreign securities laws;

(5)    no such assignment shall be made to (I) any Loan Party or any Affiliate or equity holder of a Loan Party (except to the extent permitted by Section 10.4(f)), (II) any Defaulting Lender or any of its subsidiaries, Affiliates or Approved Funds, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (II) or (III) any Disqualified Lender;

(6)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable Pro Rata Share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (I) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (II) acquire (and fund as appropriate) its full Pro Rata Share of all Term Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and

(7)    the assignee shall not be entitled to receive any greater payment under Section 2.12 or Section 2.14, with respect to any assignment, than its assigning Lender was entitled to receive.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 10.3); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitment of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to establish that each Term Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Parent Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 10.4(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent. The Term Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Term Loans shall be transferable only upon notation of such transfer in the Register.

(v)    Upon its (1) receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.14(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section and (2) completion of all “know your customer” or similar processes required under applicable law and regulation, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(b), Section 2.15(c) or Section 10.3(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (but not to (I) the Parent Borrower or an Affiliate or equity holder thereof, (II) any Defaulting Lender or any of its subsidiaries, Affiliates or Approved Funds, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (II), (III) any Disqualified Lender or (IV) or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant (except with respect to any matters that require only the affirmative vote of the Required Lenders). Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12, Section 2.13 and Section 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e); provided that the documentation required under Section 2.14(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 10.12 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(b) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.12 or Section 2.14, with respect to any participation, than its participating Lender would have been entitled to receive.

(iii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Term Commitments, Term Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, the Bank of England or the European Central Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    (i) No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Parent Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). With respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (1) such assignee shall not retroactively be disqualified from becoming a Lender and (2) the execution by the Parent Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)    If any assignment or participation is made to any Disqualified Lender without the Parent Borrower’s sole prior written consent in violation of clause (e)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Parent Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (1) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loans by paying the lesser of (A) the principal amount thereof and (B) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (2) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.4), all of its interest, rights and obligations under this Agreement to one or more Persons at the lesser of (A) the principal amount thereof and (B) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (1) will not (A) have the right to receive information, reports or other materials provided to Lenders by any Borrower, the Administrative Agent or any other Lender, (B) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (C) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (2) (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Lender party hereto hereby agrees (I) not to vote on such plan, (II) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (III) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).

(iv)    The Administrative Agent shall have the right, and the Parent Borrower hereby expressly authorizes the Administrative Agent to (1) post the list of Disqualified Lenders provided by the Parent Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform and/or (2) provide the DQ List to each Lender requesting the same. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent will not have any duty, responsibility or liability to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Lenders (including assignments, participations or other actions in respect of Disqualified Lenders) or otherwise take (or omit to take) any action with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (B) have any liability with respect to or arising out of any assignment or participation of Term Loans or Term Commitments, or disclosure of confidential information, to, any Disqualified Lender.

(f)     Notwithstanding anything else to the contrary contained in this Agreement, (x) any Lender may assign all or a portion of its Term Loans to any Affiliated Lender in accordance with Section 10.4(b) and (y) any Affiliated Lender may, from time to time, purchase or prepay Term Loans on a non-pro rata basis through (1) open market purchases and/or (2) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Parent Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that:

(i)    no Event of Default has occurred and is continuing or would result therefrom;

(ii)    the assigning Lender and Affiliated Lender purchasing such assigning Lender’s Term Loans shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iii)    no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Parent and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.4(f); and

(iv)    no Term Loan may be assigned to an Affiliated Lender pursuant to this Section 10.4(f) if, after giving effect to such assignment, Affiliated Lenders together in the aggregate would own in excess of 5% of the aggregate principal amount of the Term Loans then outstanding (calculated as of the date of such purchase).

(g)    Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, the Collateral Agent or any Lender to which representatives of the Loan Parties are not invited, (ii) receive any information or materials prepared by the Administrative Agent, the Collateral Agent or any Lender or any communication by or among the Administrative Agent, the Collateral Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders) or (iii)

make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or the Collateral Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents (other than any claim for such Affiliated Lender’s share of any payments required to be made by such Agent to the Lenders pursuant to the terms of this Agreement or any other Loan Document).

(h)    Notwithstanding anything to the contrary set forth in the Loan Documents, but subject to clause (B) of the last paragraph of Section 10.2(b), each Affiliated Lender agrees that none of the Affiliated Lenders shall have any right under any of the Loan Documents in its capacity as a Lender, and each of the Affiliated Lenders hereby waives any such right, to consent or take any other action in its capacity as a Lender with respect to any amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom; it being understood and agreed that, except as set forth in clause (B) of the last paragraph of Section 10.2(b), none of the Affiliated Lenders shall have any voting rights for all purposes under this Agreement (whether before, during or after a Bankruptcy Event) and the other Loan Documents with respect to their Term Loans.

(i)    (i) No Affiliated Lender shall have, in its capacity as a Lender, and each Affiliated Lender hereby irrevocably and voluntarily waives in its capacity as a Lender, any right to make any election, give any consent, commence any action or file any motion, claim, notice or application or take any other action in any Bankruptcy Event in respect of any Loan Party without the prior written consent of all Lenders other than Affiliated Lenders (the “Non-Affiliate Lenders”), (ii) the voting rights of all Affiliated Lenders under the Loan Documents during a Bankruptcy Event in respect of any Loan Party shall automatically and irrevocably be assigned to the Non-Affiliate Lenders and the voting rights of the Non-Affiliate Lenders shall be automatically ratably increased by the Term Loans and Term Commitments, as applicable, held or beneficially owned by all Affiliated Lenders, (iii) the Administrative Agent may vote in any such Bankruptcy Event any and all claims of such Affiliated Lenders as Lenders hereunder, and each such Affiliated Lender hereby irrevocably and voluntarily assigns such rights to the Administrative Agent and appoints the Administrative Agent as its agent, and grants to the Administrative Agent an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to such Affiliated Lender as a Lender hereunder in connection with any case by or against any Borrower or any other Loan Party in any Bankruptcy Event and (iv) no Affiliated Lender, solely in its capacity as a Lender, shall challenge the validity or amount of any claim submitted in such Bankruptcy Event by the Non-Affiliate Lenders or any Agent in good faith in such Bankruptcy Event or take any other action in its capacity as a Lender hereunder in such Bankruptcy Event, which is adverse to any Agent’s or any Non-Affiliate Lender’s enforcement of their respective claims or receipt of adequate protection (as that term is defined in the Bankruptcy Code) or any comparable concept under any other applicable laws relating to a Bankruptcy Event.

(j)    In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or the aggregate amount of Term Loans held by Affiliated Lenders.

Section 10.5    Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in any other Loan Document or in any certificate or other instrument delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the resignation of any Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 10.6    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.7    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.8    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such obligations; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9    Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)    Each of the Lenders, the Administrative Agent and the Collateral Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent or the Collateral Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other applicable Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third-party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(d)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other applicable Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(f)    Each Loan Party hereby appoints the Parent as its authorized agent (“Authorized Agent”) upon whom process may be served in any Proceeding arising out of or based upon this Agreement or the transactions contemplated herein which may be instituted in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, the Supreme Court of the State of New York sitting in the Borough of Manhattan or any appellate court from any thereof. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon each Loan Party.

Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12    Confidentiality. (a) Each of the Agents and the Lenders agrees to (i) maintain the confidentiality of the Information, (ii) not disclose, divulge, transfer, exchange, assign, license or grant access to any Information to any individual or organization, either internally or externally, without the prior written consent of Parent, and (iii) not use the Information for any purpose except in connection with the Loan Documents, except that Information may be (1) disclosed, divulged or accessed to or by its and its Affiliates’ directors, officers, employees, other providers of services and agents, including auditors, accountants, legal counsel and other advisors, or to any credit insurance provider relating to any Loan Party and its obligations (collectively, “Representatives”), in each case on a “need-to-know” basis in connection with this Agreement and the transactions contemplated hereby; provided that the applicable Agent or Lender disclosing to any such Person pursuant to this clause (1) shall ensure

(excluding the need to take any legal action) that such Person is aware of and complies with the confidentiality and non-disclosure obligations contained in this Section 10.12 and such Agent or Lender, as applicable, shall be responsible to Parent for any breach of this Section 10.12 by such Person (except that the Collateral Agent shall only be responsible to Parent for any such breach by its or any of its Affiliates’ directors, officers or employees), unless such Person has entered into one or more confidentiality agreements with or for the benefit of Parent or any of its Affiliates on substantially similar terms as this Section 10.12, (2) disclosed to the extent compelled by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Agent or such Lender, as applicable, agrees, except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority, to the extent reasonably practicable and permitted by applicable law (A) to provide Parent reasonable written notice thereof prior to the disclosure of the same, (B) to disclose only the Information which it is compelled to disclose and (C) to exercise its reasonable efforts to inform the relevant party so requesting or requiring disclosure that the Information is confidential and should be treated accordingly), (3) disclosed to any other party to this Agreement, (4) disclosed in connection with establishing a “due diligence” defense or the exercise of any remedies hereunder or under any Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any Loan Document, (5) disclosed subject to an agreement containing provisions substantially the same as those of this Section 10.12 or such other terms as are reasonably acceptable to Parent and JPMCB, including as agreed in marketing materials in accordance with customary market standards for dissemination of such type of information or pursuant to customary “click-through” procedures or other affirmative action reasonably acceptable to Parent to access the Information and acknowledge the confidentiality obligations in respect thereof, to or by (A) any permitted assignee of any of its rights or obligations under this Agreement or any permitted Participant, (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Parent and its obligations (in each case other than any Disqualified Lender), (C) any rating agency in connection with rating Parent or its Subsidiaries or the Term Facility or (D) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the Term Facility, or (6) disclosed to the extent such Information (A) is expressly approved for release by written authorization of Parent prior to such disclosure, (B) is already in the public domain or becomes so through no fault of any of the Agents, the Lenders or any of their respective Related Parties or Representatives, (C) is received by any Agent, any Lender or any of their respective Related Parties or Representatives from a third party that such Agent, Lender, Related Party or Representative does not know to have violated, or to have obtained such Information in violation of, any confidentiality obligation to Parent with respect to such Information, or (D) is independently developed by any Agent, Lender or their respective Affiliates without reference to any Information and without breach of this Section 10.12. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has used the same means such Person uses to protect similar types of confidential information which such Person receives in connection with the evaluation or consummation of transactions similar to the Transactions, but in any event not less than reasonable means (excluding the need to take any legal action) to prevent the disclosure of Information to third parties in breach of this Section 10.12. Nothing in this Agreement shall require any Agent, any Lender or any of their respective Representatives to take any action which could expose any such Person to any legal sanction or penalty, or to take or initiate any legal action or proceeding.

(b)    Each Beneficiary hereby acknowledge and agree that all Information shall be owned solely by the Loan Parties. Except where required to be retained under applicable laws, regulations or internal document retention practices and policies, all Information and any and all copies, extracts and reproductions thereof shall be returned to Parent or destroyed, within fifteen (15) days of written request by Parent (in respect of Information stored digitally on electronic mail, computer files or similar storage devices, to the extent that such destruction is reasonably practicable and such information is readily accessible). In the case of destruction, upon written request of Parent, each Beneficiary shall provide to Parent written certification of compliance therewith within thirty (30) days of such written request. Notwithstanding anything to the contrary herein, each Beneficiary may retain, in a secure location, a copy of such documents and records for purposes of defending any legal proceeding or as is required to be maintained in order to satisfy any law, rule, or regulation to which such Beneficiary is subject. For the avoidance of doubt, any Information retained will be used and accorded confidential treatment in accordance with this Section 10.12.

(c)    Each Beneficiary shall not, and shall cause its Representatives not to, reverse engineer, disassemble or de-compile any prototypes, schematics, hardware, software or other tangible objects containing any Information.

(d)    Each Beneficiary shall notify Parent promptly upon discovery of any unauthorized use or disclosure of the Information in breach of this Section 10.12, or any other breach of this Section 10.12 by such Beneficiary, and will use reasonable efforts (excluding the need to take any legal action) to cooperate with Parent to help Parent regain possession of the Information and prevent its further unauthorized use in breach of this Section 10.12.

(e)    EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS AGREEMENT) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING PARENT AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND FOREIGN SECURITIES LAWS.

(f)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF PARENT OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT PARENT AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO PARENT AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO

MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 10.14    No Advisory or Fiduciary Responsibility. (a) In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers, the Joint Bookrunners and the Lenders are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Agents, the Arrangers, the Joint Bookrunners and the Lenders, on the other hand, (B) none of the Agents, the Arrangers, the Joint Bookrunners and the Lenders is advising any Loan Party as to any legal, tax, investment, accounting regulatory or any other matters, and such Loan Party has consulted its own advisors to the extent it has deemed appropriate, and (C) such Loan Party is responsible for and capable of independently evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents, and none of the Agents, the Arrangers, the Joint Bookrunners and the Lenders shall have any responsibility or liability to any Loan Party with respect thereto; (ii) (A) each of the Agents, the Arrangers, the Joint Bookrunners and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its subsidiaries, or any other Person and (B) neither any Agent, any Arranger, any Joint Bookrunner nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Joint Bookrunners and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither any Agent, any Arranger, any Joint Bookrunner nor any Lender has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases, and agrees that it will not assert, any claims that it may have against any of the Agents, the Arrangers, the Joint Bookrunners and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(b)    Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each of the Agents, the Arrangers, the Joint Bookrunners and the Lenders, together with their respective Affiliates, is or may be a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any of the Agents, the Arrangers, the Joint Bookrunners and the Lenders may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Loan Parties and other companies with which a Loan Party may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of the Agents, the Arrangers, the Joint Bookrunners and the Lenders or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Section 10.15    Electronic Execution of Assignments and Certain Other Documents. Delivery of an executed counterpart of a signature page of (a) this Agreement, (b) any other Loan Document and/or (c) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it (it being understood and agreed that each Agent accepts, consents and approves of transmission through electronic means of any Electronic Signature that is a reproduction of an image of an actual executed signature page); provided, further, without limiting the foregoing, (i) to the extent an Agent has agreed to accept any Electronic Signature, the Agents and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (1) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders, and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (2) each of the Agents and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (3) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (4) waives any claim against any Lender-Related Person for any Liabilities arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, except to the extent such Liabilities are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person (it being understood and agreed that all Electronic Signatures and materials so transmitted shall continue to be subject to the terms of the confidentiality provisions set forth herein).

Section 10.16    USA Patriot Act; Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lenders) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

Section 10.17    Release of Liens and Guarantors.

(a)    A Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Loan Party shall be automatically released, upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger or amalgamation with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary (other than solely pursuant to clause (h) of the definition thereof); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

(b)    Upon any sale or other transfer by any Loan Party (other than a sale or transfer to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, the security interests in such Collateral created by the Collateral Documents shall be automatically released.

(c)    Upon the release of any Loan Party from its Guaranty in compliance with this Agreement, the security interest in any Collateral owned by such Loan Party created by the Collateral Documents shall be automatically released.

(d)    Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Collateral Documents in the Equity Interests of such Subsidiary shall automatically be released.

(e)     Upon termination of the aggregate Term Commitments and payment in full in cash of all Obligations (other than contingent amounts not yet due) under any Loan Document, all obligations under the Loan Documents and all security interests created by the Collateral Documents shall be automatically released.

(f)    In connection with any termination or release pursuant to this Section 10.17, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as Parent or the applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement.

(g)    Each of the Lenders irrevocably consents, authorizes and directs the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release or termination contemplated by this Section 10.17.

(h)    In the event that (i) all the Equity Interests in any Guarantor are sold, transferred or otherwise Disposed of to a Person other than Parent or its Restricted Subsidiaries in a transaction permitted under this Agreement, (ii) a Guarantor ceases to be a Material Subsidiary or (iii) a Guarantor (other than, on or after the consummation of a Holdco Transaction, Holdings) would become an Excluded Subsidiary (other than solely pursuant to clause (h) of the definition thereof) upon the consummation of any transaction permitted hereunder, the Administrative Agent shall, at Parent’s expense, promptly take such action and execute such documents as Parent may reasonably request to terminate the Guaranty of such Guarantor.

Section 10.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.19    Malaysian Stamp Duty Declaration. Without limiting the provisions of any Loan Document and solely for the purpose of Section 4(3) of the Stamp Act 1949 of Malaysia, it is hereby agreed and declared that this Agreement is one of a number of documents used in one transaction to secure an aggregate principal amount of $2,000,000,000, together with interest thereon, and this Agreement shall be deemed to be the principal instrument.

Section 10.20    US Borrower. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that the US Borrower shall be a co-borrower with respect to all Term Loans and other Obligations of the Parent Borrower, and each reference herein to the “Parent Borrower” or the “Borrower(s)” with respect to any Term Loans or Term Commitments or Obligations of the Parent Borrower shall be deemed to be a reference to each of the Parent Borrower and the US Borrower, jointly and severally. Each of the Parent Borrower and the US Borrower shall be jointly and severally liable for all such Term Loans and other Obligations, regardless of which Borrower actually receives the benefit thereof or the manner in which they account for such Term Loans and Obligations on their books and records. Upon the commencement and during the continuation of any Event of Default, the Administrative Agent, the Collateral Agent and the applicable Lenders may (in accordance with the terms of this Agreement and the other Loan Documents) proceed directly and at once, without notice, against any of the Parent Borrower or the US Borrower to collect and recover the full amount of, or any portion of, such Obligations, without first proceeding against the other Borrower or any other Person, or any security or collateral for such Obligations. Each of the Parent Borrower and the US Borrower consents and agrees that none of the Administrative Agent, the Collateral Agent or the Lenders shall be under any obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of such Obligations.

Section 10.21    Bahasa Indonesia Translations. In relation to the Law of the Republic of Indonesia Number 24 of 2009 on National Flag, Language, Emblem and Anthem as implemented by Presidential Regulation Number 63 of 2019 on the Use of Bahasa Indonesia (the “Indonesian Language Law”), the parties hereto agree that:

(a)    a certified translation of each Loan Document to which an Indonesia Loan Party is a party (other than those which are already made and executed in Bahasa Indonesia or in bilingual version) into a Bahasa Indonesia version shall be executed by the original parties to such Loan Document as of the effective date of the relevant English language version of such Loan Document within 120 calendar days (or such longer period as the Administrative Agent may reasonably agree) after the date on which such Indonesia Loan Party has become a party to such Loan Document (or, in the case of this Agreement, within 120 calendar days after the Effective Date, or such longer period as the Administrative Agent may reasonably agree); provided that such Bahasa Indonesia version of the applicable Loan Document will be deemed to be effective as of the date of the relevant English language version of such Loan Document;

(b)    in the event of any conflict between the English language version and the Bahasa Indonesia version of a Loan Document, so long as permitted under the laws, the English language version will prevail and the Bahasa Indonesia version of that Loan Document will be deemed automatically amended to conform with the provisions in the English language version of that Loan Document;

(c)    the existence of two versions of any Loan Document to which an Indonesia Loan Party is a party is not to be construed by any party as creating duplication or multiplication of the rights and obligations of the parties under any version of the relevant Loan Documents;

(d)    each party hereto will not (and will not allow or assist any other party to) in any manner or forum in any jurisdiction (i) challenge the validity of, or raise or file any objection to, this Agreement or any other Loan Document or the transactions contemplated thereunder, (ii) defend its non-performance or breach of its obligation under a Loan Document; or (iii) allege that any Loan Document is against public policy or otherwise does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, in each case of this clause (d), on the basis of any failure to comply with the Indonesian Language Law; and

(e)    subject to Section 10.3(a), the Borrowers shall bear all costs and expenses in relation to (i) the translation of the relevant Loan Document into a Bahasa Indonesia version, (ii) the preparation and execution of the Bahasa Indonesia version of any Loan Document and (iii) any amendments of the Bahasa Indonesia version of a Loan Document to conform with the English language version as contemplated by paragraph (b) above.

Section 10.22    Vietnam Loan Documents. Until the Term Commitments have expired or been terminated and all Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full in cash, the Parent Borrower hereby agrees:

(a)    to promptly furnish to the Administrative Agent a copy of each agreement, document, notice, filing or instrument delivered or required to be delivered in connection with the Vietnam Intercompany Note and the other Vietnam Loan Documents;

(b)    to cause the Vietnam Intercompany Note to be replaced on or before the “Maturity Date” (as defined therein) by a new loan agreement reasonably satisfactory to the

Administrative Agent between the Parent Borrower and the Vietnam Note Parties on terms and conditions substantially identical to the terms and conditions of the Vietnam Intercompany Note in effect at such time (the date of any such replacement, a “Vietnam Intercompany Note Replacement Date”); provided that (i) all of the Liens and security interests created and arising under each Vietnam Loan Document shall remain in full force and effect on a continuous basis and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, in each case, unimpaired, uninterrupted and undischarged, (ii) each reference in this Agreement or any other Loan Document to the Vietnam Intercompany Note shall be deemed to include each such new loan agreement and (iii) the Parent Borrower shall promptly furnish to the Administrative Agent a complete executed copy of each such new loan agreement and each Vietnam Loan Document entered into after the Effective Date;

(c)    on or prior to each Vietnam Intercompany Note Replacement Date, to cause the Vietnam Note Parties to prepay all outstanding “Loans” (as defined in the Vietnam Intercompany Note that is being replaced on such Vietnam Intercompany Note Replacement Date), if any, under the Vietnam Intercompany Note that is being replaced on such Vietnam Intercompany Note Replacement Date;

(d)    to cause the Vietnam Common Terms Agreement to be replaced on or before the “Maturity Date” (as defined therein) by a new common terms agreement reasonably satisfactory to the Administrative Agent between the Parent Borrower and the Vietnam Note Parties on terms and conditions substantially identical to the terms and conditions of the Vietnam Common Terms Agreement in effect at such time (the date of any such replacement, a “Vietnam Common Terms Agreement Replacement Date”); provided that (i) all of the Liens and security interests created and arising under each Vietnam Loan Document shall remain in full force and effect on a continuous basis and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, in each case, unimpaired, uninterrupted and undischarged and (ii) each reference in this Agreement or any other Loan Document to the Vietnam Common Terms Agreement shall be deemed to include each such new common terms agreement;

(e)    on or prior to each Vietnam Common Terms Agreement Replacement Date, to cause the Vietnam Note Parties to prepay all outstanding “Loans” (as defined in the Vietnam Common Terms Agreement that is being replaced on such Vietnam Common Terms Agreement Replacement Date), if any, under all “Facilities” (as defined in the Vietnam Common Terms Agreement that is being replaced on such Vietnam Common Terms Agreement Replacement Date);

(f)    to promptly enforce all of its material rights and perform, and cause each of the Vietnam Note Parties to perform, all of its material obligations (including the payment obligations of the Vietnam Note Parties) under the Vietnam Loan Documents, unless the Administrative Agent shall have given its prior written consent to any particular instance of non-enforcement or non-performance;

(g)    to promptly notify the Administrative Agent of any non-compliance by the Parent Borrower or any Vietnam Note Party with the material terms of the Vietnam Intercompany Note or any other Vietnam Loan Document;

(h)    to cause the “Collateral Requirement” (as defined in the Vietnam Intercompany Note) to remain satisfied at all times;

(i)    pursuant to the Vietnam Intercompany Note, to reduce (i) the $50,000,000 cap set forth in clause (xi) of the “Asset Sale” definition in the Vietnam Intercompany Note, (ii) the $25,000,000 cap set forth in clause (e) and the $75,000,000 cap set forth in clause (f) of the “Excluded Account” definition in the Vietnam Intercompany Note and (iii) the $20,000,000 cap set forth in Section 4.4(b) of the Vietnam Intercompany Note, in each case, from time to time in an amount equal to the amount used under the corresponding caps in this Agreement, and the Parent Borrower shall notify the Administrative Agent in writing of such reductions promptly after the Parent Borrower notifies the Vietnam Note Parties of such reductions;

(j)    not to consent to any extension of any time period provided for the performance of any action under the Vietnam Intercompany Note or any other Vietnam Loan Document or the addition of any new borrower or obligor under the Vietnam Intercompany Note or the Vietnam Common Terms Agreement, in each case, without the prior written consent of the Administrative Agent; and

(k)    not to assign any of its, or allow the assignment of any Vietnam Note Party’s, rights or obligations under the Vietnam Intercompany Note or any Vietnam Loan Document to any other Person (other than any collateral assignment in favor of the Collateral Agent pursuant to any Collateral Documents) without the prior written consent of the Administrative Agent.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GRAB HOLDINGS INC., as the Parent Borrower

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

GRAB TECHNOLOGY LLC, as the US Borrower

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

A2G HOLDINGS INC., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

GRAB INC., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

C HOLDINGS INC., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

C1 HOLDINGS INC., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

D HOLDINGS INC., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

GRABCAR PTE. LTD., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

GRABTAXI PTE. LTD., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

GRABTAXI HOLDINGS PTE. LTD., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

KITCHEN BY GRABFOOD (SINGAPORE) PTE. LTD., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

GRABCAR SDN. BHD. (Registration No.: 201401013360 (1089444-V)), as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized representative

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

MYTEKSI SDN. BHD. (Registration No.: 201101025619 (953755-D)), as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized representative

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

PT GRAB TEKNOLOGI INDONESIA, as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

PT SOLUSI PENGIRIMAN INDONESIA, as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

PT GRAB PLATFORM INDONESIA, as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

PT GRAB TEKNOLOGI PARIWARA INDONESIA, as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

PT SOLUSI KULINER INDONESIA, as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

MYTAXI.PH, INC., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

GRABEXPRESS INC., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

GRAB PH HOLDINGS INC., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

GRAB (MYANMAR) LIMITED, as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Signatory

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

Handwritten Statement

I, the undersigned, Authorized Person for and on behalf of Grab (Cambodia) Co., Ltd., hereby guarantee the principal amount of USD2,000,000,000.00 (two billion United States Dollars) and any other accessories of debts such as the payment of any compound interest, default interest and accrued interest, fees, damaged, costs or other payments which are incurred under the Loan Documents and/or as the result of enforcement or claim for repayment.

GRAB (CAMBODIA) CO., LTD., as Guarantor

By:	/s/ Artawat Udompholkul
Name:	Artawat Udompholkul
Title:	Authorized Person

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender

by	/s/ Bruce S. Borden
Bruce S. Borden
Executive Director

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]

WILMINGTON TRUST (LONDON) LIMITED, as Collateral Agent

By:	/s/ Sajada Afzal
Name:	Sajada Afzal
Title:	Vice President

[Signature Page to Grab Holdings Inc. Credit and Guaranty Agreement]